Exhibit 10.1

CREDIT AGREEMENT

dated as of

June 15, 2015

among

ALERIS INTERNATIONAL, INC.,

The Other Domestic Borrowers Party Hereto,

The European Borrowers and the Other Loan Parties Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

J.P. MORGAN EUROPE LIMITED,

as European Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

BARCLAYS BANK PLC and

DEUTSCHE BANK SECURITIES INC., as

Co-Documentation Agents

J.P. MORGAN SECURITIES LLC and

BANK OF AMERICA, N.A.,

as Joint Lead Arrangers

J.P. MORGAN SECURITIES LLC,

BANK OF AMERICA, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BARCLAYS BANK PLC and

DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunners

CHASE BUSINESS CREDIT

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SCHEDULES:

Commitment Schedule
Schedule 1.01(A)	-	Excluded Subsidiaries
Schedule 1.01(B)	-	Tier I Countries
Schedule 1.01(C)	-	Tier II Countries
Schedule 2.06	-	Existing Letters of Credit
Schedule 3.05	-	Properties
Schedule 3.06	-	Disclosed Matters
Schedule 3.14	-	Insurance
Schedule 3.15	-	Capitalization and Subsidiaries
Schedule 3.22	-	Affiliate Transactions
Schedule 5.21	-	Post-Closing Obligations
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.10	-	Existing Restrictions

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Joinder Agreement
Exhibit E-1	-	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	-	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	-	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	-	U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-1	-	Form of Domestic Borrowing Request
Exhibit F-2	-	Form of European Borrowing Request

Note: Pursuant to Item 601 of Regulation S-K, exhibits, schedules and certain annexes to have been omitted; exhibits, schedules and annexes will be supplementally provided to the SEC upon request.

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CREDIT AGREEMENT dated as of June 15, 2015 (as it may be amended or modified from time to time, this “Agreement”) among ALERIS INTERNATIONAL, INC., a Delaware corporation, as a Domestic Borrower, the other Domestic Borrowers party hereto, ALERIS ALUMINUM DUFFEL BVBA, a private limited liability company organized under the laws of Belgium, as the Belgian Borrower, ALERIS ROLLED PRODUCTS GERMANY GMBH, a company with limited liability organized under the laws of Germany, as a German Borrower, ALERIS CASTHOUSE GERMANY GMBH, a company with limited liability organized under the laws of Germany, as a German Borrower (subject to joining this Agreement in accordance with Section 2.24), ALERIS SWITZERLAND GMBH, a company with limited liability organized under the laws of Switzerland, as the Swiss Borrower, the other Loan Parties party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and J.P. MORGAN EUROPE LIMITED, as European Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2018 Indenture” means that certain Indenture dated as of February 9, 2011, among the Company, each of the guarantors party thereto, and U.S. Bank National Association, as Trustee, pursuant to which the 2018 Notes were issued, as the same may be from time to time amended, restated or otherwise modified.

“2018 Notes” means the 7.625% Senior Notes due 2018 and issued pursuant to the 2018 Indenture.

“2020 Indenture” means that certain Indenture dated as of October 23, 2012, among the Company, each of the guarantors party thereto, and U.S. Bank National Association, as Trustee, pursuant to which the 2020 Notes were issued, as the same may be from time to time amended, restated or otherwise modified.

“2020 Notes” means the 7.875% Senior Notes due 2020 and issued pursuant to the 2020 Indenture.

“2020 Notes (Combined)” means, collectively, the 2020 Notes and the 2020 Notes (Exchangeable).

“2020 Indenture (Exchangeable)” means that certain Indenture dated as of June 1, 2010, among the Company, the Parent, and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which the 2020 Notes (Exchangeable) were issued, as the same may be from time to time amended, restated or otherwise modified.

“2020 Notes (Exchangeable)” means the 6.000% Exchangeable Notes due 2020 and issued pursuant to the 2020 Indenture (Exchangeable).

“Account” has the meaning assigned to such term in each applicable Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or a series of related transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBO Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day; provided further, that, if the LIBO Screen Rate at such time shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Secured Parties hereunder or, as applicable, such branches or affiliates of JPMorgan Chase Bank, N.A. as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity, and shall include any successor appointed pursuant to Section 8.06.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person; provided, however, that for purposes of the definition of Eligible Accounts no portfolio company of Oaktree or any other stockholder of Holdings that is an investment fund shall be an Affiliate of any Loan Party.

“Agent” means any of the Administrative Agent or the European Agent, as the context may require; and “Agents” means both of the Administrative Agent and the European Agent.

“Aggregate Availability” means, with respect to all Borrowers, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment and (ii) the Aggregate Borrowing Base, minus (b) the Aggregate Revolving Exposure of all Lenders.

“Aggregate Borrowing Base” means, at any time, the aggregate of the Domestic Borrowing Base and the European Borrowing Base.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is the Dollar Equivalent of $600,000,000.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreed Currency” means, individually, U.S. Dollars, Euro or Sterling, and “Agreed Currencies” means, collectively, U.S. Dollars, Euro and Sterling.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Eligible Jurisdiction” means (a) in the case of Eligible Accounts or Eligible Inventory of any Domestic Borrower, the U.S. and Canada, and in the case of Eligible Accounts only, Puerto Rico, (b) in the case of Eligible Accounts of any European Borrower, an Applicable European Jurisdiction and (c) in the case of Eligible Inventory of any European Borrower, Belgium and Germany.

“Applicable European Jurisdiction” means each Tier I Country and each Tier II Country.

“Applicable Percentage” means (a) with respect to any Domestic Revolving Lender in respect of a Domestic Credit Event, its Domestic Percentage and (b) with respect to any European Revolving Lender in respect of a European Credit Event, its European Percentage.

“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “CBFR Spread”, “Eurocurrency Spread”, “EURIBOR Spread” or “Overnight LIBO Rate Spread”, as the case may be, based upon the Average Quarterly Availability during the most recently ended fiscal quarter of the Company; provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 2 during the period from the Effective Date to, and including, the last day of the fiscal quarter of the Company ending on or about December 31, 2015:

Average Quarterly Availability	CBFR Spread	Eurocurrency Spread, EURIBOR Spread and Overnight LIBO Rate Spread
Category 1 > 67% of the Aggregate Revolving Commitment	0.50%	1.50%
Category 2 ≤ 67% of the Aggregate Revolving Commitment but > 33% of the Aggregate Revolving Commitment	0.75%	1.75%
Category 3 ≤ 33% of the Aggregate Revolving Commitment	1.00%	2.00%

For purposes of the foregoing, (a) the Applicable Rate shall be determined based upon the Borrowing Base Certificates and related information that are delivered with respect to the months (or if applicable, weeks) comprising the relevant fiscal quarter pursuant to Section 5.01(g) and (b) each adjustment in the Applicable Rate resulting from a change in Average Quarterly Availability shall be effective during the period commencing on and including the last day of the applicable fiscal quarter and ending on the date immediately preceding the effective date of the next such adjustment, provided that, if the Borrowers shall have failed to deliver any Borrowing Base Certificate or related information required to be delivered by them pursuant to Section 5.01(g) for any month (or, if applicable, week) comprising such fiscal quarter prior to the date on which the Borrowing Base Certificate for the last month (or, if applicable, week) comprising such fiscal quarter is required to be delivered pursuant to Section 5.01(g), the Average Quarterly Availability for such fiscal quarter shall be deemed to be in Category 3 during the period from such date until the date that is five (5) Business Days after all such Borrowing Base Certificates and related information for the months (or, if applicable, weeks) comprising such fiscal quarter are so delivered.

In addition to the foregoing, if, on the date of any adjustment to the Applicable Rate, the Net Leverage Ratio as of the last day of the relevant fiscal quarter is less than or equal to 3.25:1.00, as determined based upon the Compliance Certificate and related financial statements that are delivered for such fiscal quarter, then the Applicable Rate for each Loan shall be 0.25% less than the rates set forth above under the caption “CBFR Spread”, “Eurocurrency Spread”, “EURIBOR Spread” or “Overnight LIBO Rate Spread”, as the case may be, and such reduction shall be applicable to each Category of the grid set forth above and be effective during the period commencing on such adjustment date and continuing until the next following adjustment date.

Notwithstanding the foregoing, if any Borrowing Base Certificate, Compliance Certificate or other related information is at any time restated or otherwise revised, or if the information set forth in any Borrowing Base Certificate, Compliance Certificate or other related information otherwise proves to be false or incorrect such that the Applicable Rate would have been higher or lower than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher or lower rate, as applicable for any such applicable periods and shall, in the case of a higher rate, be due and payable within two (2) Business Days of demand by the Administrative Agent and, in the case of a lower rate, be credited against future interest accrued or to be accrued hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of all Commitments.

“Average Quarterly Availability” means, for any fiscal quarter of the Company, an amount equal to the average daily Aggregate Availability during such fiscal quarter.

“Bank of America” means Bank of America, N.A.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services. It is agreed and understood that certain Banking Services Obligations are outstanding as of the Effective Date in respect of the Banking Services that are provided to the Loan Parties by the Lenders and their Affiliates as of the Effective Date.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means the U.S. Federal Bankruptcy Reform Act of 1978, as amended from time to time.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the insolvent reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof as a consequence of any such proceeding, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC.

“Belgian Borrower” means Aleris Aluminum Duffel BVBA, a private limited liability company organized under the laws of Belgium, with registered office at 2570 Duffel (Belgium), Adolphe Stocletlaan 87 and with company number 0403.045.292 (RLE - Antwerp, division Mechelen).

“Belgian Borrower Utilization” means, at any time, the Dollar Equivalent of the excess (if any) of (a) the aggregate Belgian Revolving Exposure, minus (b) the Belgian Borrowing Base.

“Belgian Borrowing Base” means, at any time, with respect to the Belgian Borrower, the sum of (a) 85% of the Belgian Borrower’s Eligible Accounts at such time, plus (b) the lesser of (i) 80% of the Belgian Borrower’s Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recently completed inventory appraisal ordered by the Administrative Agent multiplied by the Belgian Borrower’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, plus (c) 100% of the Belgian Borrower’s European Qualified Cash at such time, minus (d) Reserves related to the Belgian Borrower established by the Administrative Agent in its Permitted Discretion. The maximum amount of Inventory which may be included as part of the Belgian Borrowing Base shall not exceed the Belgian Inventory Sublimit. The Administrative Agent may, in its Permitted Discretion, establish additional Reserves against eligibility and adjust Reserves used in computing the Belgian Borrowing Base, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The Belgian Borrowing Base at any time shall be determined by reference to the most recent applicable Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.

“Belgian Collateral Documents” means, collectively, the Belgian Security Agreements and any other Belgian law governed agreements, instruments and documents executed by any Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens on the Collateral to secure the Foreign Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Belgian Guarantee Limitations” means the limitations set forth in Section 11.14 of this Agreement.

“Belgian Insolvency Event” means any event whereby a Belgian Loan Party (a) has been dissolved (ontbonden / dissoute) or resolved to enter into liquidation (vereffening / liquidation), (b) had its assets placed under administration (onder bewind gesteld / placés sous administration), (c) ceased to pay its debts as they fall due (staking van betaling / cessation de paiement), (d) filed an application for or been subject to proceedings for bankruptcy (faillissement / faillite) or judicial reorganisation (gerechtelijke reorganisatie / réorganisation judiciaire), (e) has been declared bankrupt (failliet verklaard / declarées en faillite), or (f) has been subjected to measures such as the appointment of a provisional administrator (voorlopig bewindvoerder / administrateur provisoire) or sequestrator (sekwester / séquestre) or otherwise been limited as a matter of law in its power to dispose of its assets.

“Belgian Inventory Sublimit” means, for so long as the applicable Belgian laws remain in effect, an amount equal to the maximum amount of Secured Obligations subject to the right of pledge (gage/pand) under the pledge over the commercial business (pand op handelszaak / gage sur fonds de commerce) as registered and recorded with the applicable competent tax authorities and mortgage office (together with all fees, taxes and related amounts) in Belgium from time to time. The Belgian Inventory Sublimit as of the Effective Date is the Dollar Equivalent of €57,980,000.

“Belgian Loan Parties” means, collectively, the Belgian Borrower and each other Person (other than a Lender) that is organized under the laws of Belgium and becomes a party hereto and to a Belgian Security Agreement.

“Belgian Revolving Exposure” means, at any time, the European Revolving Exposure to the Belgian Borrower at such time.

“Belgian Security Agreements” means any pledge of receivables agreement between a Belgian Loan Party as pledgor and the European Agent as pledgee, any pledge of bank accounts between a Belgian Loan Party as pledgor and the European Agent as pledgee, any pledge over the commercial business (pand op handelszaak / gage sur fonds de commerce), any business pledge mandate (mandaat pand handelszaak / mandat de gage sur fonds de commerce), and any other pledge or security agreement governed by the laws of Belgium and entered into, after the date of this Agreement by any Belgian Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the European Agent and the other Secured Parties in respect of Collateral, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Belgium” means the Kingdom of Belgium.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” or “Borrowers” means, individually or collectively, the Belgian Borrower, each Domestic Borrower, each German Borrower and the Swiss Borrower.

“Borrower Representative” has the meaning assigned to such term in Section 12.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans or EURIBOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” and “Borrowing Bases” means the Aggregate Borrowing Base, the Belgian Borrowing Base, the Domestic Borrowing Base, the European Borrowing Base, the German Borrowing Base A, the German Borrowing Base B, the German Borrowing Base Combined and/or the Swiss Borrowing Base, as required by the context.

“Borrowing Base Certificate” means a certificate, setting forth the calculation of the Aggregate Borrowing Base, the Belgian Borrowing Base, the Domestic Borrowing Base, the European Borrowing Base, the German Borrowing Base A, the German Borrowing Base B, the German Borrowing Base Combined and the Swiss Borrowing Base, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is reasonably acceptable to the Administrative Agent.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed; provided that, (i) when used in connection with a Eurocurrency Loan or EURIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and (ii) in relation to any date for payment or purchase of Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payment in Euro.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, less any expenditure which is contractually required to be, and is, reimbursed in cash by a third party (including landlords and developers).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP or Local GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP or Local GAAP.

“Cash Dominion Period” means any period of time, at the election of the Administrative Agent or at the direction of the Required Lenders, (a) when an Event of Default has occurred and is continuing, or (b) if Aggregate Availability is less than the greater of (A) 10% of the lesser of (1) the Aggregate Revolving Commitment and (2) the Aggregate Borrowing Base, and (B) $40,000,000, in either case, for five (5) consecutive days, then commencing on such fifth (5th) consecutive day and ending on the first (1st) day thereafter on which Aggregate Availability has exceeded the greater of (i) 10% of the lesser of (A) the Aggregate Revolving Commitment and (B) the Aggregate Borrowing Base and (ii) $40,000,000, in either case, for twenty-one (21) consecutive days.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBO Rate, respectively.

“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CB Floating Rate.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Oaktree Capital, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or (b) Holdings shall cease to own, free and clear of all Liens or other encumbrances, one hundred percent (100%) of the outstanding Equity Interests of the Company.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, or any European equivalent regulation (such as the European Market and Infrastructure Regulation), and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Revolving Loans, European Revolving Loans, Swingline Loans, Protective Advances or Overadvances, and (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Domestic Revolving Subcommitment or a European Revolving Subcommitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Loan Party or other Person covered by the Collateral Documents and any and all other property of any Loan Party consisting of accounts, inventory, supporting obligations, documents, instruments and similar assets relating to or arising out of accounts or inventory, general intangibles relating to accounts and inventory, certain deposit accounts and the proceeds of the foregoing, in each case as more specifically described in the Collateral Documents, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations, or a security interest or Lien in favor of the European Agent, on behalf of itself and the Secured Parties, to secure all or any portion of the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in each applicable Security Agreement.

“Collateral Documents” means, collectively, the Belgian Collateral Documents, the Domestic Collateral Documents, the German Collateral Documents, the Swiss Collateral Documents, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens on the Collateral to secure the Secured Obligations.

“Collection Account” means, individually, any Domestic Collection Account or any European Collection Account, and “Collection Accounts” means the Domestic Collection Accounts and the European Collection Accounts, collectively.

“Commercial LC Exposure” means, at any time, the sum of Domestic Commercial LC Exposure and European Commercial LC Exposure.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial Dollar Equivalent amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means Aleris International, Inc., a Delaware corporation, and any successor in interest thereto permitted under this Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Computation Date” has the meaning assigned to such term in Section 1.07.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” means the total amount of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Obligations” means all Obligations as they may exist from time to time, other than the Parallel Debt.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Credit Party” means any Agent, any Issuing Bank, any Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such written certification, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account Control Agreement” has the meaning assigned to such term in each applicable Security Agreement.

“Deutsche Bank” means Deutsche Bank AG New York Branch.

“Deutsche Bank Securities” means Deutsche Bank Securities Inc.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means any Equity Interests so long as the terms of any such Equity Interests (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision (other than solely for Equity Interests that are not Disqualified Equity Interests) which could be triggered (including, without limitation, upon the occurrence of a change of control event) on or prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated and (b) do not require the cash payment of dividends or distributions on or prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated; provided that if such Equity Interests are issued to any plan for the benefit of employees of any Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of such Equity Interests have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.08 or provide that such repurchase or redemption shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments.

“Document” has the meaning assigned to such term in each applicable Security Agreement.

“Dollar Equivalent” means with respect to any amount of any currency (a) if such currency is U.S. Dollars, the amount of such currency or (b) if such currency is a Foreign Currency, the equivalent amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such Foreign Currency on or as of the most recent Computation Date provided for in Section 1.07.

“Domestic Availability” means, with respect to the Domestic Borrowers, at any time, an amount equal to (a) the lesser of (i) the aggregate amount of Domestic Revolving Subcommitment and (ii) the Domestic Borrowing Base minus (b) the sum of (i) aggregate amount of Domestic Revolving Exposure relating to the Domestic Borrowers (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings) plus (ii) European Borrower Utilization.

“Domestic Borrower” and “Domestic Borrowers” means, individually or collectively, the Company and each other Borrower that is organized under the laws of the U.S. or any state, protectorate or territory of the U.S.

“Domestic Borrowing Base” means, at any time, with respect to the Domestic Borrowers taken as a whole, the sum of (a) 85% of each Domestic Borrower’s Eligible Accounts at such time, plus (b) the lesser of (i) 85% of each Domestic Borrower’s Eligible Unbilled Accounts at such time and (ii) $20,000,000, plus (c) the lesser of (i) 80% of each Domestic Borrower’s Eligible Inventory at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recently completed inventory appraisal ordered by the Administrative Agent multiplied by each Domestic Borrower’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, plus (d) 100% of each Domestic Borrower’s Domestic Qualified Cash at such time, minus (e) Reserves related to each Domestic Borrower established by the Administrative Agent in its Permitted Discretion. The Administrative Agent may, in its Permitted Discretion, establish additional Reserves against eligibility and adjust Reserves used in computing the Domestic Borrowing Base, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower

Representative and the Lenders. The Domestic Borrowing Base at any time shall be determined by reference to the most recent applicable Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.

“Domestic Collateral Documents” means, collectively, the Domestic Security Agreement and any other agreements, instruments and documents executed by a Domestic Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens on the Collateral to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Domestic Collection Account” means any “Collection Account” as defined in the Domestic Security Agreement.

“Domestic Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all outstanding commercial Domestic Letters of Credit plus (b) the aggregate Dollar Equivalent amount of all Domestic LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Domestic Commercial LC Exposure of any Domestic Revolving Lender at any time shall be its Applicable Percentage of the aggregate Domestic Commercial LC Exposure at such time.

“Domestic Credit Event” means a Domestic Revolving Borrowing, the issuance, amendment, renewal or extension of a Domestic Letter of Credit, the making of a Domestic Swingline Loan, Domestic Protective Advance or Domestic Overadvance, or any of the foregoing.

“Domestic Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Domestic Issuing Bank” means, individually and collectively, each of Chase, Bank of America and, solely with respect to the Existing Letters of Credit (and not, for the avoidance of doubt, any Letters of Credit issued on or after the Effective Date), Deutsche Bank, in each case in their respective capacity as an issuer of Domestic Letters of Credit hereunder, and any other Domestic Revolving Lender from time to time designated by the Borrower Representative as a Domestic Issuing Bank, with the consent of such Domestic Revolving Lender and the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld or delayed), and their respective successors in such capacity as provided in Section 2.06(i). A Domestic Issuing Bank may, in its discretion, arrange for one or more Domestic Letters of Credit to be issued by its Affiliates, in which case the term “Domestic Issuing Bank” shall include any such Affiliate with respect to Domestic Letters of Credit issued by such Affiliate (it being agreed that such Domestic Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Domestic Letters of Credit). At any time there is more than one Domestic Issuing Bank, all singular references to the Domestic Issuing Bank shall mean any Domestic Issuing Bank, either Domestic Issuing Bank, each Domestic Issuing Bank, the Domestic Issuing Bank that has issued the applicable Domestic Letter of Credit, or both (or all) Domestic Issuing Banks, as the context may require.

“Domestic LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“Domestic LC Disbursement” means any payment made by a Domestic Issuing Bank pursuant to a Domestic Letter of Credit.

“Domestic LC Exposure” means, at any time, the sum of the Domestic Commercial LC Exposure and the Domestic Standby LC Exposure at such time. The Domestic LC Exposure of any Domestic Revolving Lender at any time shall be its Applicable Percentage of the aggregate Domestic LC Exposure at such time.

“Domestic Letters of Credit” means the letters of credit issued by a Domestic Issuing Bank pursuant to this Agreement, and the term “Domestic Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Domestic Loan Party” means, collectively, the Domestic Borrowers and each Domestic Subsidiary that becomes a party hereto and to the Domestic Security Agreement.

“Domestic Obligated Party” has the meaning assigned to such term in Section 10.02.

“Domestic Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Domestic Percentage” means, with respect to any Domestic Revolving Lender, with respect to Domestic Revolving Loans, Domestic LC Exposure, Domestic Protective Advances, Domestic Overadvances or Domestic Swingline Loans, a percentage equal to a fraction the numerator of which is such Domestic Revolving Lender’s Domestic Revolving Subcommitment and the denominator of which is the aggregate amount of Domestic Revolving Subcommitments for all Domestic Revolving Lenders provided that, if the Revolving Commitments have terminated or expired, the Domestic Percentages shall be determined based upon such Lender’s share of the aggregate amount of Domestic Revolving Exposure at that time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Domestic Revolving Subcommitment shall be disregarded in the calculations of Domestic Percentage.

“Domestic Protective Advance” has the meaning assigned to such term in Section 2.04.

“Domestic Qualified Cash” means, any time with respect to the Domestic Borrowers, the aggregate amount of unrestricted cash of each Domestic Borrower maintained in bank accounts located in the U.S. and subject to control agreements in favor of the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Domestic Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Lender’s Domestic Revolving Loans, Domestic LC Exposure and Domestic Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of the Dollar Equivalent of Domestic Overadvances outstanding at such time.

“Domestic Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Domestic Revolving Lender” means, as of any date of determination, a Lender with a Domestic Revolving Subcommitment or, if the Revolving Commitments have terminated or expired, a Lender with Domestic Revolving Exposure.

“Domestic Revolving Loan” means a Loan made to a Domestic Borrower pursuant to Section 2.01(a).

“Domestic Revolving Subcommitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Domestic Revolving Loans and to acquire participations in Domestic Letters of Credit, Domestic Overadvances and Domestic Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Domestic Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial Dollar Equivalent amount of each Lender’s Domestic Revolving Subcommitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Domestic Revolving Subcommitment, as applicable. The aggregate amount of the Revolving Lenders’ Domestic Revolving Subcommitments as of the Effective Date is the Dollar Equivalent of $600,000,000. The Domestic Revolving Subcommitments are subcommitments of the Revolving Commitments and do not represent additional credit exposure.

“Domestic Secured Obligations” means all Secured Obligations of the Domestic Loan Parties. For the avoidance of doubt, the Domestic Secured Obligations shall not constitute Secured Obligations of any Foreign Loan Party.

“Domestic Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Domestic Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement governed by U.S. law and entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Domestic Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all standby Domestic Letters of Credit outstanding at such time plus (b) the aggregate Dollar Equivalent amount of all Domestic LC Disbursements relating to standby Domestic Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Domestic Standby LC Exposure of any Domestic Revolving Lender at any time shall be its Applicable Percentage of the aggregate Domestic Standby LC Exposure at such time.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S., other than any such Subsidiary that is a Subsidiary of a Foreign Subsidiary.

“Domestic Swingline Exposure” means, at any time, the Dollar Equivalent of aggregate principal amount of all Domestic Swingline Loans outstanding at such time. The Domestic Swingline Exposure of any Domestic Revolving Lender at any time shall be its Applicable Percentage of the total Domestic Swingline Exposure at such time.

“Domestic Swingline Lender” means Chase, in its capacity as lender of Domestic Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall also be deemed to be required of the Domestic Swingline Lender and any consent given by Chase in its capacity as Administrative Agent or Issuing Bank shall be deemed given by Chase in its capacity as Domestic Swingline Lender.

“Domestic Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“EBITDA” means, with respect to the Company and its Subsidiaries for any period, the sum of (without duplication) (i) net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period (excluding extraordinary, non-recurring or unusual gains or losses), (ii) plus all cash and non-cash interest expense of the Company and its Subsidiaries on a consolidated basis for such period, (iii) plus all charges against or minus credits to income of the Company and its Subsidiaries on a consolidated basis for such period for federal, state, territorial, provincial, local and foreign taxes, (iv) plus depreciation expenses of the Company and its Subsidiaries on a consolidated basis for such period,

(v) plus amortization expenses of the Company and its Subsidiaries (including, without limitation, amortization of goodwill and other intangible assets) on a consolidated basis for such period, (vi) plus any expenses or charges related to the transactions contemplated hereby and any equity issuance, investment, acquisition (whether or not such acquisition has been or will be consummated), disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, in each case, deducted in computing net income, (vii) plus the amount of any cash restructuring charge or reserve deducted in such period in computing net income not to exceed Fifty Million U.S. Dollars ($50,000,000) for any twelve- (12)-month period and One Hundred Fifty Million U.S. Dollars ($150,000,000) in the aggregate for the term of this Agreement, (viii) plus any costs incurred in connection with the closing of any production or manufacturing facilities, (ix) plus any write offs, write downs or other noncash charges (other than noncash charges relating to the write off or write down of inventory in excess of 10% of EBITDA (calculated without giving effect to any such writeoffs or write downs)) reducing net income for such period, (x) plus or minus the amount of any non-controlling interest expense or income included in computing net income, (xi) minus (without duplication) non-cash gains increasing net income for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to net income in computing EBITDA in accordance with this definition), (xii) minus, after the Effective Date, the amount (if any) in excess of $15,000,000 by which contributions to pension and retirement plans exceed the sum of expensed amounts included in net income (or loss), (xiii) plus any start-ups costs under Accounting Standards Codification 720-150 and (xiv) plus or minus, as applicable (without duplication) (a) any net non-cash gain or loss resulting in such period from hedging obligations and the application of Accounting Standards Codification 815, (b) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including intercompany indebtedness), (c) any net gain or loss resulting in such period attributable to asset dispositions other than in the ordinary course of business, as determined by Company in good faith, (d) the impact of the adjustment of inventory and other items to fair market value through purchase accounting, (e) any noncash stock-based compensation expense, and (f) any gain or loss on the early extinguishment of debt.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by any Agent, any Issuing Bank and any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of a Borrower which are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Accounts shall not include any Account of a Borrower:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent or the European Agent, as applicable;

(b) which is subject to any Lien other than (i) a Lien in favor of either Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of either Agent;

(c) (i) which is unpaid more than one hundred and twenty (120) days after the date of the original invoice therefor or more than sixty (60) days after the original due date therefor, or (ii) which has been written off the books of such Borrower or otherwise designated as uncollectible);

(d) which is owing by an Account Debtor for which more than fifty percent (50%) of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds twenty percent (20%) of the aggregate amount of Eligible Accounts of all Borrowers; provided that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(f) with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business, unless, in each case, such Accounts are backed by a letter of credit or bank guarantee acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent or the European Agent, as applicable;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in an Applicable Eligible Jurisdiction or (ii) is not organized under applicable law of an

Applicable Eligible Jurisdiction or any state, territory, province or subdivision thereof, unless, in any such case, such Account is (A) backed by a letter of credit or bank guarantee acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent or the European Agent, as applicable, or (B) covered by credit insurance in form, substance and amount, and by an insurer, reasonably acceptable to Administrative Agent; provided, that, with respect to Accounts of the European Borrowers, the aggregate amount of such Accounts that are not backed by a letter of credit or bank guarantee, or covered by credit insurance, in each case where the Account Debtor either maintains its chief executive office in a Tier II Country or is organized under the laws of a Tier II Country or any state, territory, province or subdivision thereof, shall not exceed $20,000,000;

(m) which is owed in any currency other than (i) U.S. dollars with respect to a Domestic Borrower and (ii) an Agreed Currency with respect to a European Borrower;

(n) which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a letter of credit or bank guarantee acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent or the European Agent, as applicable, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the applicable Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;

(o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof unless such Account Debtor executed a non-offset agreement in form and substance reasonably satisfactory to the Administrative Agent in respect of such claims, right of setoff, or dispute;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute (the amount of each such offset includes tolling liability, which is represented by the value of materials that are owned by any Account Debtor but that are in the possession of a Borrower or Loan Party for the purpose of being tolled into finished goods for an Account Debtor) unless (x) such Account Debtor executed a non-offset agreement in form and substance reasonably satisfactory to the Administrative Agent in respect of such claims, right of setoff, or dispute, or (y) such tolling agreements expressly waive and/or exclude offset rights with such provisions reasonably satisfactory to the Administrative Agent;

(r) which are subject to any netting or similar arrangements, including with respect to German law governed Accounts a current account arrangement (Kontokorrentabrede) with the respective Account Debtor;

(s) which is evidenced by any bill of exchange, promissory note, chattel paper or instrument;

(t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(u) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account and except for returns, rebates or credits reflected in the calculation of the face value of each such amount;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, foreign, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w) unless the Administrative Agent has established a Reserve with respect thereto, which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods (including but not limited to by way of retention of title), or which indicates any party other than such Borrower as payee or remittance party;

(x) which was created on cash on delivery terms;

(y) which is not payable to a Borrower (or, in the case of an Account transferred to a European Borrower pursuant to an Internal Receivables Purchase Agreement, the Account Debtor for such Account has not been notified by the applicable Subsidiary to make payment to such European Borrower);

(z) in which any Person other than such Borrower shall have any direct or indirect ownership, interest or title or which is acquired by a Borrower pursuant to an Internal Receivables Purchase Agreement, unless (i) such Internal Receivables Purchase Agreement is in full force and effect and no party thereto has defaulted in its obligations thereunder or disaffirmed in writing its obligations thereunder, and (ii) Agents have received such other documentation (including a true-sale opinion) reasonably requested by the Administrative Agent evidencing the ownership of such Account;

(aa) which is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract, have the effect of restricting the assignment for or by way of security or the creation of security, in each case, unless the Administrative Agent has reasonably determined that such limitation is not enforceable;

(bb) as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than the United States, Canada, Belgium, Germany or Switzerland; or

(cc) which has been acquired by a Borrower, or by any earlier owner, as part of an acquisition of a business or of another set of assets falling under article 442bis of the Belgian Income Tax Code 1992, article 93undecies.B of the Belgian VAT Code, article 41 quinquies of the Act of 27 June 1969 amending the arrêté-loi of 28 December 1944 regarding the social security of workers or article 16ter of the Belgian Royal Decree No. 38 of 27 July 1967 on the social status of self-employed persons.

In the event that an Account of a Borrower which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof through the submission to the Administrative Agent of the next set of Borrowing Base Certificates. In determining the amount of an Eligible Account of a Borrower, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication of any such reduction and without duplication of any amount of such Account deemed to be ineligible as a result of the criteria set forth above, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Eligible Inventory” means, at any time, the Inventory of a Borrower which are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Inventory of a Borrower shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (in the case of Inventory located in the U.S.) or the European Agent (in the case of Inventory located outside of the U.S.) and governed by the laws of the jurisdiction in which such Inventory is located;

(b) which is subject to any Lien other than (i) a Lien in favor of either Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of either Agent;

(c) which consists of slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached or is not true;

(e) in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein (in each case other than Inventory subject to retention of title rights, which will be governed solely by applicable Reserves established by the Administrative Agent in its Permitted Discretion);

(f) which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in an Applicable Eligible Jurisdiction or is in transit with a common carrier from vendors and suppliers unless such otherwise Eligible Inventory is in transit from a location in an Applicable Eligible Jurisdiction owned or, subject to the restrictions set forth in clause (h) below, leased by a Borrower to a location in an Applicable Eligible Jurisdiction owned or, subject to the restrictions set forth in clause (h) below, leased by a Borrower;

(h) which is located in any location leased by such Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility (which Reserve shall not exceed three month’s rent) has been established by the Administrative Agent in its Permitted Discretion; provided that to the extent a Collateral Access Agreement has not been obtained with respect to Inventory located on any such property on or prior to the Effective Date, such Inventory shall not be deemed ineligible pursuant to this clause (c)(i) so long as the relevant

Collateral Access Agreement is obtained on or prior to the forty fifth (45th) day (or in the case of raw materials consisting of zinc, ninetieth (90th) day) after the Effective Date (or such later date as may be agreed to by the Administrative Agents), or (ii) the aggregate Dollar Equivalent of the amount of all Inventory of the Borrowers (or Guarantors) located at such location does not exceed One Hundred Thousand U.S. Dollars ($100,000);

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is being processed offsite at a third party location or outside processor, unless such third party bailee or outside processor has delivered to the Administrative Agent a Collateral Access Agreement, or is in-transit to or from such third party location or outside processor;

(k) which is the subject of a consignment by such Borrower as consignor;

(l) which contains or bears any intellectual property rights licensed to such Borrower unless the Administrative Agent or the European Agent, as applicable, is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m) which is not reflected in a current inventory report of such Borrower in a form reasonably acceptable to the Administrative Agent; or

(n) which has been acquired from a Sanctioned Person.

In the event that Inventory of a Borrower which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof through the submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Unbilled Accounts” means, at any time, the Accounts of the US Borrowers which (i) are Eligible Accounts except for their failure to comply with subclause (g)(ii) of the definition of Eligible Accounts and (ii) have not been invoiced but for which Inventory has been sold and shipped or services have been rendered and which shall be billed not more than thirty (30) days after such Account is first included in the calculation of the applicable Borrowing Base or otherwise reported to the Administrative Agent in any Borrowing Base Certificate as Collateral.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental

Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EURIBO Impacted Interest Period” has the meaning assigned to such term in the definition of EURIBO Rate.

“EURIBO Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBO Screen Rate for the longest period (for which the EURIBO Screen Rate is available) that is shorter than the EURIBO Impacted Interest Period and (b) the EURIBO Screen Rate for the shortest period (for which the EURIBO Screen Rate is available) that exceeds the EURIBO Impacted Interest Period, in each case, at such time.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any applicable Interest Period, the interbank offered rate administered by European Money Markets Institute (or any other Person that takes over the administration of such rate) for Euro for a period equal in length to such Interest Period as displayed on pages EURIBOR01 of the Thomson Reuters screen or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page or screen that displays such rate in place of Thomson Reuters, or if such successor or substitute page or screen ceases to be available, on the appropriate page of such other information service that publishes such rate applicable to

Euro as shall be reasonably selected by the Administrative Agent or the European Agent, as applicable, from time to time in its reasonable discretion (the “EURIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the EURIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the EURIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (a “EURIBO Impacted Interest Period”), then the EURIBO Rate shall be the EURIBO Interpolated Rate at such time, subject to Section 2.14 in the event that any Agent shall reasonably conclude that it shall not be possible to determine such EURIBO Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, that, if any EURIBO Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“EURIBO Screen Rate” has the meaning assigned to such term in the definition of “EURIBO Rate”.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” or “€” means the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing denominated in U.S. Dollars or Sterling, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of an Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of such Agent for such currency as specified from time to time by the applicable Agent to the Company and each Lender.

“European Agent” means J.P. Morgan Europe Limited, in its capacity as European administrative agent, European collateral agent and security trustee for the Secured Parties hereunder or, as applicable, such branches or affiliates of J.P. Morgan Europe Limited as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity, and shall include any successor appointed pursuant to Section 8.06.

“European Availability” means, with respect to the European Borrowers, at any time, an amount equal to (a) the lesser of (i) the aggregate amount of European Revolving Subcommitment and (ii) the sum of the European Borrowing Base plus the Domestic Borrowing Base, minus (b) the sum of (i) the aggregate amount of European Revolving Exposure relating to the European Borrowers (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings) and (ii) the aggregate amount of Domestic Revolving Exposure relating to the Domestic Borrowers (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“European Borrower” and “European Borrowers” means, individually or collectively, the Belgian Borrower, each German Borrower and the Swiss Borrower.

“European Borrower Utilization” means, at any time, the sum of (a) the Belgian Borrower Utilization, plus (b) the German Borrower Utilization, plus (c) the Swiss Borrower Utilization.

“European Borrowing Base” means, at any time, the aggregate of the Belgian Borrowing Base, the German Borrowing Base Combined and the Swiss Borrowing Base.

“European Collection Account” means (i) any “Collection Account” as defined in the applicable Belgian Security Agreement, (ii) any “Collection Account” as defined in the applicable German Security Agreement and (iii) any “Collection Account” as defined in the applicable Swiss Security Agreement.

“European Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all outstanding commercial European Letters of Credit plus (b) the aggregate Dollar Equivalent amount of all European LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The European Commercial LC Exposure of any European Revolving Lender at any time shall be its Applicable Percentage of the aggregate European Commercial LC Exposure at such time.

“European Credit Event” means a European Revolving Borrowing, the issuance, amendment, renewal or extension of a European Letter of Credit, the making of a European Swingline Loan, European Protective Advance or European Overadvance, or any of the foregoing.

“European Issuing Bank” means, individually and collectively, each of J.P. Morgan Europe Limited, Bank of America and, solely with respect to the Existing Letters of Credit (and not, for the avoidance of doubt, any Letters of Credit issued on or after the Effective Date), Deutsche Bank, in each case in their respective capacity as an issuer of European Letters of Credit hereunder, and any other European Revolving Lender from time to time designated by the Borrower Representative as a European Issuing Bank, with the consent of such European Revolving Lender and the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld or delayed), and their respective successors in such capacity as provided in Section 2.06(i). A European Issuing Bank may, in its discretion, arrange for one or more European Letters of Credit to be issued by its Affiliates, in which case the term “European Issuing Bank” shall include any such Affiliate with respect to European Letters of Credit issued by such Affiliate (it being agreed that such European Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such European Letters of Credit). At any time there is more than one European Issuing Bank, all singular references to the European Issuing Bank shall mean any European Issuing Bank, either European Issuing Bank, each European Issuing Bank, the European Issuing Bank that has issued the applicable European Letter of Credit, or both (or all) European Issuing Banks, as the context may require.

“European LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“European LC Disbursement” means any payment made by a European Issuing Bank pursuant to a European Letter of Credit.

“European LC Exposure” means, at any time, the sum of the European Commercial LC Exposure and the European Standby LC Exposure at such time. The European LC Exposure of any European Revolving Lender at any time shall be its Applicable Percentage of the aggregate European LC Exposure at such time.

“European Letters of Credit” means the letters of credit or bank guarantee issued by a European Issuing Bank pursuant to this Agreement, and the term “European Letter of Credit” means any one of them or each of them singularly, as the context may require.

“European Loan Parties” means, collectively, the Belgian Loan Parties, the German Loan Parties and the Swiss Loan Parties.

“European Overadvance” has the meaning assigned to such term in Section 2.05(b).

“European Percentage” means, with respect to any European Revolving Lender, with respect to European Revolving Loans, European LC Exposure, European Protective Advances, European Overadvances or European Swingline Loans, a percentage equal to a fraction the numerator of which is such European Revolving Lender’s European Revolving Subcommitment and the denominator of which is the aggregate amount of European Revolving Subcommitments for all European Revolving Lenders provided that, if the Revolving Commitments have terminated or expired, the European Percentages shall be determined based upon such Lender’s share of the aggregate amount of European Revolving Exposure at that time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s European Revolving Subcommitment shall be disregarded in the calculations of European Percentage.

“European Protective Advance” has the meaning assigned to such term in Section 2.04.

“European Qualified Cash” means, at any time with respect to any European Borrower, the aggregate amount of unrestricted cash of such European Borrower maintained in bank accounts located in Belgium, Germany and Switzerland and subject to control agreements (or the functional equivalents thereof) in favor of the European Agent, and subject to other security arrangements in favor of the European Agent, in each case in form and substance reasonably satisfactory to the European Agent; provided, that, during any Cash Dominion Period, European Qualified Cash shall only include such cash of a European Borrower located in bank accounts maintained at a Joint Bookrunner or one of its Affiliates.

“European Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Lender’s European Revolving Loans, European LC Exposure and European Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of the Dollar Equivalent of European Overadvances outstanding at such time.

“European Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“European Revolving Lender” means, as of any date of determination, a Lender with a European Revolving Subcommitment or, if the Revolving Commitments have terminated or expired, a Lender with European Revolving Exposure.

“European Revolving Loan” means a Loan made to a European Borrower pursuant to Section 2.01(b).

“European Revolving Subcommitment” means, with respect to each Lender, the commitment, if any, of such Lender to make European Revolving Loans and to acquire participations in European Letters of Credit, European Overadvances and European Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s European Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial Dollar Equivalent amount of each Lender’s European Revolving Subcommitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its European Revolving Subcommitment, as applicable. The aggregate amount of the Lenders’ European Revolving Subcommitment as of the Effective Date is the Dollar Equivalent of $300,000,000. The European Revolving Subcommitments are subcommitments of the Revolving Commitments and do not represent additional credit exposure.

“European Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all standby European Letters of Credit outstanding at such time plus (b) the aggregate Dollar Equivalent amount of all European LC Disbursements relating to standby European Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The European Standby LC Exposure of any European Revolving Lender at any time shall be its Applicable Percentage of the aggregate European Standby LC Exposure at such time.

“European Swingline Exposure” means, at any time, the Dollar Equivalent of aggregate principal amount of all European Swingline Loans outstanding at such time. The European Swingline Exposure of any European Revolving Lender at any time shall be its Applicable Percentage of the total European Swingline Exposure at such time.

“European Swingline Lender” means J.P. Morgan Europe Limited, in its capacity as lender of European Swingline Loans hereunder. Any consent required of the European Agent or the Issuing Bank shall also be deemed to be required of the European Swingline Lender and any consent given by J.P. Morgan Europe Limited in its capacity as European Agent or Issuing Bank shall be deemed given by J.P. Morgan Europe Limited in its capacity as European Swingline Lender.

“European Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“European Treaty” shall mean the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“European Union Regulation” means the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of U.S. Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower Representative, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Domestic Subsidiary” means, at any date of determination, any Domestic Subsidiary that (a) constitutes an Immaterial Subsidiary or (b) is (or is treated for U.S. federal income tax purposes as a disregarded entity of) a “controlled foreign corporation” as defined in Section 957 of the Code. The list of Excluded Domestic Subsidiaries as of the Effective Date is set forth on Schedule 1.01(A).

“Excluded Foreign Subsidiary” means, at any date of determination, (a) any Foreign Subsidiary that is not a European Borrower, and (b) any other Foreign Subsidiary that constitutes an Immaterial Subsidiary. The list of Excluded Foreign Subsidiaries as of the Effective Date is set forth on Schedule 1.01(A).

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, Belgian, German, U.S. or Swiss federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to the applicable law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit identified on Schedule 2.06.

“External Receivables Purchase Agreement” means any receivables purchase agreement and any related servicing agreements between a Loan Party, on the one hand, and a financial institution who purchases receivables from a Loan Party, on the other hand, in each case, inter alia, for the sale and transfer of Accounts by such Loan Party, as each such agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“fair market value” means the fair market value of the relevant property or asset as determined in good faith by the Company.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCCR Test Period” means any period (a) commencing on the last day of the most recent period of four consecutive fiscal quarters of the Company then ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) on or prior to the date Aggregate Availability at any time is less than the greater of (i) 10% of the lesser of (A) the Aggregate Revolving Commitment and (B) the Aggregate Borrowing Base and (ii) $40,000,000, and (b) ending on the day after Aggregate Availability has exceeded the greater of (i) 10% of the lesser of (A) the Aggregate Revolving Commitment and (B) the Aggregate Borrowing Base and (ii) $40,000,000, in either case, for twenty-one (21) consecutive days.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower or a director or manager fulfilling such role.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date). For the purposes of the Fixed Charge Coverage Ratio, EBITDA shall be determined on a Pro Forma Basis.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness actually made in cash, plus expenses for taxes paid in cash, plus dividends or distributions paid in cash, plus Capital Lease Obligation payments made in cash, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Currency” and “Foreign Currencies” means the Agreed Currencies other than U.S. Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Equivalent of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Loan Parties” means the European Loan Parties and any other Person organized under the laws of any jurisdiction other than the laws of a jurisdiction located in the U.S., in each case that becomes a party hereto and to a Security Agreement, whether by joinder or otherwise.

“Foreign Obligated Party” has the meaning assigned to such term in Section 11.02.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its

Subsidiaries or Affiliates in respect of which any Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.

“Foreign Secured Obligations” means all Secured Obligations of the European Loan Parties and, as applicable, any other Foreign Loan Parties. For the avoidance of doubt, the Foreign Secured Obligations exclude all Secured Obligations of any Domestic Loan Party.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the U.S.

“German Borrower” and “German Borrowers” means, individually or collectively, the German Borrower A and, subject to Section 2.24, the German Borrower B.

“German Borrower A” means Aleris Rolled Products Germany GmbH, a company with limited liability (GmbH) incorporated in Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Koblenz under registration number HRB 4239.

“German Borrower A Utilization” means, at any time, the Dollar Equivalent of the excess (if any) of (a) the aggregate German Revolving Exposure A, minus (b) the German Borrowing Base A.

“German Borrower B” means Aleris Casthouse Germany GmbH, a company with limited liability (GmbH) incorporated in Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Koblenz under registration number HRB 1064.

“German Borrower B Utilization” means, at any time, the Dollar Equivalent of the excess (if any) of (a) the aggregate German Revolving Exposure B, minus (b) the German Borrowing Base Combined.

“German Borrower Utilization” means, at any time, the sum of (a) the German Borrower A Utilization, plus (b) the German Borrower B Utilization.

“German Borrowing Base A” means, at any time, with respect to the German Borrower A, the sum of (a) 85% of the German Borrower A’s Eligible Accounts at such time, plus (b) the lesser of (i) 80% of the German Borrower A’s Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recently completed inventory appraisal ordered by the Administrative Agent multiplied by the German Borrower A’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, plus (c) 100% of the German Borrower A’s European Qualified Cash at such time, minus (d) Reserves related to the German Borrower A established by the Administrative Agent in its Permitted Discretion. The Administrative Agent may, in its Permitted Discretion, establish additional Reserves against eligibility and adjust Reserves used in computing the German Borrowing Base A, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The German Borrowing Base A at any time shall be determined by reference to the most recent applicable Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.

“German Borrowing Base B” means, at any time, with respect to the German Borrower B, the sum of (a) 85% of the German Borrower B’s Eligible Accounts at such time, plus (b) the lesser of (i) 80% of the German Borrower B’s Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly

Liquidation Value percentage identified in the most recently completed inventory appraisal ordered by the Administrative Agent multiplied by the German Borrower B’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, plus (c) 100% of the German Borrower B’s European Qualified Cash at such time, minus (d) Reserves related to the German Borrower B established by the Administrative Agent in its Permitted Discretion. The Administrative Agent may, in its Permitted Discretion, establish additional Reserves against eligibility and adjust Reserves used in computing the German Borrowing Base B, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The German Borrowing Base B at any time shall be determined by reference to the most recent applicable Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.

“German Borrowing Base Combined” means, at any time, the sum of the German Borrowing Base A and the German Borrowing Base B.

“German Collateral Documents” means, collectively, the German Security Agreements and any other German law governed agreements, instruments and documents executed by any Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens on the Collateral to secure the Foreign Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“German Guarantee Limitations” means the limitations set forth in Section 11.15 of this Agreement.

“German Insolvency Code” means the German insolvency code (Insolvenzordnung).

“German Insolvency Event” means:

(a) a German Relevant Entity is unable or admits its inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsunfähigkeit), a status of over-indebtedness (Überschuldung) or actual insolvency proceedings;

(b) a moratorium is declared in respect of any Indebtedness of a German Relevant Entity;

(c) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines insolvenzverfahrens) has been filed based on Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung); or

(d) any procedure or step analogous to the foregoing taken in any jurisdiction;

provided that, this definition shall not apply to any insolvency petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of notice thereof to any German Relevant Entity becoming aware of the same.

“German Loan Parties” means, collectively, the German Borrowers and each other Person that is organized under the laws of Germany and becomes a party hereto and to a German Security Agreement.

“German Relevant Entity” means any German Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under the German Insolvency Code (Insolvenzordnung).

“German Revolving Exposure A” means, at any time, the European Revolving Exposure to the German Borrower A at such time.

“German Revolving Exposure B” means, at any time, the European Revolving Exposure to the German Borrower B at such time.

“German Revolving Exposure Combined” means, at any time, the European Revolving Exposure to the German Borrowers at such time.

“German Security Agreements” means, collectively, any (a) global assignment agreement between a German Loan Party as assignor and the European Agent as assignee, regarding the assignment of trade receivables, insurance claims and/or intra-group receivables, (b) security transfer agreement between a German Loan Party as transferor and the European Agent as transferee, regarding the security transfer of title of inventory, (c) account pledge agreement between a German Loan Party as pledgor and the European Agent as pledgee, regarding the pledge over certain bank accounts, and (d) and any other pledge or security agreement governed by the laws of Germany and entered into, after the date of this Agreement by any other German Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the European Agent and the other Secured Parties in respect of Collateral, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Germany” means the Federal Republic of Germany.

“Governmental Authority” means the government of the U.S., Belgium, Germany, Switzerland or any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the European Central Bank and the Council of Ministers of the European Union.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted hereunder (other than obligations with respect to Indebtedness), or (iii) performance guarantees provided by the Company or any of its Subsidiaries for the benefit of a Wholly-Owned Subsidiary and entered into in the ordinary course of business.

“Guaranteed Obligations” means, collectively, the Domestic Guaranteed Obligations and the Foreign Guaranteed Obligations.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the U.S. Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Holdings” means Aleris Corporation, a Delaware corporation, and any successor in interest thereto permitted under this Agreement.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for the use in the European Union.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary designated as such in writing by the Company to the Administrative Agent that had consolidated assets representing five percent (5%) or less of the Consolidated Total Assets on the last day of the most recent fiscal quarter; provided, that the consolidated assets of all Subsidiaries that would otherwise be deemed Immaterial Subsidiaries under this definition shall not exceed ten percent (10%) of the Consolidated Total Assets. Notwithstanding the foregoing, unless otherwise designated as such by the Company, each Subsidiary of the Company organized under the laws of the People’s Republic of China shall constitute an Immaterial Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out, (k) any other Synthetic Lease Obligations and (l) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Swap Agreements, to the extent required to be shown as a liability on a balance sheet prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) Indebtedness shall not include any trade payables and accrued expenses incurred in the ordinary course of business or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset and (ii) solely for purposes of calculating the Net Leverage Ratio and the Total Secured Leverage Ratio at any time, Total Indebtedness shall not include any Indebtedness of the type described in clauses (c), (h) (to the extent arising from a commercial letter of credit), (j) or (k) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Internal Receivables Purchase Agreement” means any receivables purchase agreement and any related servicing agreements between a Subsidiary of the Company, on the one hand, and a European Borrower who purchases Accounts from such Subsidiary, on the other hand, in each case, inter alia, for the sale and transfer of Accounts by such Subsidiary to a European Borrower, as each such agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Coverage Ratio” means, at any date, the ratio of (a) EBITDA to (b) Interest Expense, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date). For the purposes of the Interest Coverage Ratio, EBITDA shall be determined on a Pro Forma Basis.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any CBFR Loan and any European Swingline Loan, the first day of each calendar quarter and the Maturity Date, and (b) with respect to any Eurocurrency Loan or EURIBOR Loan (other than a European Swingline Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurocurrency Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing or EURIBOR Borrowing, the period commencing on the date of such Eurocurrency Borrowing or EURIBOR Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in each applicable Security Agreement.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Condition” means, with respect to any proposed Investment under Section 6.04(q), a condition that is satisfied if (a) no Event of Default has occurred and is continuing or would result after giving effect to such action, and (b) either (i) after giving effect to such Investment as if it occurred on the first day of the applicable Pro Forma Period, the sum of pro forma Aggregate Availability and unrestricted cash on hand (without duplication of any Domestic Qualified Cash or European Qualified Cash included in the calculation of Aggregate Availability) of the Company and its Subsidiaries is greater than seventeen and one half of one percent (17.5%) of the lesser of (A) the Aggregate Revolving Commitment and (B) the Aggregate Borrowing Base, in each case at all times during such Pro Forma Period, or (ii) both (A) after giving effect to such proposed designated action as if it occurred on the first day of such Pro Forma Period, the sum of pro forma Aggregate Availability and unrestricted cash on hand of the Company and its Subsidiaries is greater than twelve and one half of one percent (12.5%) of the lesser of (1) the Aggregate Revolving Commitment and (2) the Aggregate Borrowing Base, in each case at all times during such Pro Forma Period and (B) the Fixed Charge Coverage Ratio, computed on a pro forma basis after giving effect to such proposed Investment for the period of four consecutive fiscal quarters ending on the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, shall be greater than one (1.0) to one (1.0).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means the Domestic Issuing Bank or the European Issuing Bank, as the context requires.

“Issuing Bank Sublimits” means, as of the Effective Date, (i) the Dollar Equivalent of Fifty Two Million Five Hundred Thousand U.S. Dollars ($52,500,000), in the case of Chase, (ii) the Dollar Equivalent of Fifty Two Million Five Hundred Thousand U.S. Dollars ($52,500,000), in the case of Bank of America, and (iii) the Dollar Equivalent of Twenty Million U.S. Dollars ($20,000,000), in the case of Deutsche Bank; provided, that, any Issuing Bank’s Issuing Bank Sublimit may be adjusted upon mutual written agreement between Borrowers and such Issuing Bank.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“Joint Bookrunners” means, collectively, JPMorgan, Bank of America, Wells Fargo, Barclays and Deutsche Bank Securities.

“Joint Lead Arrangers” means, collectively, JPMorgan and Bank of America.

“JPMorgan” means J.P. Morgan Securities LLC.

“LC Collateral Account” means a Domestic LC Collateral Account or a European LC Collateral Account.

“LC Disbursement” means a Domestic LC Disbursement or European LC Disbursement.

“LC Exposure” means, collectively, the Domestic LC Exposure and the European LC Exposure.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender and each Issuing Bank.

“Letters of Credit” means, collectively, the Domestic Letters of Credit and the European Letters of Credit, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“LIBO Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the LIBO Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the LIBO Impacted Interest Period, in each case, at such time.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable Interest Period or for any CBFR Borrowing, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for Sterling or U.S. Dollars (as applicable) and for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page or screen that displays such rate in place of Thomson Reuters, or if such successor or substitute page or screen ceases to be available, on the appropriate page of such other information service that publishes such rate applicable to the relevant currency as shall be reasonably selected by the Administrative Agent or the European Agent, as applicable, from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior (or the same Business Day for Sterling) to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “LIBO Impacted Interest Period”), then the LIBO Rate shall be the LIBO Interpolated Rate at such time, subject to Section 2.14 in the event that any Agent shall conclude that it shall not be possible to determine such LIBO Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, further that, if any LIBO Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a CBFR Borrowing, such rate shall be determined as modified by the definition of Adjusted One Month LIBO Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset, or any agreement, undertaking or arrangement having a similar effect, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing (other than operating leases)) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guarantee, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, any Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to any Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party, and shall include each Domestic Loan Party in the case of Article X and each Foreign Loan Party in the case of Article XI.

“Loan Guarantee” means, collectively, Article X and Article XI of this Agreement and, if applicable, each separate Guarantee, in form and substance satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Foreign Subsidiary (which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located), as it may be amended or modified and in effect from time to time.

“Loan Parties” means, collectively, the Domestic Loan Parties, the European Loan Parties, and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Local GAAP” shall mean with respect to any Foreign Subsidiary of the Company generally accepted accounting principles in the jurisdiction of organization of such Subsidiary as in effect from time to time and/or, at the option of such Foreign Subsidiary, IFRS.

“Local Time” means (a) New York City time in the case of a Loan, Borrowing or LC Disbursement in respect of any Domestic Borrower and (b) London time in the case of a Loan, Borrowing or LC Disbursement in respect of any European Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole to perform their payment obligations under the Loan Documents, (c) the validity or enforceability of either Agent’s Liens (in each case, on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or remedies available to the Agents, the Issuing Banks or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means June 15, 2020 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided, that (a) the Maturity Date shall be deemed to be the date that is sixty (60) days prior to the scheduled maturity date of the 2018 Notes, unless (i) the 2018 Notes are refinanced with Indebtedness permitted under this Agreement having a scheduled maturity date no earlier than December 15, 2020, (ii) the 2018 Notes are repaid and terminated with cash on hand of the Loan Parties and, immediately after giving effect to such repayment and termination, Aggregate Availability is greater than or equal to One Hundred Million U.S. Dollars ($100,000,000), or (iii) the 2018 Notes are partially refinanced (in the manner set forth in subclause (a)(i) above) and partially repaid and terminated (in the manner set forth in subclause (a)(ii) above), and in each case described in subclauses (a)(i), (a)(ii) and (a)(iii) above, no more than Ten Million U.S. Dollars ($10,000,000) of 2018 Notes remain outstanding thereafter; and (b) so long as the 2018 Notes have been refinanced and/or repaid and terminated as provided in clause (a) above, the Maturity Date shall be deemed to be the date that is sixty (60) days prior to the scheduled maturity date 2020 Notes (Combined), unless (i) the 2020 Notes (Combined) are refinanced with Indebtedness permitted under this Agreement having a scheduled maturity date no earlier than December 15, 2020, (ii) the 2020 Notes (Combined) are repaid and terminated with cash on hand of the Loan Parties and, immediately after giving effect to such repayment and termination, Aggregate Availability is greater than or equal to One Hundred Million U.S. Dollars $100,000,000 or (iii) the 2020 Notes (Combined) are partially refinanced (in the manner set forth in subclause (b)(i) above) and partially repaid and terminated (in the manner set forth in subclause (b)(ii) above), and in each case described in subclauses (b)(i), (b)(ii) and (b)(iii), no more than Ten Million U.S. Dollars ($10,000,000) of 2020 Notes (Combined) remain outstanding thereafter.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Leverage Ratio” means, at any date, the ratio of (a) the amount equal to (i) Total Indebtedness on such date minus (ii) the Dollar Equivalent of the aggregate amount of all unrestricted cash of the Company and its Subsidiaries as of such date, to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date). For the purposes of the Net Leverage Ratio, EBITDA shall be determined on a Pro Forma Basis.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event (including fees, commissions, attorney’s and other professional fees and taxes paid or payable (direct or indirect) in respect thereof), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative); provided that no Net Proceeds calculated above shall constitute Net Proceeds until the aggregate amount of all Net Proceeds in any applicable fiscal year exceeds Twenty-Five Million U.S. Dollars ($25,000,000).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Oaktree Capital” means Oaktree Capital Management, L.P. and any fund or investment vehicle that (a) is organized by such Person for the purpose of making equity or debt investments in one or more companies and (b) is controlled by, or under common control with, such Person. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all Swap Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), the Parallel Debt, obligations and liabilities of any of the Loan Parties to any of the Lenders, the Agents, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Original Currency” has the meaning assigned to such term in Section 2.18.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overnight LIBO Rate” means a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits in any Agreed Currency (as the case may be) as displayed on the applicable Thomson Reuters screen page (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be reasonably selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if an Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Parallel Debt” has the meaning assigned to such term in Section 8.09(e).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Payment Condition” means, with respect to any proposed designated action on any date, a condition that is satisfied if (a) no Event of Default has occurred and is continuing or would result after giving effect to such action, and (b) either (i) after giving effect to such proposed action as if it occurred on the first day of the applicable Pro Forma Period, pro forma Aggregate Availability is greater than twenty percent (20%) of the lesser of (A) the Aggregate Revolving Commitment and (B) the Aggregate Borrowing Base, in each case at all times during such Pro Forma Period, or (ii) both (A) after giving effect to such proposed action as if it occurred on the first day of such Pro Forma Period, the pro forma Aggregate Availability is greater than twelve and one half of one percent (12.5%) of the lesser of (1) the Aggregate Revolving Commitment and (2) the Aggregate Borrowing Base, in each case at all times during such Pro Forma Period and (B) the Fixed Charge Coverage Ratio, computed on a pro forma basis (with any prepayment of Indebtedness being deemed to be a Fixed Charge for such pro forma calculation) after giving effect to such proposed action for the period of four consecutive fiscal quarters ending on the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, shall be greater than one (1.0) to one (1.0).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any Plan or any Foreign Pension Plan.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a hostile or contested acquisition;

(b) the business acquired in connection with such Acquisition is not primarily engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

(d) as soon as available, but not less than ten (10) days prior to such Acquisition, the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition and (ii) to the extent available to the Borrower Representative and subject to compliance with any applicable confidentiality obligations, a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;

(e) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of any Borrowing Base and would, if so included, constitute ten percent (10%) or more of the Borrowing Base, the Administrative Agent shall have (i) received an appraisal of such Inventory from one or more firms reasonably satisfactory to the Administrative Agent and (ii) conducted an audit and field examination of such Accounts and Inventory, the results of which in each case shall be reasonably satisfactory to the Administrative Agent;

(f) if such Acquisition is an acquisition by a Borrower or a Loan Party of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Subsidiary of a Borrower;

(g) if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;

(h) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;

(i) with respect to any such Acquisition involving total consideration in excess of Twenty-Five Million U.S. Dollars ($25,000,000), the Borrower Representative shall certify to the Agents and the Lenders (and provide the Agents and the Lenders with a pro forma calculation in form and substance reasonably satisfactory to the Agents and the Lenders) that, after giving effect to the completion of such Acquisition, the Investment Condition shall be satisfied;

(j) all actions required to be taken with respect to any newly acquired or formed Wholly-Owned Subsidiary of a Borrower or a Loan Party, as applicable, to the extent required under Section 5.20 shall be taken; and

(k) the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within 15 days following the consummation thereof.

“Permitted Discretion” means the commercially reasonable exercise of the Administrative Agent’s or European Agent’s, as applicable, good faith credit judgment in accordance with customary business practices for comparable asset-based lending transactions in the Company’s industry in consideration of any factor which is reasonably likely to (i) materially and adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Agents and Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, or (ii) suggest that any Collateral report or financial information delivered to any Agent or Lenders by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such commercially reasonable credit judgment, such Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Accounts, Eligible Unbilled Accounts or Eligible Inventory, as well as any of the following: (i) changes after the Effective Date in any material respect in collection history and dilution or collectability with respect to the Accounts; (ii) changes after the Effective Date in any material respect in demand for, pricing of, or product mix of Inventory; (iii) changes after the Effective Date in any material respect in any concentration of risk with respect to the respective Borrower’s Accounts or Inventory; and (iv) any other factors arising after the Effective Date that change in any material respect the credit risk of lending to any Borrower on the security of such Borrower’s Accounts or Inventory. Notwithstanding anything to the contrary, Reserves shall not be imposed after the Effective Date with respect to facts and circumstances actually known to the Administrative Agent or European Agent, as applicable, on the Effective Date, absent any changes in such facts or circumstances.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments, charges or other governmental levies that are not yet due or are being contested in compliance with Section 5.04;

(b) statutory Liens of carriers, warehousemens, mechanics, materialmens, repairmens, suppliers (including sellers of goods) and landlords, or other Liens imposed by law or pursuant to customary reservations of retention of title, in each case arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and other forms of governmental insurance benefits; with respect to Subsidiaries incorporated in Germany this shall include security created or subsisting in order to comply with the requirements of Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and of Section 7e of the German Social Security Code IV (Sozialgesetzbuch IV);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, encroachments, zoning restrictions, rights-of-way, minor title deficiencies and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and of its Subsidiaries taken as a whole (and any other Liens “insured over” by the applicable title insurance company);

(g) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

(h) Liens arising from precautionary UCC or similar personal property security financing statement filings or registrations regarding operating leases entered into by any Borrower or any Subsidiary;

(i) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, but in the case of Collection Accounts, such Liens shall be waived or subordinated, as applicable, to the satisfaction of the Administrative Agent or the Administrative Agent shall have established a Reserve in its Permitted Discretion;

(j) pledges, deposit accounts or cash collateral in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance or any insurance required by statute or law to any Borrower or any Subsidiary;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(m) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Borrower or any Subsidiary in the ordinary course of business;

(n) Liens of a collective bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(o) title retention rights in respect of Inventory and extended retention of title arrangements in respect of trade receivables, in each case incurred in the ordinary course of business;

(p) Liens securing Indebtedness incurred pursuant to Sections 6.01(u)(y) or 6.01(x)(y);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clauses (e) and (p) above.

“Permitted Investments” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than twenty-four (24) months from the date of acquisition, (ii) U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one (1) year from the date of acquisition thereof issued by any Lender or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above and entered into with any commercial bank meeting the qualifications specified in clause (ii) above, (iv) other investment instruments having maturities within one hundred eighty (180) days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000, (v) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within one hundred eighty (180) days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either

Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (vi) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition, (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above, (viii) in the case of any Foreign Subsidiary of the Company, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the European Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one (1) year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (1) above but issued by the principal Governmental Authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s, (ix) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition, (x) U.S. Dollars and (xi) Canadian Dollars, Japanese yen, Sterling, Euros or, in the case of any Foreign Subsidiary that is not an Unrestricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset constituting Collateral of any Loan Party, other than dispositions described in Section 6.05(a) and (g); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset constituting Collateral of any Loan Party or any Subsidiary; or

(c) the incurrence by any Loan Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Payable Reserves” means with respect to jurisdictions other than the U.S., any reserve for amounts which rank or are capable of ranking in priority to the liens granted to either Agent to secure or for other claims and/or deductions for the Foreign Secured Obligations, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, or vacation pay, severance pay, employee deductions, income tax, insolvency costs, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and pension obligations.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Pro Forma Basis” means, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first (1st) day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any asset sale, any acquisition, Investment, disposition, merger, amalgamation, consolidation, any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any redesignation of any Unrestricted Subsidiary as a restricted Subsidiary, and any restructurings, optimizations or operating improvements of the business of the Company or any of its Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Company determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower Representative (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Acquisition” or pursuant to Sections 6.01(s), 6.01(t) or 6.01(u), occurring during the Reference Period or thereafter and through and including the date of determination) and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Acquisition” or pursuant to Sections 6.01(s), 6.01(t) or 6.01(u), occurring during the Reference Period or thereafter and through and including the date of determination) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) interest expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and may include, for any fiscal period ending on or prior to the second (2nd) anniversary of any relevant pro forma event, adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event; provided, that such synergies or cost savings shall not exceed, for any calculation period, (a) the greater of (i) $60,000,000 or (ii) 20% of the amount of EBITDA (calculated on a Pro Forma Basis, but excluding any adjustment thereto in respect of synergies or cost savings), and (b) solely with respect to any such synergies or cost savings that are not in accordance with Regulation S-X, the greater of (i) $40,000,000 or (ii) 15% of the amount of EBITDA (calculated on a Pro Forma Basis, but excluding any adjustment thereto in respect of synergies or cost savings), with any such synergies or cost savings under this clause (b) being reasonably acceptable to the Administrative Agent. The Company shall deliver to the Administrative Agent a certificate of a Financial Officer of the Company setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

“Pro Forma Period” means the period commencing thirty (30) days prior to the date of any proposed designated action and ending on the date of such proposed designated action.

“Public-Sider” means a Lender whose representatives may trade in securities of Holdings or its controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and any successor regulation to all or a portion thereof.

“Recipient” means, as applicable, (a) any Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Report” means reports prepared by any Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after any Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by such Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing at least 50.1% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws, constitutional documents, articles of association, memorandum of association, as applicable, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, and without duplication of any eligibility criteria, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, Priority Payables Reserves, Retention of Title Reserves, volatility reserves, reserves for “extended” or “extendable” retention of title, reserves for rent at locations leased by any Loan Party (not to exceed three months’ rent) and for consignee’s, warehousemen’s and bailee’s charges (not to exceed three months’ charges), reserves for the reduction in the amount of Domestic Qualified Cash or European Qualified Cash on deposit with the Borrowers after delivery of any Borrowing Base Certificate, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Belgian law limitations relating to 50% of the value of finished goods (for so long as the applicable laws remain in effect) with respect to Inventory of the Belgian Borrower, reserves for registration duties and filing fees with respect to the perfection of additional pledges over commercial business of the Belgian Borrower, reserves for Swap Agreement Obligations, reserves for taxes, fees, assessments, and other governmental charges with respect to Accounts and/or Inventory of the Borrowers, reserves for VAT and reserves for fees payable to an insolvency administrator pursuant to Section 171 of the German Insolvency Code (or relevant successor provision)) with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Retention of Title Reserves” means, any reserve established by the Administrative Agent in its Permitted Discretion with respect to any Inventory for which (i) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof or (ii) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof. Notwithstanding the foregoing, it is agreed and understood that no Retention of Title Reserves shall be established by Administrative Agent with respect to Inventory of a Borrower which may be subject to any rights of retention of title to the extent that (a) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has been paid, (b) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory or (c) the applicable vendor or supplier has waived its retention of title rights in a legally effective manner reasonably satisfactory to the Administrative Agent.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Domestic Revolving Lender pursuant to Section 9.04. The initial Dollar Equivalent amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Exposure” means, collectively, the Domestic Revolving Exposure and the European Revolving Exposure.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Secured Parties” means (a) the Agents, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreements” means, collectively, the Belgian Security Agreements, the Domestic Security Agreements, the German Security Agreements and the Swiss Security Agreements, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of any Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Specified Default” means any Event of Default under clauses (a), (b), (d) (solely with respect to the failure to perform the covenant set forth in Section 6.12), (h) or (i) of Article VII.

“Standby LC Exposure” means, at any time, the sum of Domestic Standby LC Exposure and European Standby LC Exposure.

“Statements” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBO Rate and the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurocurrency Loans and EURIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the U.K.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the reasonable satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable. Notwithstanding the foregoing, other than for the purposes of Sections 3.01, 3.04, 3.06, 3.07, 3.08, 3.09, 3.10, 3.15, 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.05, 5.06, 5.07, 5.09, clauses (c), (h), (i), (j), (k) or (l) of Article VII and the definition of Unrestricted Subsidiary contained herein, any Unrestricted Subsidiary of the Company shall not constitute a Subsidiary for purposes of this Agreement.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for purposes of U.S. Federal income tax or other taxes applicable thereto, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Supermajority Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing at least 66.7% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of its Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction. It is agreed and understood that certain Swap Agreement Obligations are outstanding as of the Effective Date in respect of the Swap Agreements that are provided to the Loan Parties by the Lenders and their Affiliates as of the Effective Date.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means the Domestic Swingline Lender or the European Swingline Lender, as the context requires; and “Swingline Lenders” means the Domestic Swingline Lender and the European Swingline Lender, collectively.

“Swingline Loans” has the meaning assigned to such term in Section 2.05(a).

“Swiss Borrower” means Aleris Switzerland GmbH, a company with limited liability organized under the laws of Switzerland.

“Swiss Borrower Utilization” means, at any time, the Dollar Equivalent of the excess (if any) of (a) the aggregate Swiss Revolving Exposure, minus (b) the Swiss Borrowing Base.

“Swiss Borrowing Base” means, at any time, with respect to the Swiss Borrower, the sum of (a) 85% of the Swiss Borrower’s Eligible Accounts at such time, plus (b) 100% of the Swiss Borrower’s European Qualified Cash at such time, minus (c) Reserves related to the Swiss Borrower established by the Administrative Agent in its Permitted Discretion. The Administrative Agent may, in its Permitted Discretion, establish additional Reserves against eligibility and adjust Reserves used in computing the Swiss Borrowing Base, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The Swiss Borrowing Base at any time shall be determined by reference to the most recent applicable Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.

“Swiss Collateral Documents” means, collectively, the Swiss Security Agreements and any other Swiss law governed agreements, instruments and documents executed by any Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens on the Collateral to secure the Foreign Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Swiss Guarantee Limitations” means the limitations set forth in Section 11.16 of this Agreement.

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Insolvency Event” means (a) a filing for the declaration of bankruptcy (Antrag auf Konkurseröffnung) or a formal declaration of bankruptcy (Konkurseröffnung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs); (b) the filing for a request for a moratorium (Gesuch um Nachlasstundung) or a grant of a moratorium (Nachlassstundung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs); (c) a moratorium on any of its indebtedness, its dissolution or liquidation; or (d) a postponement of a bankruptcy (Konkursaufschub) within the meaning of article 725a of the Swiss Code of Obligations (Schweizerisches Obligationenrecht).

“Swiss Loan Parties” means, collectively, the Swiss Borrower and each other Person that is organized under the laws of Switzerland and becomes a party hereto and to a Swiss Security Agreement.

“Swiss Non-Bank Rules” means, collectively, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Qualifying Bank” means (a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen); or (b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Swiss Guidelines.

“Swiss Revolving Exposure” means, at any time, the European Revolving Exposure to the Swiss Borrower at such time.

“Swiss Security Agreements” means the Swiss receivables pledge agreement, and any other pledge or security agreement governed by the laws of Switzerland in respect of Collateral and entered into, after the date of this Agreement by any other Swiss Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the European Agent and the other Secured Parties in respect of Collateral, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders under this Agreement which are not Swiss Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors other than Swiss Qualifying Banks of Swiss Borrower under all outstanding debts relevant for the classification as debenture (Kassenobligation) (including intragroup loans, facilities or private placements (including Loans pursuant to this Agreement)) must not at any time exceed twenty, all in accordance within the meaning of Swiss Guidelines.

“Switzerland” means the Swiss Confederation.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) which utilizes a single shared platform and which was launched on 19 November 2007 for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tier I Country” means each country listed on Schedule 1.01(B) and each additional country as agreed by the Administrative Agent from time to time in its Permitted Discretion.

“Tier II Country” means each country listed on Schedule 1.01(C) and each additional country as agreed by the Administrative Agent from time to time in its Permitted Discretion.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Secured Leverage Ratio” means, at any date, the ratio of (a) the Total Indebtedness on such date that is secured by any Lien on any property of the Company and its Subsidiaries to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date). For the purposes of the Total Secured Leverage Ratio, EBITDA shall be determined on a Pro Forma Basis.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the entry into of Swap Agreements, and the payment of all expenses and costs related thereto.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted EURIBO Rate, the Adjusted LIBO Rate, the CB Floating Rate or Overnight LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed (x) from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures) or (y) from the proceeds of any asset sale or casualty or other insurance (it being agreed and understood that up to Five Hundred Million U.S. Dollars ($500,000,000) of Capital Expenditures made in respect of the Lewisport, Kentucky expansion shall be deemed to be financed from the proceeds of an asset sale for purposes of the calculation of the Fixed Charge Coverage Ratio).

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company designated by the Borrower Representative as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower Representative shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom and (b) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), the Borrower shall be in compliance on a Pro Forma Basis with Section 6.12, and (2) any Subsidiary of an Unrestricted Subsidiary; provided, that (a) any such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Company or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Company or any of its Subsidiaries shall be deemed to have been made under, and subject to the terms and conditions of, Section 6.04 and (b) without duplication of clause (a), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to, and subject to the terms and conditions of, Section 6.04. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the Borrower shall be in compliance on a Pro Forma Basis with Section 6.12, (iv) all representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (v) the Borrower Representative shall have delivered to the Administrative Agent an officer’s certificate executed by a Financial Officer of the Company, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations in reasonable detail and information required by the preceding clause (iii).

“Unused Commitment” means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure.

“U.K.” means, collectively, the United Kingdom of Great Britain and Northern Ireland.

“U.S.” means the United States of America.

“U.S. Dollars” or “$” refers to lawful money of the U.S.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) of this definition or imposed elsewhere.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned Subsidiary” means as to any Person, (i) any corporation one hundred percent (100%) of whose Equity Interests (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a one hundred percent (100%) equity interest at such time; provided that Aleris Aluminum GmbH, Aleris Recycling (German Works) GmbH or any other Subsidiary of Aleris which is organized in Germany which owns real property shall constitute a “Wholly-Owned Subsidiary” for all purposes of the Credit Documents so long as no more than five and one-tenth of one percent (5.1%) of the Equity Interests of such Subsidiary are owned by a Person other than Aleris or a Wholly-Owned Subsidiary of Aleris so long as (i) the holder of such Equity Interests is reasonably satisfactory to the Administrative Agent and (ii) all of the economic interests attributable to the Equity Interests in such Subsidiary are owned directly or indirectly by Aleris and its Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or Local GAAP, as applicable, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or Local GAAP, as applicable, or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or Local GAAP, as applicable, or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or Local GAAP, as applicable, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or Local GAAP, as applicable, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial

Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05 Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Subsidiary makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Borrowers most recently ended, the Net Leverage Ratio, the Total Secured Leverage Ratio, the Fixed Charge Coverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis. Without limiting the foregoing, to the extent any financial statements of the Company and its Subsidiaries include operations, business and assets of the recycling and extrusions business that was sold prior to the Effective Date, the Net Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis to give effect to the sale and disposition of such recycling and extrusions business.

SECTION 1.06 Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other governing agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07 Determination of Dollar Equivalent. The Administrative Agent will determine the Dollar Equivalent of:

(a) each Eurocurrency Borrowing or EURIBOR Borrowing in a Foreign Currency as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing or EURIBOR Borrowing in a Foreign Currency;

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its sole discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines the Dollar Equivalent of any amount as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Equivalent is determined on or as of such day.

SECTION 1.08 Belgian Terms. In this Agreement, where it relates to a Belgian Loan Party, a reference to:

(a) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer shall be deemed to include any curator / curateur, vereffenaar / liquidateur, voorlopig bewindvoerder / administrateur provisoire, voorlopig bestuurder / administrateur provisoire and sekwester / séquestre;

(b) a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling / cessation de paiements);

(c) an insolvency shall be deemed to include a gerechtelijke reorganisatie / réorganisation judiciaire, faillissement / faillite and any (other) concurrence between creditors by universal title (samenloop van schuldeisers onder algemene titel / concours des créanciers à titre universel);

(d) a moratorium or composition shall be deemed to include any gerechtelijke reorganisatie / réorganisation judiciaire; winding up, administration, liquidation or dissolution includes any vereffening / liquidation, ontbinding / dissolution, faillissement / faillite and sluiting van een onderneming / fermeture d’enterprise;

(e) an assignment or similar arrangement with any creditor shall be deemed to include a minnelijk akkoord met alle schuldeisers/ accord amiable avec tous les créanciers;

(f) an attachment, sequestration, distress, execution or analogous events shall be deemed to include any uitvoerend beslag / saisie exécutoire and bewarend beslag / saisie conservatoire;

(g) a security interest or security shall be deemed to include any mortgage (hypotheek / hypothèque), pledge (pand / gage), privilege (voorrecht / privilège), retention right (eigendomsvoorbehoud / réserve de propriété), any security in rem (zakelijke zekerheid / sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid / transfert à titre de garantie) and, in general, any right in rem created for the purpose of granting security and any promise or mandate to create any of the security interest mentioned above;

(h) a company organized under the laws of Belgium shall be deemed to include any company which has its main establishment (voornaamste vestiging / établissement principal) in Belgium; and

(i) a subsidiary shall be deemed to include a dochtervennootschap / filiale as defined in Article 6, 2 of the Belgian Company Code.

ARTICLE II

The Credits

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Domestic Revolving Lender severally (and not jointly) agrees to make Domestic Revolving Loans in U.S. Dollars to the Domestic Borrowers from time to time during the Availability Period, in each case so long as, after giving effect thereto, each of the following conditions is satisfied:

(i) each Domestic Revolving Lender’s Domestic Revolving Exposure would not exceed such Domestic Revolving Lender’s Domestic Revolving Subcommitment;

(ii) the aggregate Domestic Revolving Exposure of all Domestic Revolving Lenders would not exceed an amount equal to (A) the lesser of (1) the aggregate amount of Domestic Revolving Subcommitments and (2) the Domestic Borrowing Base minus (B) the European Borrower Utilization; and

(iii) the Aggregate Credit Exposure of all Revolving Lenders would not exceed the Aggregate Revolving Commitment of all Revolving Lenders.

in each case subject to the Administrative Agent’s authority, in its sole discretion, to make Domestic Protective Advances and Domestic Overadvances pursuant to the terms of Sections 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Domestic Borrowers may borrow, prepay and reborrow Domestic Revolving Loans. The limitations on Borrowings referred to in clauses (i) through (iii) above are referred to collectively as the “Domestic Revolving Exposure Limitations”.

(b) Subject to the terms and conditions set forth herein, each European Revolving Lender severally (and not jointly) agrees to make European Revolving Loans in the Agreed Currencies to the European Borrowers from time to time during the Availability Period, in each case so long as, after giving effect thereto, each of the following conditions is satisfied:

(i) each European Revolving Lender’s European Revolving Exposure would not exceed such European Revolving Lender’s European Revolving Subcommitment;

(ii) the aggregate European Revolving Exposure of all European Revolving Lenders would not exceed the aggregate amount of European Revolving Subcommitments;

(iii) the aggregate Belgian Revolving Exposure of all European Revolving Lenders would not exceed an amount equal to (A) the sum of (1) the Belgian Borrowing Base plus (2) the Domestic Borrowing Base, minus (B) the sum of (1) the aggregate Domestic Revolving Exposure of all Lenders, plus (2) the German Borrower Utilization, plus (3) the Swiss Borrower Utilization;

(iv) the aggregate German Revolving Exposure A of all European Revolving Lenders would not exceed an amount equal to (A) the sum of (1) the German Borrowing Base A plus (2) the Domestic Borrowing Base, minus (B) the sum of (1) the aggregate Domestic Revolving Exposure of all Lenders, plus (2) the Belgian Borrower Utilization plus (3) the Swiss Borrower Utilization plus (4) the German Borrower B Utilization;

(v) the aggregate German Revolving Exposure B of all European Revolving Lenders would not exceed an amount equal to (A) the sum of (1) the German Borrowing Base Combined plus (2) the Domestic Borrowing Base, minus (B) the sum of (1) the aggregate Domestic Revolving Exposure of all Lenders, plus (2) the Belgian Borrower Utilization plus (3) the Swiss Borrower Utilization plus (4) the German Borrower A Utilization;

(vi) the aggregate Swiss Revolving Exposure of all European Revolving Lenders would not exceed an amount equal to (A) the sum of (1) the Swiss Borrowing Base plus (2) the Domestic Borrowing Base, minus (B) the sum of (1) the aggregate

Domestic Revolving Exposure of all Lenders, plus (2) the Belgian Borrower Utilization plus (3) the German Borrower Utilization; and

(vii) the Aggregate Credit Exposure of all Revolving Lenders would not exceed the Aggregate Revolving Commitment of all Revolving Lenders.

in each case subject to the European Agent’s authority, as directed by the Administrative Agent in its sole discretion, to make European Protective Advances and European Overadvances pursuant to the terms of Sections 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the European Borrowers may borrow, prepay and reborrow European Revolving Loans. The limitations on Borrowings referred to in clauses (i) through (vii) above are referred to collectively as the “European Revolving Exposure Limitations”; the Domestic Revolving Exposure Limitations together with the European Revolving Exposure Limitations are referred to collectively as the “Revolving Exposure Limitations”.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b) Subject to Section 2.14, (i) each Revolving Borrowing made to a Domestic Borrower shall be denominated in U.S. Dollars and shall be comprised entirely of CBFR Loans or Eurocurrency Loans, and (ii) each Revolving Borrowing made to a European Borrower shall be denominated in U.S. Dollars, Sterling or Euro shall be comprised entirely of Eurocurrency Loans or EURIBOR Loans, in each case as the Borrower Representative may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as CBFR Borrowings but may be converted into Eurocurrency Borrowings in accordance with Section 2.08. Each Domestic Swingline Loan shall be denominated in U.S. Dollars and a CBFR Loan. Each European Swingline Loan shall be denominated in U.S. Dollars, Sterling or Euro and an Overnight LIBO Rate Loan. Each Lender at its option may make any CBFR Loan, Eurocurrency Loan or EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of One Million U.S. Dollars ($1,000,000) (or, if such Borrowing is denominated in a Foreign Currency, one million (1,000,000) units of such currency) and not less than Five Million U.S. Dollars ($5,000,000) (or, if such Borrowing is denominated in a Foreign Currency, five million (5,000,000) units of such currency). Each Swingline Loan shall be in an amount that is an integral multiple of One Million U.S. Dollars ($1,000,000) (or, if such Borrowing is denominated in a Foreign Currency, one million (1,000,000) units of such currency) and not less than One Million U.S. Dollars ($1,000,000) (or, if such Borrowing is denominated in a Foreign Currency, one million (1,000,000) units of such currency). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Borrowings and/or EURIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent (and, with respect to any European Revolving Borrowing, the European Agent) of such request either in writing (delivered by hand or facsimile) in the form of Exhibit F-1 with respect to any Domestic Revolving Borrowing or Exhibit F-2 with respect to any European Revolving Borrowing (or, in each case, such other form approved by the Administrative Agent) and signed by the Borrower Representative or, in the case of a Domestic Borrower only, by telephone not later than (a) in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing, 12:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, 12:00 p.m., Local Time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Local Time, on the date of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in the form of Exhibit F-1 or Exhibit F-2 (or, in each case, such other form approved by the Administrative Agent), as applicable, and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is a Domestic Borrowing or European Borrowing;

(v) whether such Borrowing is to be a CBFR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing;

(vi) in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing made to a European Borrower, the Agreed Currency of such Borrowing; and

(vii) in the case of a Eurocurrency Borrowing or EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then (a) in the case of a Borrowing made to a Domestic Borrower, the requested Revolving Borrowing shall be a CBFR Borrowing and (b) in the case of a Borrowing made to a European Borrower, the requested Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or EURIBOR Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified, then (a) in the case of any Borrowing by a Domestic Borrower, the requested Revolving Borrowing shall be made in U.S. Dollars and (b) in the case of any Borrowing by a European Borrower, the requested Revolving Borrowing shall be made in Euros. Promptly following receipt of a Borrowing Request in accordance with this Section, the

Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time by the Administrative Agent in its Permitted Discretion (but shall have absolutely no obligation to), to (1) make Loans to a Domestic Borrower (as determined by the Administrative Agent) in U.S. Dollars, on behalf of all Domestic Revolving Lenders (“Domestic Protective Advances”), or (2) direct the European Agent to make Loans to a European Borrower (as determined by the Administrative Agent) in U.S. Dollars, Sterling or Euro, as determined by the Administrative Agent, on behalf of all European Revolving Lenders (“European Protective Advances”; together with Domestic Protective Advances, collectively, “Protective Advances”), in each case which the Administrative Agent, in its Permitted Discretion, deems necessary (i) to preserve or protect the Collateral, or any portion thereof or (ii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that, (A) the Dollar Equivalent of the aggregate amount of Domestic Protective Advances outstanding at any time shall not at any time exceed 5% of the aggregate Domestic Revolving Subcommitments of all Lenders at such time, (B) the Dollar Equivalent of the aggregate amount of European Protective Advances outstanding at any time shall not at any time exceed 5% of the aggregate European Revolving Subcommitments of all Lenders at such time, (C) the Dollar Equivalent of the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5% of the Aggregate Revolving Commitment at such time and (D) the Dollar Equivalent of the aggregate amount of Protective Advances and Overadvances outstanding at any time shall not at any time exceed 10% of the Aggregate Revolving Commitment at such time; provided further that, (A) the aggregate amount of outstanding Domestic Protective Advances plus the Domestic Revolving Exposure shall not exceed the Domestic Revolving Subcommitment, (B) the aggregate amount of outstanding European Protective Advances plus the European Revolving Exposure shall not exceed the European Revolving Subcommitment and (C) the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Domestic Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral to secure the Secured Obligations and shall constitute Obligations hereunder. The European Protective Advances shall be secured by the Liens in favor of the European Agent in and to the Collateral to secure the Foreign Secured Obligations and shall constitute Obligations hereunder. All Domestic Protective Advances shall be CBFR Borrowings. All European Protective Advances shall be Overnight LIBO Rate Borrowings. The applicable Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Domestic Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Domestic Revolving Lenders to make a Domestic Revolving Loan to repay a Domestic Protective Advance. At any time that there is sufficient European Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the European Revolving Lenders to make a European Revolving Loan to repay a European Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the applicable Agent (whether before or after the occurrence of a Default), each Domestic Revolving Lender or European Revolving Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the applicable Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Agent in respect of such Protective Advance.

SECTION 2.05 Swingline Loans and Overadvances.

(a) The Agents, the Swingline Lenders and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests a CBFR Domestic Revolving Borrowing or a European Revolving Borrowing in accordance with Section 2.03, with respect to the applicable Borrower, the applicable Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the applicable Revolving Lenders and in the amount requested, same day funds to such Borrower, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by the Domestic Swingline Lender to a Domestic Borrower pursuant to this Section 2.05(a) is referred to in this Agreement as a “Domestic Swingline Loan”; each such Loan made solely by the European Swingline Lender to a European Borrower pursuant to this Section 2.05(a) is referred to in this Agreement as a “European Swingline Loan”; the Domestic Swingline Loans and the European Swingline Loans are referred to in this Agreement, collectively, as “Swingline Loans” and individually as a “Swingline Loan” ), in each case with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other CBFR Loans or Overnight LIBO Rate Loans, funded by the applicable Revolving Lenders, except that all payments thereon shall be payable to the applicable Swingline Lender solely for its own account. The aggregate amount of (i) Domestic Swingline Loans outstanding at any time shall not exceed the Dollar Equivalent of Fifteen Million U.S. Dollars ($15,000,000), (ii) European Swingline Loans outstanding at any time shall not exceed the Dollar Equivalent of Thirty Million U.S. Dollars ($30,000,000) and (iii) aggregate Swingline Loans outstanding at any time shall not exceed the Dollar Equivalent of Forty Five Million U.S. Dollars ($45,000,000). The applicable Swingline Lender shall not make any (i) Domestic Swingline Loan if the Domestic Revolving Exposure Limitations are not satisfied after giving effect thereto or (ii) European Swingline Loan if the European Revolving Exposure Limitations are not satisfied after giving effect thereto. All Domestic Swingline Loans shall be CBFR Borrowings and all European Swingline Loans shall be Overnight LIBO Rate Borrowings.

(b) Any provision of this Agreement to the contrary notwithstanding, (i) at the request of the Borrower Representative, with respect to a Domestic Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Domestic Revolving Loans to such Domestic Borrower, on behalf of the Domestic Revolving Lenders, in amounts that exceed Domestic Availability (any such excess Domestic Revolving Loans are herein referred to collectively as “Domestic Overadvances”), and (ii) at the request of the Borrower Representative, with respect to a European Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), direct the European Agent to make European Revolving Loans to such European Borrower, on behalf of the European Revolving Lenders, in amounts that exceed European Availability (any such excess European Revolving Loans are herein referred to collectively as “European Overadvances”; Domestic Overadvances and European Overadvances are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to the applicable Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Domestic Overadvances shall constitute CBFR Borrowings and all European Overadvances shall constitute Overnight LIBO Rate Borrowings. The authority of the Administrative Agent to make Domestic Overadvances is limited to an aggregate amount not to exceed the Dollar Equivalent of 5% of the aggregate Domestic Revolving Subcommitments of all Lenders at such time and the authority of the Administrative Agent to direct European Agent to make European Overadvances is limited to an aggregate amount not to exceed the Dollar Equivalent of 5% of the aggregate European Revolving Subcommitments of all Lenders at such time. The Dollar Equivalent of the aggregate amount of Protective Advances and Overadvances outstanding at any time shall not at any time exceed 10% of the Aggregate Revolving Commitment at such time. No Overadvance may remain outstanding for more than thirty days. No Domestic Overadvance shall cause any Domestic Revolving Lender’s Domestic Revolving Exposure to exceed its Domestic Revolving Subcommitment and no European Overadvance shall cause any European Revolving Lender’s European Revolving Exposure to exceed its European Revolving Subcommitment. Notwithstanding anything contained herein to the contrary, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make (or direct to be made) Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Domestic Revolving Lender (in the case of any Domestic Swingline Loan or Domestic Overadvance) and European Revolving Lender (in the case of any European Swingline Loan or European Overadvance) shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender or the applicable Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Domestic Revolving Subcommitment and/or the European Revolving Subcommitment, as applicable. The Swingline Lenders or the Agents may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the applicable Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Agent in respect of such Swingline Loan or Overadvance.

(d) The Administrative Agent, on behalf of each Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Local Time on the date of such requested Settlement (the “Settlement Date”); provided that, with respect to European Swingline Loans only, the Administrative Agent shall provide such requested Settlement at least three (3) Business Days prior to the applicable Settlement Date. Each Revolving Lender (other than each Swingline Lender, in the case of the applicable Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Local Time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period subject to Section 2.06(c). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued with such Borrower as applicant for the support of any of its Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the applicable Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented. The Existing Letters of Credit shall be deemed to be “Domestic Letters of Credit” and/or “European Letters of Credit”, as identified on Schedule 2.06 as applicable, in each case issued on the Effective Date under this Agreement for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (prior to 9:00 am, Local Time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit (which Letter of Credit shall be in a form reasonably acceptable to and agreed by the Administrative Agent (and the European Agent, in the case of a European

Letter of Credit) and the applicable Issuing Bank), or identifying the Letter of Credit to be amended, renewed or extended, and specifying the name of the applicable Borrower, whether such Letter of Credit is to constitute a Domestic Letter of Credit or a European Letter of Credit, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable to such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Each Domestic Letter of Credit shall be issued in U.S. Dollars. Each European Letter of Credit shall be issued in U.S. Dollars, Euro or Sterling, and, solely with respect to certain Existing Letters of Credit, Norwegian Kroner or Swiss Francs. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the Dollar Equivalent of One Hundred Twenty Five Million U.S. Dollars ($125,000,000), (ii) the aggregate Domestic LC Exposure shall not exceed the Dollar Equivalent of One Hundred Twenty Five Million U.S. Dollars ($125,000,000), (iii) the aggregate European LC Exposure shall not exceed the Dollar Equivalent of One Hundred Twenty Five Million U.S. Dollars ($125,000,000), (iv) the aggregate Standby LC Exposure shall not exceed One Hundred Million U.S. Dollars ($100,000,000), (v) the aggregate Commercial LC Exposure shall not exceed Twenty Five Million U.S. Dollars ($25,000,000), (vi) with respect to any Domestic Letter of Credit, the Domestic Revolving Exposure Limitations shall be satisfied, and (vii) with respect to any European Letter of Credit, the European Revolving Exposure Limitations shall be satisfied. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations; Issuing Bank Acting on Behalf of Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Domestic Revolving Lender with respect to a Domestic Letter of Credit and to each European Revolving Lender with respect to a European Letter of Credit, and each applicable Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Domestic Letter of Credit and/or European Letter of Credit, as applicable. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable

Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Domestic Letters of Credit and/or European Letters of Credit, as applicable, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that each Letter of Credit issued by an Issuing Bank in accordance with this Agreement is issued in reliance on the foregoing agreements of the Revolving Lenders, and each Issuing Bank shall have the benefits and immunities provided to the Agents under Sections 8.04, 8.05 and 8.07.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 11:00 a.m., Local Time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Local Time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Local Time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Local Time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Swingline Loan or, to the extent such LC Disbursement was made in U.S. Dollars with respect to a Domestic Letter of Credit, a CBFR Revolving Borrowing, in each case in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan or CBFR Revolving Borrowing, as applicable. Each LC Disbursement shall be reimbursed in (i) U.S. Dollars, if the underlying Letter of Credit was issued in U.S. Dollars, (ii) Euro, if the underlying Letter of Credit was issued in Euro, and (iii) Sterling, if the underlying Letter of Credit was issued in Sterling. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Domestic Revolving Lender (in the case of a Domestic Letter of Credit) and each European Revolving Lender (in the case of a European Letter of Credit) of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of CBFR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. Notwithstanding anything herein to the contrary, any reimbursement or payment provided by any Foreign Loan Party shall be used solely to pay the Foreign Secured Obligations.

(f) Obligations Absolute. Each Borrower’s joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that, the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (i) if such Borrower is a Domestic Borrower, CBFR Revolving Loans, and (ii) if such Borrower is a European Borrower, Revolving Loans with an Interest Period of one month for such Agreed Currency; such interest shall be payable on the date when such reimbursement is due; provided that, if any Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. The provisions of this Section 2.06 with respect to any replaced Issuing Bank shall survive the termination of this Agreement. Without limiting the foregoing, (A) an Issuing Bank may notify the Administrative Agent and the Borrower Representative, upon ten (10) Business Days’ prior written notice, that such Issuing Bank will not issue any additional Letters of Credit under this Agreement and (B) in the event such notice is delivered, the replacement of such Issuing Bank, if applicable, shall be governed by this Section 2.06(i).

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than fifty percent (50%) of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Domestic Borrower shall deposit in one or more accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Domestic Revolving Lenders (collectively, the “Domestic LC Collateral Account”), an amount in cash equal to one hundred and five percent (105%) of the Dollar Equivalent amount of the Domestic LC Exposure as of such date plus accrued and unpaid interest thereon for Letters of Credit under which such Domestic Borrower is an account party and each European Borrower shall deposit in one or more accounts with the European Agent, in the name of the European Agent and for the benefit of the European Revolving Lenders (collectively, the “European LC Collateral Account”), an amount in cash equal to one hundred and five percent (105%) of the Dollar Equivalent amount of the European LC Exposure as of such date plus accrued and unpaid interest thereon for Letters of Credit under which such European Borrower is an account party; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that any Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in an amount equal to one hundred and five percent (105%) of the actual amount of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrower Representative. Each applicable Borrower shall also deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the applicable Agent as collateral for the payment and performance of the applicable Secured Obligations. The applicable Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the applicable LC Collateral Account. Each Domestic Borrower hereby grants the Administrative Agent a security interest in the Domestic LC Collateral Account and all money or other assets on deposit therein or credited thereto. Each European Borrower hereby grants the European Agent a security interest in the European LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the applicable Agent and at the applicable Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the applicable LC Collateral Account. Moneys in applicable LC Collateral Account shall be applied by the applicable Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than fifty percent (50%) of the aggregate LC Exposure), be applied to satisfy other applicable Secured Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent. The applicable Agent shall return to the applicable Borrowers cash collateral required by Section 2.11(b) within three (3) Business Days following the date that such cash collateral is no longer required thereunder. Notwithstanding anything herein to the contrary, (u) cash collateral provided by any Domestic Subsidiary shall be used to pay the Domestic Secured Obligations before being used to pay any of the other Secured Obligations, (v) cash collateral provided by any Foreign Subsidiary shall be used solely to pay the Foreign Secured Obligations, (x) cash collateral provided by any Belgian Loan Party shall be subject to the Belgian Guarantee Limitations, (y) cash collateral provided by any German Loan Party shall be subject to the German Guarantee Limitations and (z) cash collateral provided by any Swiss Loan Party shall be subject to the Swiss Guarantee Limitations.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and Dollar Equivalent amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. All reporting from each Issuing Bank with respect to any Letters of Credit shall indicate whether each Letter of Credit constitutes a Domestic Letter of Credit or a European Letter of Credit.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds in an amount equal to such Lender’s Applicable Percentage thereof by 1:00 p.m., Local Time, to the account of the Administrative Agent (in the case of Domestic Revolving Loans) most recently designated by it for such purpose by notice to the Lenders and to the account of the European Agent (in the case of European Revolving Loans) most recently designated by it for such purpose by notice to the Lenders; provided that, Swingline Loans shall be made as provided in Section 2.05. The applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the applicable Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent or the European Agent, as applicable.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the applicable Agent such Lender’s share of such Borrowing, the Agents may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to such Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight LIBO Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, (y) if such amount is a Borrowing made to a Domestic Borrower, the interest rate applicable to CBFR Loans, and (z) if such amount is a Borrowing made to a European Borrower, the interest rate applicable to Overnight LIBO Rate Loans. If such Lender pays such amount to the applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type as permitted by this Agreement or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone or irrevocable written notice (provided that, borrowings made to a European Borrower shall also require irrevocable written notice to the European Agent and cannot be made by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest

Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower, or the Borrower Representative on its behalf, to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or EURIBOR Loans that does not comply with Section 2.02 or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing or to such Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the existing and resulting Borrowing is a Domestic Borrowing or a European Borrowing;

(iv) whether the resulting Borrowing is to be a CBFR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing; and

(v) if the resulting Borrowing is a Eurocurrency Borrowing or EURIBOR Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or EURIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower, or the Borrower Representative on its behalf, to change the currency of any Borrowing.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing by a Domestic Borrower, such Borrowing shall be converted to a CBFR Borrowing, and (ii) in the case of a Borrowing by a European Borrower, such Borrowing shall automatically continue as a Eurocurrency Borrowing or EURIBOR Borrowing, as applicable, in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing or EURIBOR Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default under clause (a) or (b) of Article VII has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as such Event of Default is continuing (i) no outstanding Revolving

Borrowing made to a Domestic Borrower may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing made to a Domestic Borrower shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto, and (iii) unless repaid, each Eurocurrency Revolving Borrowing or EURIBOR Revolving Borrowing made to a European Borrower shall automatically be continued as a Eurocurrency Borrowing or EURIBOR Borrowing, as applicable, with an Interest Period of one month.

SECTION 2.09 Termination and Reduction of Commitments; Increase in Revolving Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to (A) the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and the applicable Issuing Bank) in an amount equal to one hundred and five percent (105%) of the Domestic LC Exposure as of such date and (B) the European Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and the applicable Issuing Bank) in an amount equal to one hundred and five percent (105%) of the European LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments (with a corresponding reduction in the Domestic Revolving Subcommitments and/or the European Revolving Subcommitments, as designated by the Borrower Representative) shall be in a Dollar Equivalent amount that is an integral multiple of Five Million U.S. Dollars ($5,000,000) and not less than Twenty Five Million U.S. Dollars ($25,000,000), and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments (or the Domestic Revolving Subcommitments or the European Revolving Subcommitments) if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (x) the Domestic Borrowers shall not be in compliance with the Domestic Revolving Exposure Limitations, (y) the European Borrowers shall not be in compliance with the European Revolving Exposure Limitations or (z) the aggregate European Revolving Subcommitments of all European Revolving Lenders shall be greater than fifty percent (50%) of the Aggregate Revolving Commitment.

(d) The Borrower Representative shall notify the Administrative Agent (and European Agent, in the case of any termination or reduction of the European Revolving Subcommitments) of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrowers shall have the right to increase the Revolving Commitments (with a corresponding increase to the Domestic Revolving Subcommitments and/or the European Revolving Subcommitments, as designated by the Borrower Representative) by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of Twenty Five Million U.S. Dollars ($25,000,000), (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of five (5) such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed Three Hundred Million U.S. Dollars ($300,000,000), (iv) the Administrative Agent and the Issuing Banks have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (vi) the procedure described in Section 2.09(f) has been satisfied, (vii) the aggregate amount of increases to the European Revolving Subcommitments shall not exceed One Hundred and Fifty Million U.S. Dollars ($150,000,000), and (vii) after giving effect thereto, the aggregate European Revolving Subcommitments of all European Revolving Lenders shall not exceed fifty percent (50%) of the Aggregate Revolving Commitment. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Agents, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of all Lenders if any such increase or addition would cause the Revolving Commitments to exceed Nine Hundred Million U.S. Dollars ($900,000,000). As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default exists, and (3) if the covenant set forth in Section 6.12 is in effect, the Borrowers are in compliance (on a pro forma basis) with the covenants contained in Section 6.12 on the date of such increase and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent reasonably requested by the Administrative Agent.

(g) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment, Domestic Revolving Subcommitments and/or European Revolving Subcommitment, as applicable, shall make available to the applicable Agent such amounts in immediately available funds as the applicable Agent shall determine, for the benefit of the other Lenders that have a Revolving Commitment, Domestic Revolving Subcommitment and/or European Revolving Subcommitment, as applicable, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each such Lender’s portion of the outstanding Domestic Revolving Loans or European Revolving Loans, as applicable, of all the Lenders to equal its revised Applicable Percentage of such outstanding Domestic Revolving Loans or European Revolving Loans, as applicable, and the applicable Agent shall make such other adjustments among the Lenders with respect to the Domestic Revolving Loans or European Revolving Loans, as applicable, then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the applicable Agent, in order to effect such reallocation and (ii) the applicable Borrowers shall be deemed to have repaid and reborrowed all outstanding Domestic Revolving Loans or European Revolving Loans, as applicable, as of the date of any increase (or addition) in the Revolving Commitment, Domestic Revolving Subcommitments and/or European Revolving Subcommitments, as applicable (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan or EURIBOR Loan, shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

SECTION 2.10 Repayment and Amortization of Loans; Evidence of Debt.

(a) Each Domestic Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Domestic Revolving Lender the then unpaid principal amount of each Domestic Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (ii) to the Administrative Agent the then unpaid amount of each Domestic Protective Advance made for the account of such Borrower on the earlier of the Maturity Date and demand by the Administrative Agent, (iii) to the Domestic Swingline Lender the then unpaid principal amount of each Domestic Swingline Loan made for the account of such Borrower on the earlier of the Maturity Date and the fifth Business Day after such Domestic Swingline Loan is made; provided that on each date that a Domestic Revolving Loan is made, each Domestic Borrower shall repay all Domestic Swingline Loans then outstanding and the proceeds of any such Domestic Revolving Loan shall be applied by the Administrative Agent to repay any Domestic Swingline Loans outstanding, and (iv) to the Administrative Agent the then unpaid principal amount of each Domestic Overadvance made to such Borrower on the earlier of the Maturity Date and demand by the Administrative Agent. Each European Borrower hereby unconditionally promises to pay (i) to the European Agent for the account of each European Revolving Lender the then unpaid principal amount of each European Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (ii) to the European Agent the then unpaid amount of each European Protective Advance made for the account of such Borrower on the earlier of the Maturity Date and demand by the European Agent, (iii) to the European Swingline Lender the then unpaid principal amount of each European Swingline Loan made for the account of such Borrower on the earlier of the Maturity Date and the fifth Business Day after such European Swingline Loan is made; provided that on each date that a European Revolving Loan is made, each European Borrower shall repay all European Swingline Loans then outstanding and the proceeds of any such European Revolving Loan shall be applied by the European Agent to repay any European Swingline Loans outstanding, and (iv) to the European Agent the then unpaid principal amount of each European Overadvance made to such Borrower on the earlier of the Maturity Date and demand by the European Agent. Notwithstanding the foregoing, to the extent this Section 2.10 creates an obligation of a European Borrower to repay Protective Advances, Swingline Loans or Overadvances of any other Borrower, (y) no European Borrower shall be required to make a repayment in respect of the Domestic Secured Obligations, and (z) such obligations shall be subject to the Belgian Guarantee Limitations, the German Guarantee Limitations and the Swiss Guarantee Limitations, as applicable.

(b) At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to any Domestic Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first to prepay any Domestic Protective Advances and Domestic Overadvances that may be outstanding, pro rata, second to prepay the Domestic Revolving Loans (including Domestic Swingline Loans) and to cash collateralize outstanding Domestic LC Exposure, third to prepay any European Protective Advances and European Overadvances that may be outstanding, pro rata, and fourth to prepay the European Revolving Loans (including European Swingline Loans) and to cash collateralize outstanding European LC Exposure. At all times during a Cash Dominion Period, on each Business Day, the European Agent shall apply all funds credited to any European Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first to prepay any European Protective Advances and European Overadvances that may be outstanding, pro rata, and second to prepay the European Revolving Loans (including European Swingline Loans) and to cash collateralize outstanding European LC Exposure. Notwithstanding the foregoing, (i) to the extent any funds credited to any Collection Account constitute Net Proceeds, the application of such Net Proceeds shall be subject to Section 2.11(c), (ii) collections and cash collateral provided by any Foreign Loan Party shall be used solely to pay the Foreign Secured Obligations, (iii) the application of funds credited to any European Collection Account of the Belgian Borrower shall be subject to the Belgian Guarantee Limitations, (iv) the application of funds credited to any European Collection Account of any German Borrower shall be subject to the German Guarantee Limitations, and (v) the application of funds credited to any European Collection Account of the Swiss Borrower shall be subject to the Swiss Guarantee Limitations.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Each Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent and/or European Agent, as applicable, hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b) Except for Overadvances permitted under Section 2.05, if, at any time, (i) other than as a result of fluctuations in currency exchange rates, the Borrowers are not in compliance with any of the Revolving Exposure Limitations (calculated with respect to Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event and calculated with respect to the applicable Borrowing Base as shown on the most recent Borrowing Base Certificate delivered pursuant to Section 5.01(g)) or (ii) solely as a result of fluctuations in currency exchange rates, the Borrowers exceeded any Revolving Exposure Limitation by one hundred and five percent (105%) of the applicable threshold for three (3) consecutive Business Days, the applicable Borrowers who have exceed such limits with respect to their Obligations shall in each case immediately prepay the Obligations (without a corresponding reduction to the Revolving Commitments, Domestic Revolving Subcommitments or the European Revolving Subcommitments) or cash collateralize LC Exposure in accordance with Section 2.06(j), as applicable, in an aggregate amount equal to such excess. To the extent this Section 2.11 creates an obligation of (x) the Belgian Borrower to repay Borrowings of any other Borrower, the Belgian Guarantee Limitations shall apply, (y) any German Borrower to repay Borrowings of any other Borrower, the German Guarantee Limitations shall apply or (z) the Swiss Borrower to repay Borrowings of any other Borrower, the Swiss Guarantee Limitations shall apply.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by such Loan Party, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(d) below in an aggregate amount equal to one hundred percent (100%) of such Net Proceeds; provided that, (x) in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrowers are not in a Cash Dominion Period, no prepayment shall be required pursuant to this paragraph and (y) so long as no Default exists and an appropriate Reserve has been established by the Administrative Agent, such prepayment may be deferred until the end of any relevant Interest Period to the extent payments under Section 2.16 would otherwise be required.

(d) All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure. Notwithstanding the foregoing, (i) Net Proceeds received by any Domestic Loan Party in respect of any Prepayment Event shall be used to prepay the Domestic Secured Obligations before being applied to any of the other Secured Obligations, (ii) no Net Proceeds received by any Foreign Loan Party in respect of any Prepayment Event shall be used to prepay any Secured Obligations other than the Foreign Secured Obligations, (iii) Net Proceeds received by any Belgian Loan Party in respect of any Prepayment Event shall be subject to the Belgian Guarantee Limitations, (iv) Net Proceeds received by any German Loan Party in respect of any Prepayment Event shall be subject to the German Guarantee Limitations, and (v) Net Proceeds received by any Swiss Loan Party in respect of any Prepayment Event shall be subject to the Swiss Guarantee Limitations.

(e) The Borrower Representative shall notify the applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by written notice or, in the case of any prepayment made by a Domestic Borrower only, telephone (confirmed by facsimile), of any prepayment hereunder not later than (i) 12:00 p.m., Local Time, (A) in the case of prepayment of a Eurocurrency Revolving Borrowing or EURIBOR Revolving Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of a CBFR Revolving Borrowing, not later than (i) 11:00 a.m., Local Time the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the

Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12 Fees.

(a) The Domestic Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to (i) three eighths of one percent (0.375%) per annum, if the average daily Unused Commitment is greater than fifty percent (50%) of the Aggregate Revolving Commitment during the period in respect of which the payment is being made (which, for purposes of clarity, shall be the preceding calendar quarter) and (ii) one quarter of one percent (0.250%) per annum, if the average daily Unused Commitment is less than or equal to fifty percent (50%) of the Aggregate Revolving Commitment during the period in respect of which the payment is being made (which, for purposes of clarity, shall be the preceding calendar quarter), in either case, on the average daily amount of such Lender’s Applicable Percentage of the Unused Commitment during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Domestic Borrowers, jointly and severally, agree to pay to (i) the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Equivalent of the amount of such Lender’s LC Exposure in respect thereof (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower Representative and such Issuing Bank on the average daily Dollar Equivalent of the amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each calendar quarter following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Fronting fees in respect of Letters of Credit denominated in U.S. Dollars shall be paid in U.S. Dollars, and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be converted to and paid in U.S. Dollars.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in U.S. Dollars and in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each CBFR Borrowing (including each Domestic Swingline Loan) shall bear interest at the CB Floating Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each EURIBOR Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) The Loans comprising each Overnight LIBO Rate Borrowing (including each European Swingline Loan) shall bear interest at the Overnight LIBO Rate plus the Applicable Rate.

(e) Each Domestic Protective Advance and each Domestic Overadvance shall bear interest at the CB Floating Rate plus the Applicable Rate for Revolving Loans plus two percent (2%). Each European Protective Advance and each European Overadvance shall bear interest at the Overnight LIBO Rate plus the Applicable Rate plus two percent (2%).

(f) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Loan Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to CBFR Loans as provided in paragraph (a) of this Section.

(g) Accrued interest on each Loan (for CBFR Loans and Overnight LIBO Rate Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest hereunder shall be computed on the basis of a year of three hundred and sixty (360) days, except that (i) interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of three hundred and sixty five (365) days (or three hundred and sixty six (366) days in a leap year), and (ii) Borrowings denominated in Sterling shall be computed on the basis of a year of three hundred and sixty five (365) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CB Floating Rate, Adjusted EURIBO Rate, Adjusted LIBO Rate, LIBO Rate or Overnight LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(i) The interest amount is understood as net interest after the deduction of any Swiss federal withholding Taxes and shall, if the interest is or becomes subject to such Taxes, and should clause Section 2.17(a) be unenforceable for any reason, be adjusted as follows:

(i) the applicable interest rate in relation to that interest payment shall be (A) the interest rate which would have applied to that interest payment (as provided for in this Section 2.13) in the absence of this paragraph (i) of Section 2.13 divided by (B) 1 minus the rate at which the relevant tax deduction is required to be made (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and all references to a rate of interest in Section 2.13 shall be construed accordingly.

The Borrowers shall provide any Lender or any other Person assigned by such Lender with the necessary documents which are required under the Swiss Federal Withholding Tax Act and any applicable double taxation treaties between Switzerland and the jurisdiction of organization of any Lender for relief from the Swiss federal withholding Taxes.

SECTION 2.14 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or EURIBOR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining, (including, without limitation, by means of a EURIBO Interpolated Rate or LIBO Interpolated Rate) the Adjusted EURIBO Rate, the EURIBO Rate, the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by any Required Lenders that the Adjusted EURIBO Rate, the EURIBO Rate, the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period or the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing or EURIBOR Borrowing, as applicable, shall be ineffective and unless repaid (A) in the case of a Eurocurrency Borrowing made to a Domestic Borrower, such Borrowing shall be made as a CBFR Borrowing and (B) in the case of a Eurocurrency Borrowing or EURIBOR Borrowing made to a European Borrower, such Borrowing shall be, at the Administrative Agent’s election, (y) repaid on the last day of the then current Interest Period applicable thereto or (z) made as a Borrowing at an interest rate per annum that expresses the cost of the relevant Lenders of funding their participation in such Borrowing from whatever source the Administrative Agent may reasonably select, (ii) if any Borrowing Request requests a Eurocurrency Borrowing to a Domestic Borrower, such Borrowing shall be made as a CBFR Borrowing, and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing or EURIBOR Revolving Borrowing to a European Borrower, such Borrowing Request shall be ineffective; provided that, if such circumstances only affect one Class or Type of Borrowing or currency, then the foregoing will only be applicable to the affected Class or Type of Borrowing or currency.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Overnight LIBO Rate or the Overnight LIBO Rate will not adequately and fairly reflect the cost to the European Agent or the European Swingline Lender, as applicable, of making or maintaining Protective Advances, or Swingline Loans, the European Agent or the European Swingline Lender, as applicable, shall give notice thereof to the Borrower Representative and the Lenders by telephone (provided that, any notice to the European Swingline Lender must be given in writing) or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, Overnight LIBO Borrowings shall be made as a Borrowing at an interest rate per annum that expresses the cost of the relevant Lenders of funding their participation in such Borrowing from whatever source the Administrative Agent may reasonably select.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBO Rate or Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270)-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (provided that (i) each Foreign Borrower shall only be required to compensate each Lender in respect of Borrowings of the Foreign Borrowers, (ii) the Belgian Borrower shall only be required to compensate each Lender subject to the Belgian Guarantee Limitations, (iii) any German Borrower shall only be required to compensate each Lender subject to the German Guarantee Limitations and (iv) the Swiss Borrower shall only be required to compensate each Lender subject to the Swiss Guarantee Limitations). In the case of a Eurocurrency Loan or EURIBOR Loan, as applicable, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurocurrency Loan or EURIBOR Loan had such event not occurred, at the Adjusted LIBO Rate or Adjusted EURIBO Rate, as applicable, that would have been applicable to such Eurocurrency Loan or EURIBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan or EURIBOR Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for the relevant currency of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The applicable Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally (but subject to the limitations set forth in Sections 9.19, 11.14, 11.15 and 11.16) indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify each Agent and, with respect to clause (ii) below only, the Loan Parties, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agents for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by any Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent or, so long as no Event of Default then exists, Loan Party, as applicable, to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to such Lender from any other source against any amount due to any Agent or Loan Party, as applicable, under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) VAT.

(i) All amounts expressed to be payable under any Loan Document by any Loan Party to any Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, subject to Section 2.17(h)(ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Loan Party under a Loan Document and such Secured Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to that Loan Party).

(ii) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Customer”) under a Loan Document and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration, then:

(A) if the Supplier is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(B) if the Customer is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Loan Party to reimburse or indemnify a Secured Party for any cost or expense that Loan Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.17(h) to any Secured Party or Loan Party shall, at any time when such Secured Party or Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member or “parent” of such group at such time (the term “representative member” and “parent” to have the same meaning as set forth in applicable legislation in any jurisdiction having implemented Council Directive 2006/112 EC on the common system of value added tax).

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Other than payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein, all payments shall be made (i) in the same currency in which the applicable Credit Event was made, and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois; provided that, (A) in the case of a Credit Event denominated in Sterling or Euro, such payments shall be made to the applicable Agent’s Eurocurrency Payment Office for such currency, (B) payments of interest in respect of European Revolving Loans shall be made to the European Agent, and (C) payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The applicable Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists, or any Borrower is not able to make payment to the applicable Agent for the account of the Lenders in such Original Currency, or the terms of this Agreement require the conversion of such Credit Event into U.S. Dollars, then all payments to be made by such Borrower hereunder in such currency shall, to the fullest extent permitted by law, instead be made when due in U.S. Dollars in an amount equal to the Dollar Equivalent of such amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless each Swingline Lender, each Issuing Bank, each Agent and each Lender from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to such Swingline Lender, such Issuing Bank, such Agent or such Lender, as the case may be, in the Original Currency.

(b) Any proceeds of Collateral received by any Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements and to pay any amounts owing with respect to Swap Agreement Obligations up to and including the amount most recently provided to any Agent pursuant to Section 2.22, for which Reserves have been established ratably, seventh, to pay an amount to the Agents equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to any Agent pursuant to Section 2.22, and to the extent not paid pursuant to clause sixth above, and ninth, to the payment of any other Secured Obligation due to any Agent or any Lender by the Borrowers. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither an Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan or EURIBOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. Subject to the foregoing limitation, the Agents and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding anything in this Section 2.18 to the contrary, (u) any proceeds from property of the Domestic Loan Parties shall be applied to the Domestic Secured Obligations of the type set forth in the application priorities first through seventh above before being applied to any of the other Secured Obligations, and then to the Foreign Secured Obligations of the type set forth in the application priorities first through seventh above before being applied to any of the other Secured Obligations, and then to the Domestic Secured Obligations of the type set forth in the application priorities eighth through ninth above before being applied to any other Secured Obligations, and then to the Foreign Secured Obligations of the type set forth in the application priorities eighth through ninth above, (v) any proceeds from Collateral securing solely the Foreign Secured Obligations shall only be applied to the Foreign Secured Obligations in the same order set forth above, (x) the application of any such applicable proceeds from Collateral granted by any Belgian Loan Party shall be subject to the Belgian Guarantee Limitations (in respect of Collateral granted under the Belgian Collateral Documents as set forth in the Belgian Collateral Documents), (y) the application of any such applicable proceeds from Collateral granted by any German Loan Party shall be subject to the German Guarantee Limitations (in respect of Collateral granted under the German Collateral Documents as set forth in the German Collateral Documents), and (z) the application of any such applicable proceeds from Collateral granted by any Swiss Loan Party shall be subject to the Swiss Guarantee Limitations (in respect of Collateral granted under the Swiss Collateral Documents as set forth in the Swiss Collateral Documents).

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with any Agent; provided that proceeds of any Borrowings of a Foreign Borrower and proceeds deducted from any deposit account of any such Foreign Borrower shall only be used to pay the Foreign Secured Obligations. Each Domestic Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Domestic Swingline Loans and Domestic Overadvances, but such a Borrowing may only constitute a Domestic Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the relevant Domestic Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents. Each European Borrower hereby irrevocably authorizes (i) the European Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including European Swingline Loans and European Overadvances, but such a Borrowing may only constitute a European Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the European Agent to charge any deposit account of the relevant European Borrower maintained with the European Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, any such applicable payment from a Foreign Loan Party shall only be used to purchase a participation in a Foreign Secured Obligation in the same order set forth above.

(e) Unless an Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to such Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, each Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight LIBO Rate in the case of Loans denominated in a Foreign Currency).

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then each Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by such Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the applicable Agent in its discretion.

(g) Either Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Agents are under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default; provided, that acceptance by any Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of any Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Loan Parties may, at their sole expense and effort, upon notice by the Borrower Representative to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, with the Loan Parties or replacement lender responsible for paying any applicable processing and recordation fee), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Loan Parties shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Banks and the Swingline Lenders), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Loan Parties (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause the sum of all such Defaulting Lender’s Revolving Exposure, Swingline Exposure and LC Exposure and to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company or the applicable Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the applicable Issuing Banks, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company or the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company or the applicable Borrower in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) a Swingline Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Swingline Lenders and the Issuing Banks agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), any Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by such Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by any Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22 Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b) and which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

SECTION 2.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Loan Party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Loan Party in respect of any sum due to any Lender or any Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or Agent, as the case may be, in the specified currency, each Loan Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or any Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.19, such Lender Agent, as the case may be, agrees to remit such excess to such Loan Party.

SECTION 2.24 Joinder of German Borrower B. Promptly following completion of the registration of the name change of German Borrower B in process with the applicable Governmental Authorities in Germany as of the Effective Date, the Loan Parties shall cause German Borrower B to accede to and join the Credit Agreement and other Loan Documents as a “German Borrower” by executing a joinder agreement in form and substance reasonably satisfactory to the Agents. Upon execution and delivery thereof, German Borrower B (i) shall automatically become a German Borrower hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the European Agent for the benefit of the European Agent and the other Secured Parties in any property of German Borrower B which constitutes Collateral. Without limiting the foregoing, the applicable Loan Parties will further cause German Borrower B to execute and deliver to the Agents such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any applicable Requirement of Law or which the Administrative Agent may reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties. For the avoidance of doubt, until such time as German Borrower B has acceded to and joined this Agreement in accordance with this Section 2.24, no Revolving Loans or other Revolving Exposure shall be made to or for the benefit of German Borrower B and the German Borrowing Base B shall be deemed to be zero. Notwithstanding that German Borrower B has not executed this Agreement or any other Loan Document as of the Effective Date, it is agreed and understood that any reference to the Borrowers and the Loan Parties shall be deemed to include German Borrower B for purposes of any representation, warranty, covenant or undertaking made or otherwise agreed to by the Borrowers and the Loan Parties in favor of the Agents and the other Secured Parties under this Agreement and the other Loan Documents.

ARTICLE III

Representations and Warranties.

Each Loan Party represents and warrants to the Lenders on the Effective Date and on the date of each subsequent Credit Event that:

SECTION 3.01 Organization; Powers. Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concept is applicable in the relevant jurisdiction), in every other jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and requirements of reasonableness, good faith and fair dealing.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as are necessary in connection with consummating the Transactions, (ii) such as have been obtained or made and are in full force and effect and except for material filings necessary to perfect Liens created pursuant to the Loan Documents or the Transactions and (iii) other than with respect to the Loan Documents, those the failure to obtain which would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary in any material respect, (c) will not violate or result in a default under any indenture, agreement in respect of creditor’s rights or other similar instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents or Permitted Encumbrances.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of Holdings (i) as of and for the fiscal year ended December 31, 2014, reported on by Ernst & Young, LLP, independent public accountants, and (ii) as of and for the fiscal month and the portion of the fiscal year ended March 31, 2015, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2014, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05 Properties.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02 and except where a failure to so have would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement except where such infringement would not reasonably be expected to have a Material Adverse Effect. A correct and complete list in all material respects of all federally registered trademarks, copyrights and patents, as of the date of this Agreement, is set forth on Schedule 3.05.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (ii) and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim as of the date hereof with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability as of the date hereof.

(c) As of the date hereof, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, agreements in respect of creditor’s rights and other similar instruments binding upon it or its property.

SECTION 3.08 Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not be expected to result in a Material Adverse Effect. No Tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10 Pension Plans.

(a) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

(b) Foreign Pension Plans. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.

SECTION 3.11 Disclosure. None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of any Loan Party or any Subsidiary to any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains, when taken as a whole, any material misstatement of fact or omits, as of the date furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect at such time; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12 Material Agreements. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, except where such defaults, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13 Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each of Belgian Borrower, each German Borrower and Swiss Borrower individually, and the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each of Belgian Borrower, each German Borrower and Swiss Borrower individually, and the Company and its Subsidiaries on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each of Belgian Borrower, each German Borrower and Swiss Borrower individually, and the Company and its Subsidiaries on a consolidated basis, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) neither any of Belgian Borrower, any German Borrower and Swiss Borrower individually, nor the Company and its Subsidiaries on a consolidated basis, will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

(c) Immediately after the consummation of the Transactions to occur on the Effective Date , with respect to each Belgian Loan Party, no Belgian Insolvency Event has occurred with respect to it.

(d) Immediately after the consummation of the Transactions to occur on the Effective Date , with respect to each German Loan Party, no German Insolvency Event has occurred with respect to it.

(e) Immediately after the consummation of the Transactions to occur on the Effective Date , with respect to each Swiss Loan Party, no Swiss Insolvency Event has occurred with respect to it.

SECTION 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth a correct and complete list, in all material respects, of the name and relationship to the Company of each and all of the Company’s Subsidiaries, and the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of (i) the Administrative Agent, for the benefit of the applicable Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the Domestic Loan Parties and all third parties, and (ii) the European Agent in respect of the Belgian Security Agreements, the German Security Agreements or the Swiss Security Agreements, for the benefit of the applicable Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Foreign Secured Obligations, enforceable against the Foreign Loan Parties and all third parties, and in each case having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent or the European Agent, as applicable, pursuant to any applicable law or agreement and (b) Liens perfected only by control or possession to the extent the applicable Agent has not obtained or does not maintain control or possession of such Collateral.

SECTION 3.17 Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. Except to the extent such event would not reasonably be expected to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (b) all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

SECTION 3.18 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.19 Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.20 No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21 Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions which are applicable to it, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions which are applicable to it in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22 Affiliate Transactions. Except as set forth on Schedule 3.22, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families that would be required to be disclosed on a Form 10-K, Form 10-Q or proxy statement filed with the SEC.

SECTION 3.23 Centre of Main Interest and Establishments. For the purposes of the European Union Regulation, each European Loan Party’s centre of main interests (as that term is used in Article 3(1) of the European Union Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the European Union Regulation) in any other jurisdiction.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are conditioned upon each of the following conditions being satisfied on or prior to the Effective Date (or waived in accordance with Section 9.02):

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as required by or contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section

2.10 payable to the order of each such requesting Lender and customary legal opinions of U.S., Belgian, German and Swiss counsel to the Loan Parties and/or Agents, as Administrative Agent may request, addressed to the Agents, the Issuing Banks and the Lenders.

(b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for the 2014 fiscal year, (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and (iii) satisfactory projections through the 2019 fiscal year.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or managing director(s), or, in respect of the Belgian Borrower, a manager (zaakvoerder / gérant) of the Belgian Borrower, which shall (A) certify the resolutions of its Board of Directors, shareholders, members and/or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers of such Loan Party (or, in respect of the Belgian Borrower, of its manager (zaakvoerder / gérant)) authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization (or similar document) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent available in the jurisdiction) and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents (or similar document), and with respect to each German Loan Party, including up-to-date excerpts of the commercial register and shareholder lists, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent, if any, available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction, or, in respect of the Belgian Borrower, a non-insolvency certificate obtained from the clerk’s office of the Commercial Court of Antwerp, division Mechelen and dated on a date which is not earlier than three (3) Business Days prior to the Effective Date.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, and (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date.

(e) Fees. The Lenders and the Agents shall have received all fees required to be paid pursuant to this Agreement, and all reasonable expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction, to the extent applicable, reasonably requested by the Administrative Agent, and such search shall reveal no Liens on any of the property of the Loan Parties constituting Collateral except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of each Borrower (individually a “Funding Account”, and collectively the “Funding Accounts”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i) Control Agreements. The Administrative Agent shall have received each Deposit Account Control Agreement required to be provided pursuant to the Security Agreements.

(j) Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of each Borrower dated the Effective Date.

(k) Borrowing Base Certificates. The Agents shall have received a Borrowing Base Certificate which calculates each of the Borrowing Bases as of a date not earlier than thirty (30) days immediately preceding the Effective Date.

(l) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Aggregate Availability shall not be less than $200,000,000.

(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by any Agent to be filed, registered or recorded in order to create in favor of the Agents, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and the Security Agreements.

(o) Approvals. All Governmental and third party approvals necessary in connection with this Agreement and the transactions contemplated hereby (including shareholder approvals, if any) shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect.

(p) Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).

(q) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(r) Appraisal(s). The Administrative Agent shall have received an appraisal of the applicable Borrowers’ Inventory from one or more firms satisfactory to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent in its sole discretion.

(s) USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party.

(t) Other Documents. The Administrative Agent shall have received such other documents as any Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Company, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(d) If the Aggregate Revolving Commitment at any time exceeds Seven Hundred Fifty Million U.S. Dollars ($750,000,000), such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, may be incurred under the 2018 Indenture and the 2020 Indenture (if in existence at such time).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available or granted thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available or granted thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c) within forty-five (45) days after the end of each fiscal month of the Company which is not the last month of any Fiscal Quarter, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate of a Financial Officer of the Borrower Representative (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) whether or not a FCCR Test Period is then in existence, setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the last day of the most recently ended period of four fiscal quarters (provided that the Fixed Charge Coverage Ratio shall only be tested for compliance purposes during a FCCR Test Period) and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) to the extent that Holdings is not engaged in any material business or activity, and does not, other than with respect to the Company and its Subsidiaries, own any assets or have any subsidiaries or have revenues (whether from any business or activity of Holdings or its subsidiaries (other than the Company and its Subsidiaries)), the delivery of consolidated financial statements of Holdings and its Subsidiaries in a manner consistent with that described in paragraphs (a), (b) and (c) of this Section 5.01 will satisfy the requirements of such paragraphs with respect to the delivery of consolidated financial statements of the Company and its Subsidiaries; provided that, that in the event that Holdings is engaged in any material business or activity or, other than with respect to the Company and its Subsidiaries, owns any assets or has any subsidiaries or has any revenues from any business or activity (other than the Company and its Subsidiaries), then the Borrower Representative shall provide consolidated financial statements for Holdings in a manner consistent with that described in paragraphs (a), (b) and (c) of this Section 5.01 and information sufficient, in the Administrative Agent’s reasonable judgment, to reconcile the consolidated financial statements of Holdings with the consolidated financial information of the Company;

(f) as soon as available but in any event no later than ninety (90) days following the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g) as soon as available but in any event within twenty (20) days of the end of each calendar month (or from and after the date on which Aggregate Availability is less than the greater of (i) twelve and one half of one percent (12.5%) of the lesser of (A) the Aggregate Revolving Commitment and (B) the Aggregate Borrowing Base and (ii) Forty Five Million U.S. Dollars ($45,000,000), in either case, for five (5) consecutive Business Days, until such time as Aggregate Availability has been equal to or greater than the greater of (i) twelve and one-half of one percent (12.5%) of the lesser of (A) the Aggregate Revolving Commitment and (B) the Aggregate Borrowing Base and (ii) Forty Five Million U.S. Dollars ($45,000,000), in either case, for twenty-one (21) consecutive days, on or before Wednesday of each calendar week), and at such other times as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate setting forth each of the Aggregate Borrowing Base, the Belgian Borrowing Base, the Domestic Borrowing Base, the European Borrowing Base, the German Borrowing Base A, the German Borrowing Base B and the Swiss Borrowing Base, and supporting information in connection therewith, (including, in respect of any Borrowing Base Certificate delivered for a month which is also the end of any fiscal quarter of the Company, a calculation of Average Quarterly Availability for such quarter then ended and an indication of what the Applicable Rate is as a result of such Average Quarterly Availability); provided, that, if the Aggregate Revolving Commitment at any time exceeds Seven Hundred Fifty Million U.S. Dollars ($750,000,000), the Borrower Representative shall include such additional financial calculations reasonably requested by the Administrative Agent in order to confirm that the Aggregate Revolving Exposure is in compliance with the 2018 Indenture and the 2020 Indenture, respectively;

(h) concurrently with the delivery of the reports under clause (g) above at any time such reports are reported on a weekly basis, as of the period then ended, each Borrower’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(i) as soon as available but in any event within twenty (20) days of the end of each calendar month, all delivered electronically in a text formatted file and prepared in a manner consistent with past practice or otherwise reasonably acceptable to the Administrative Agent;

(i) a detailed aging of each Borrower’s Accounts in a form reasonably acceptable to the Administrative Agent;

(ii) for each of the Belgian Borrower, the German Borrowers (on a combined basis with respect to locations owned by the German Borrowers, otherwise (for third-

party locations) by way of separate schedules for each such location not owned by the respective German Borrower) and the Domestic Borrowers (on a combined basis), a schedule detailing such Borrower’s or Borrowers’ Inventory by class (raw material, work-in-process and finished goods), which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for then-applicable Reserves;

(iii) a worksheet of calculations prepared by each Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion; and

(iv) a schedule and aging of each Borrower’s accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(j) as soon as available but in any event within twenty (20) days of the end of each calendar quarter, all delivered electronically in a text formatted file and prepared in a manner consistent with past practice or otherwise reasonably acceptable to the Administrative Agent;

(i) a summary reconciliation or recalculation of each Borrower’s Accounts and Inventory between (A) the amounts shown in such Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the applicable Borrowing Base Certificate(s) delivered pursuant to clause (g) above as of such date; and

(ii) a reconciliation of the loan balance per each Borrower’s general ledger to the loan balance under this Agreement;

(k) promptly upon the Administrative Agent’s reasonable request:

(i) sample customer information for each Borrower sufficient to enable the Administrative Agent to perform Account verifications, which information shall include the customer’s name, mailing address and phone number, certified as true and correct by a Financial Officer of the Borrower Representative;

(ii) for each of the Belgian Borrower, the German Borrowers (on a combined basis with respect to locations owned by the German Borrowers, otherwise (for third-party locations) by way of separate schedules for each such location not owned by the respective German Borrower) and the Domestic Borrowers (on a combined basis), a schedule detailing such Borrower’s or Borrowers’ Inventory by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement);

(iii) for each of the Belgian Borrower, the German Borrowers (on a combined basis with respect to locations owned by the German Borrowers, otherwise (for third-party locations) by way of separate schedules for each such location not owned by the respective German Borrower) and the Domestic Borrowers (on a combined basis), a schedule detailing such Borrower’s or Borrowers’ Inventory by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for then-applicable Reserves; and

(iv) for each of the Belgian Borrower, the German Borrowers (on a combined basis with respect to locations owned by the German Borrowers, otherwise (for third-party locations) by way of separate schedules for each such location not owned by the respective German Borrower) and the Domestic Borrowers (on a combined basis), a schedule detailing such Borrower’s or Borrowers’ Inventory setting forth a report of any variances or other results of Inventory counts performed by each Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by each Borrower and complaints and claims made against each Borrower);

(l) at any time when the reports set forth in clause (g) above are being delivered on a weekly basis, promptly upon the Administrative Agent’s reasonable request:

(i) copies of invoices issued by each Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Borrower; and

(iii) a schedule detailing the balance of all intercompany accounts of the Borrowers; and

(iv) a detailed listing of all advances of proceeds of Loans requested by the Borrower Representative for each Borrower during the immediately preceding calendar month and a detailed listing of all intercompany loans made by the Borrowers during such calendar month;

(m) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Loan Party or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

The Company hereby authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above (collectively or individually, as the context requires, the “Financial Statements”), along with the Loan Documents, available to Public-Siders. The Company will not affirmatively request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Company has no outstanding publicly traded securities, including 144A securities.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies (which may be submitted electronically) of the Compliance Certificates required by clause (d) of this Section 5.01 to the Administrative Agent.

SECTION 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of Thirty Million U.S. Dollars ($30,000,000), (ii) seeks material injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets and involves damages in excess of Thirty Million U.S. Dollars ($30,000,000), (iv) alleges material criminal misconduct by any Loan Party or any Subsidiary or involves criminal liability in excess of Thirty Million U.S. Dollars ($30,000,000), (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability and involves liabilities in excess of Thirty Million U.S. Dollars ($30,000,000), (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of Thirty Million U.S. Dollars ($30,000,000) in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;

(c) any Lien (other than Permitted Encumbrances) or claim with a value in excess of Five Million U.S. Dollars ($5,000,000) made or asserted against any of the Collateral;

(d) any loss, damage, or destruction to the Collateral in the amount of Thirty Million U.S. Dollars ($30,000,000) or more, whether or not covered by insurance;

(e) any and all payment default notices received under or with respect to any leased location or public warehouse where Collateral is located;

(f) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred and are continuing, would reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding Thirty Million U.S. Dollars ($30,000,000); and

(g) any other development that results, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent a failure to comply with this Section 5.03 would not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and Local GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities (if required by any material Requirement of Law) as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in accordance with GAAP and Local GAAP, as applicable, in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by any Agent or any Lender (including employees of any Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice during business hours, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records (subject to the limitations set forth in Section 5.12), including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Each Loan Party acknowledges that the Agents, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Agents and the Lenders.

SECTION 5.07 Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds.

(a) The proceeds of the Loans and the Letters of Credit will be used only to refinance existing Indebtedness, to finance working capital needs of the Company and its Subsidiaries in the ordinary course of business and for general corporate and similar purposes of the Company and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09 Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished in writing to any Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits, as of the date furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect at such time, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.10 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength consistent with carriers in effect on the Effective Date or as otherwise reasonably acceptable to Administrative Agent (a) insurance in such amounts and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.11 Casualty and Condemnation. The Borrowers will (a) after the applicable Borrower becomes aware thereof, furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12 Appraisals; Field Examinations.

(a) Subject to the immediately succeeding sentence, at the time that the Administrative Agent requests, each Loan Party will provide the Administrative Agent with appraisals or updates thereof of its Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable material Requirement of Law. Only one (1) such Inventory appraisal shall be conducted in any calendar year; provided that (i) two (2) such Inventory appraisals may be conducted in any calendar year if the average daily Aggregate Availability for any month is less than the greater of (A) fifteen percent (15%) of the lesser of (y) the Aggregate Revolving Commitment and (z) the Aggregate Borrowing Base and (B) Forty-Five Million U.S. Dollars ($45,000,000) and (ii) during the occurrence and continuance of an Event of Default, there shall be no limitation on the number or frequency of appraisals that may be conducted at the sole expense of the Loan Parties.

(b) At any time that the Administrative Agent requests, each Loan Party will permit, upon reasonable prior notice and during normal business hours, the Administrative Agent to conduct a field examination to ensure adequacy of Collateral included in the Borrowing Bases and related reporting and control systems. For purposes of this Section 5.12(b), it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. Only one (1) such field examinations shall be conducted in any calendar year; provided that (i) two (2) such field examinations may be conducted in any calendar year if the average daily Aggregate Availability for any month is less than the greater of (A) fifteen percent (15%) of the lesser of (y) the Aggregate Revolving Commitment and (z) the Aggregate Borrowing Base and (B) Forty-Five Million U.S. Dollars ($45,000,000) and (ii) during the occurrence and continuance of an Event of Default, there shall be no limitation on the number or frequency of field examinations that may be conducted at the sole expense of the Loan Parties.

SECTION 5.13 Depository Banks. Each Loan Party will maintain one or more of the Lenders as its principal depository bank for the maintenance of cash management, collection activity and deposit accounts.

SECTION 5.14 [Reserved].

SECTION 5.15 Transfer of Accounts of European Loan Parties; Notification of Account Debtors.

(a) At any time during a Cash Dominion Period, at the request of the Administrative Agent in its sole discretion, the European Loan Parties shall (i) either (x) promptly cause all of their Collection Accounts (each an “Existing Collection Account”) to be transferred to the name of the European Agent or (ii) to the extent such Existing Collection Accounts cannot be transferred to the European Agent, promptly open new Collection Accounts with (and, at the discretion of the Administrative Agent, in the name of) the European Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (b) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”), ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables owing to them will promptly be re-directed to the New Collection Accounts. Until all collections have been redirected to the New Collection Accounts, each European Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such European Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the European Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).

(b) After the occurrence of a Default that is continuing, at the request of the Administrative Agent in its sole discretion, each European Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interests of the European Agent over its Accounts, it shall promptly give notice to such Account Debtors and if any such European Loan Party does not serve such notice, each of them hereby authorizes the European Agent to serve such notice on their behalf.

SECTION 5.16 European Cash Management.

(a) Each European Loan Party will ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts owing to such European Loan Party are deposited (whether directly or indirectly) into Collection Accounts only containing payments owing to such European Loan Party, in a manner that is reasonably satisfactory to the Administrative Agent.

(b) The European Agent shall be given sufficient access to the Collection Accounts to ensure that the Agents shall be able to apply funds credited to any Collection Account in their sole discretion during a Cash Dominion Period pursuant to Section 2.10(b) hereof.

(c) Each European Loan Party shall ensure that each Collection Account is subject to a Deposit Account Control Agreement or any other arrangement (including, but not limited to, a notice and acknowledgment arrangement) with similar effect.

SECTION 5.17 Financial Assistance. Each European Loan Party shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, including section 30 and 31 of the German limited liability companies act (GmbHG) and section 71a et seq. of the German Stock Corporation Act (Aktiengesetz) and Article 329 (and 430 and 629) of the Belgian Companies Code, and any equivalent and applicable provisions under the laws of the jurisdiction of organization of each European Loan Party, including in relation to the execution of the Security Agreements of each European Loan Party and payment of amounts due under this Agreement.

SECTION 5.18 European Collateral. Each European Loan Party shall ensure that (i) a copy of, or reference to, its standard terms and conditions of purchase is attached to or included on (as applicable) each purchase order or equivalent document with its suppliers, (ii) its standard terms and conditions of purchase at all times contain a condition to the effect that title to the purchased goods transfers to the European Loan Party at a time no later than on delivery of the purchased goods to the European Loan Party, (iii) its standard terms and conditions of purchase are not amended in a manner which could have a material adverse impact on the interests of the Lenders without the prior consent in writing of the European Agent (not to be unreasonably withheld, conditioned or delayed), and (iv) if the reference on any purchase order or equivalent document is to the standard terms and conditions of purchase as set out on a specified website, the relevant website must be maintained, up to date and publicly accessible at all times. During any Cash Dominion Period or at any other time at which the European Agent considers that the Collateral of any European Loan Party may be at risk, at the request of the European Agent, the specified European Loan Party must send a copy of its standard terms and conditions of purchase (or other notice satisfactory to the European Agent which rejects retention of title and/or extendible retention of title provisions in relation to the European Loan Party’s Inventory) to its suppliers.

SECTION 5.19 Compliance with Swiss Non-Bank Rules. The Swiss Borrower shall ensure that it is at all times in compliance with the Swiss Non-Bank Rules, provided, that the Swiss Borrower shall not be in breach of this covenant if its number of creditors in respect of either the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with their obligations under Section 9.04. For the purpose of its compliance with the Swiss Twenty Non-Bank Rule under this Section 5.19, the number of Lenders under this Agreement which are not Swiss Qualifying Banks shall be deemed to be ten (irrespective of whether or not there are, at any time, any such Lenders).

SECTION 5.20 Additional Collateral; Further Assurances.

(a) Subject to applicable Requirements of Law, each Loan Party will cause (i) each Domestic Subsidiary (other than Excluded Domestic Subsidiaries) and (ii) each Foreign Subsidiary (other than Excluded Foreign Subsidiaries), in each case formed or acquired after the date of this Agreement, to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent or the European Agent, as applicable, for the benefit of such Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral.

(b) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agents such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any applicable Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(c) If any assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under any Security Agreement that become subject to the Lien under such Security Agreement upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section, all at the expense of the Loan Parties.

SECTION 5.21 Post-Closing Obligations. Borrowers shall, and shall cause each of applicable Loan Party to, satisfy the requirements set forth on Schedule 5.21 on or before the date specified for such requirement (or such later date agreed to by the Administrative Agent).

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii)

Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within two-hundred and seventy (270) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed the greater of Two Hundred Million U.S. Dollars ($200,000,000) and ten percent (10%) of Consolidated Total Assets at any time outstanding;

(f) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (q), (r), (s), (t), (u) or (x) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness (except in an amount equal to any prepayment premiums, fees or similar amounts payable in respect of the Original Indebtedness) or increase the interest rate thereof above then-prevailing market rates as determined in good faith by the Company, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness other than fees, interest and other economic terms are not materially less favorable, when taken as a whole, to the Loan Parties thereto than the terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance guaranties, completion guaranties and similar obligations, in each case provided in the ordinary course of business;

(i) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and other similar arrangements, in each case in connection with deposit accounts in the ordinary course of business;

(j) Indebtedness consisting of obligations of earnouts, deferred purchase price, deferred compensation or other similar obligations of any Borrower or any of its Subsidiaries incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted under this Agreement;

(k) to the extent constituting Indebtedness, indemnification obligations, purchase price or other similar adjustments in connection with acquisitions and dispositions permitted hereunder;

(l) Indebtedness consisting of (i) the financing of insurance premiums (including any taxes, fees, or assessments associated therewith) or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(m) Indebtedness in respect of letters of credit (other than Letters of Credit issued pursuant to this Agreement) or bank guarantees; provided, that the aggregate face amount of any such letters of credit or bank guarantees that are secured shall not exceed Ten Million U.S. Dollars ($10,000,000) outstanding at any one time, and any security therefor shall be limited so cash collateral;

(n) Indebtedness in respect of documentary letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business; provided, that any such documentary letter of credit or other similar instrument may be secured only by Liens attaching to the related documents of title and not any Inventory represented thereby;

(o) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(p) Indebtedness of Foreign Subsidiaries that are not Loan Parties (to the extent such Indebtedness is not guaranteed by a Credit Party);

(q) Indebtedness in respect of the 2018 Notes;

(r) Indebtedness in respect of the 2020 Notes (Combined);

(s) Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition or other Investment permitted under this Agreement; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (t), together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, shall not exceed Seventy Five Million U.S. Dollars ($75,000,000) at any time outstanding;

(t) other unsecured Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not exceeding a maximum principal amount of such Indebtedness that may be incurred so long as, at the time of incurrence of such Indebtedness, the Interest Coverage Ratio determined on a Pro Forma Basis (based upon the most recent financial statements that have been delivered pursuant to Section 5.01) after giving to such Indebtedness is not less than two (2.0) to one (1.0) on the date of such incurrence; provided, that such Indebtedness, together with any Indebtedness incurred under clause (u) below, does not provide for annual amortization of more than one percent (1%) and such debt matures more than sixty (60) days after the Maturity Date;

(u) other Indebtedness of the Company and its Subsidiaries that is secured by Liens on (x) any assets or property not constituting Collateral and/or (y) any Collateral to the extent such Liens are subordinate and junior to the Liens created pursuant any Loan Document, in each case, not to exceed a maximum principal amount of such Indebtedness that may be incurred so long as, at the time of incurrence of such Indebtedness, the Total Secured Leverage Ratio determined on a Pro Forma Basis (based upon the most recent financial statements that have been delivered pursuant to Section 5.01) after giving to such Indebtedness is not greater than four (4.0) to one (1.0) on the date of such incurrence; provided, that such Indebtedness, together with any Indebtedness incurred under clause (t) above, does not provide for annual amortization of more than one percent (1%) and such debt matures more than sixty (60) days after the Maturity Date;

(v) Indebtedness in respect of Swap Agreements permitted under Section 6.07 and Sale-Leaseback Transactions permitted under Section 6.06;

(w) Indebtedness in respect of (i) any Internal Receivables Purchase Agreement and (ii) any External Receivables Purchase Agreement or other receivables financing arrangement so long as the Borrowers are in compliance with the Revolving Exposure Limitations after giving pro forma effect to the incurrence of any such Indebtedness; and

(x) other Indebtedness in an amount not to exceed One Hundred Million U.S. Dollars ($100,000,000) at any time outstanding, which Indebtedness is either unsecured or secured by Liens on (x) any assets or property not constituting Collateral and/or (y) any Collateral to the extent such Liens are subordinate and junior to the Liens created pursuant any Loan Document.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any renewals, replacements or extensions thereof; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary or any other Borrower or Subsidiary constituting Collateral and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof secured by any Collateral;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, and (iii) such Liens shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary constituting Collateral;

(e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary to such Borrower or other Loan Party;

(i) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary or any other Subsidiary that is not a Loan Party in each case permitted under Section 6.01;

(j) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s’ acceptance issued or created for the account of any Borrower or any of its Subsidiaries, provided, that such Lien secures only the obligations of such Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(k) Liens encumbering any property (other than Collateral) to secure or support Swap Agreements permitted by Section 6.07;

(l) so long as any External Receivables Purchase Agreement remains in effect, Liens in favor of the applicable purchaser of such Accounts to secure amounts owing by the applicable Loan Party under such applicable External Receivables Purchase Agreement and covering only the Accounts subject thereto and proceeds thereof;

(m) Liens securing Indebtedness permitted pursuant to Sections 6.01(s), (u) or (x), provided, that (y) any such Indebtedness secured by Liens on any Collateral shall be subject to an intercreditor agreement (or comparable lien subordination terms) reasonably acceptable to the Administrative Agent, and (z) any such Indebtedness that is pari passu with the Secured Obligations and secured by Liens on any assets or property other than any Collateral shall be subject to a intercreditor agreement providing the Administrative Agent access to the Collateral, if applicable, and otherwise reasonably acceptable to the Administrative Agent;

(n) Liens not otherwise permitted pursuant to this Section 6.02 with an aggregate fair market value not in excess of, and securing liabilities not in excess of, Twenty Five Million U.S. Dollars ($25,000,000) in the aggregate at any time outstanding, provided, that (y) any such Liens on any Collateral shall be subject to an intercreditor agreement (or comparable lien subordination terms) reasonably acceptable to the Administrative Agent, and (z) any such Liens in respect of Indebtedness that is pari passu with the Secured Obligations and secured by Liens on any assets or property other than any Collateral shall be subject to a intercreditor agreement providing the Administrative Agent access to the Collateral, if applicable, and otherwise reasonably acceptable to the Administrative Agent;

(o) Liens arising in the ordinary course from standard joint venture agreements or stockholder agreements and other similar agreements applicable to joint ventures;

(p) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to transfer any property in a disposition permitted under Section 6.05, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and

(q) Liens in favor of the Loan Parties or any of their Subsidiaries securing intercompany Indebtedness permitted under Section 6.01.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clauses (a) and (p) of the definition of Permitted Encumbrances and clauses (a), (l) and (m) above and (2) Inventory, other than those permitted under clauses (a), (b) and (p) of the definition of Permitted Encumbrances and clauses (a), (l) and (m) above.

SECTION 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Belgian Subsidiary of the Belgian Borrower may merge into the Belgian Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Belgian Loan Party (other than the Belgian Borrower) may merge into any other Belgian Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Domestic Subsidiary of any Domestic Borrower may merge into a Domestic Borrower in a transaction in which such Borrower is the surviving entity, (iv) any Domestic Loan Party (other than a Domestic Borrower, which may only merge with another Domestic Borrower) may merge into any other Domestic Loan Party in a transaction in which the surviving entity is a Loan Party, (v) any German Subsidiary of a German Borrower may merge into a German Borrower in a transaction in which such Borrower is the surviving entity, (vi) any German Loan Party (other than a German Borrower, which may only merge with another German Borrower) may merge into any other German Loan Party in a transaction in which the surviving entity is a Loan Party, (vii) any Swiss Subsidiary of the Swiss Borrower may merge into the Swiss Borrower in a transaction in which such Borrower is the surviving entity, (viii) any Swiss Loan Party (other than the Swiss Borrower) may merge into any other Swiss Loan Party in a transaction in which the surviving entity is a Loan Party, and (ix) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. Without limiting the foregoing, for the sake of clarity, no Borrower will, through merger, consolidation or otherwise, reincorporate or reorganize, as applicable, under the laws of a jurisdiction other than the jurisdiction of its formation on the Effective Date; provided, that any Domestic Borrower may so reincorporate or reorganize so long as it remains organized under the laws of a jurisdiction located in the U.S.

(b) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related thereto.

(c) Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrowers and activities incidental thereto. Holdings will not own or acquire any assets (other than Equity Interests of the Borrowers and the cash proceeds of any Restricted Payments permitted by Section 6.08).

(d) No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interest of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each such transaction, an “Investment”), except:

(a) Investments in cash and Permitted Investments;

(b) Investments in existence on the date hereof and described in Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.04), and any Investments existing on the Effective Date by any Borrower or any of its Subsidiaries in or to any Borrower or any Subsidiary of such Borrower;

(c) Investments by the Company in the other Borrowers and by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) no such investments by Loan Parties in Subsidiaries that are not Loan Parties shall be made if, at the time of such investment, (1) to the extent such investment is funded with identifiable proceeds of assets or property other than Collateral or other cash that is identifiable as not being proceeds of Collateral, an Event of Default exists or would result therefrom, or (2) with respect to any other investment, after giving effect to such investment, (y) pro forma Aggregate Availability is less than ten percent (10%) of the lesser of (I) the Aggregate Revolving Commitment and (II) the Aggregate Borrowing Base, or (z) an Event of Default exists or would result therefrom; (B) no such investment by any Domestic Loan Party in any European Loan Party shall be made if, at the time of such investment, an Event of Default exists or would result therefrom; and (C) no such investment by any European Loan Party in any other European Loan Party shall be made if, at the time of such investment, an Event of Default exists or would result therefrom, or if such investment would be prohibited under applicable corporate governance laws;

(d) loans or advances made by any Loan Party to another Loan Party or any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (A) no such loans or advances by Loan Parties to Subsidiaries that are not Loan Parties shall be made if, at the time of such loan or advance, (1) to the extent such loan or advance is funded with identifiable proceeds of assets or property other than Collateral or other cash that is identifiable as not being proceeds of Collateral, an Event of Default exists or would result therefrom, or (2) with respect to any other loan or advance, after giving effect to such loan or advance, (y) pro forma Aggregate Availability is less than ten percent (10%) of the lesser of (I) the Aggregate Revolving Commitment and (II) the Aggregate Borrowing Base, or (z) an Event of Default exists or would result therefrom; (B) no such loan or advance by any Domestic Loan Party to any European Loan Party shall be made if, at the time of such loan or advance, an Event of Default exists or would result therefrom; and (C) no such loan or advance by any European Loan Party to any other European Loan Party shall be made if, at the time of such loan or advance, an Event of Default exists or would result therefrom, or if such loan or advance would be prohibited under applicable corporate governance laws;

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that (A) no such Guarantees by Loan Parties of Indebtedness of Subsidiaries that are not Loan Parties shall be made if, after giving effect to such Guarantee, (y) pro forma Aggregate Availability is less than ten percent (10%) of the lesser of (I) the Aggregate Revolving Commitment and (II) the Aggregate Borrowing Base, or (z) an Event of Default exists or would result therefrom; (B) no such Guarantee by any Domestic Loan Party of Indebtedness of any European Loan Party shall be made if, at the time of such Guarantee, an Event of Default exists or would result therefrom; and (C) no such Guarantee by any European Loan Party of Indebtedness of any other European Loan Party shall be made if, at the time of such Guarantee, an Event of Default exists or would result therefrom, or if such Guarantee would be prohibited under applicable corporate governance laws;

(f) reasonable and customary loans or advances made to employees, directors and officers of Holdings, the Company or the Company’s Subsidiaries on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(g) notes payable, or stock or other securities issued by Account Debtors pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) Investments in the form of Swap Agreements permitted by Section 6.07;

(i) Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) Investments received in connection with the disposition of assets permitted by Section 6.05;

(k) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l) the Company and its Subsidiaries may acquire and hold Accounts or notes receivable arising and trade credit granted in the ordinary course of business and other credit to suppliers or vendors in the ordinary course of business;

(m) the Company and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, trade debtors, licensors, licensees and customers or in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course of business;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) other Investments in an amount not to exceed One Hundred Million U.S. Dollars ($100,000,000) at any time outstanding;

(p) Investments consisting of loans or advances to Holdings in lieu of Restricted Payments to Holdings expressly permitted to made under Section 6.08(a); provided that the amount thereof shall be deemed to constitute a Restricted Payment for purposes of Section 6.08(a);

(q) any other Investments (including Acquisitions) whether or not of a type described above so long as, in each case, (i) the Investment Condition is satisfied and (ii) any Acquisition made pursuant to this clause (o) satisfies the other conditions necessary to constitute a Permitted Acquisition.

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or other property no longer used or useful in the conduct of its business, in each case in the ordinary course of business;

(b) sales, transfers and dispositions of assets to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of Permitted Investments and other Investments permitted by Section 6.04;

(e) Sale and Leaseback Transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g) the sale or transfer of any interest in Accounts to a European Borrower as a part of an Internal Receivables Purchase Agreement pursuant to the terms of the applicable Internal Receivables Purchase Agreement;

(h) the sale or transfer of any interest in Accounts as a part of an External Receivables Purchase Agreement pursuant to the terms of the applicable External Receivables Purchase Agreement so long as the Borrowers are in compliance with the Revolving Exposure Limitations after giving pro forma effect to any such sale or transfer and the use of proceeds thereof;

(i) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless 51% or more of the Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (i) shall not exceed (y) five percent (5%) of Consolidated Total Assets of the Company during any fiscal year and (z) ten percent (10%) of Consolidated Total Assets of the Company in the aggregate during the term of this Agreement;

(j) sales of cash or cash equivalents, in each case for cash at fair market value; and

(k) leases, subleases and licenses entered into in the ordinary course of business;

provided that all sales, transfers, leases and other dispositions permitted hereby, other than those permitted by paragraphs (b) and (f) above, shall be made for fair market value and, other than those permitted by paragraphs (a)(ii), (b), (f) and (j), for at least seventy-five percent (75%) cash consideration; provided that assumption by the applicable purchaser or transferee of non-contingent Indebtedness or liabilities, Permitted Investments and marketable securities shall be deemed to be cash consideration.

SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair market value of such fixed or capital asset.

SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) each Loan Party may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests; provided that such Equity Interests are not Disqualified Equity Interests;

(ii) Subsidiaries may declare and pay dividends or make other distributions ratably with respect to their Equity Interests;

(iii) (1) the Company and its Subsidiaries may, or may pay Restricted Payments to Holdings the proceeds of which are used to, (i) repurchase Equity Interests of the Company (or any direct or indirect parent thereof) in connection with the exercise of stock options (including for purposes of paying tax withholding applicable to stock option exercises) granted to officers, directors, consultants or employees of the Company, its Subsidiaries or any direct or indirect parent thereof and (ii) redeem, repurchase or otherwise acquire for value, outstanding Equity Interests of the Company, or any direct or indirect parent thereof, (including related stock appreciation rights or similar securities) following the death, disability, retirement or termination of employment of officers, directors, consultants or employees of the Company, any of its Subsidiaries, or any direct or indirect parent thereof or under the terms of any plan or any other agreement under which such Equity Interests or related rights were issued, in each case so long as (x) the aggregate amount paid by the Company in cash in respect of all such redemptions or purchases pursuant to preceding clauses (i) and (ii) shall not exceed Five Million U.S. Dollars ($5,000,000) in respect of all such redemptions, purchases and payments made in any fiscal year (plus the amount of net proceeds (x) received by the Company during such fiscal year from sales of Equity Interests of the Company or, to the extent contributed to the Company, any of the Company’s direct or indirect parents, to directors, consultants, officers or employees of the Company, any of its Subsidiaries or any direct or indirect parent of the Company in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such fiscal year); provided that to the extent that any portion of such annual limit on such redemptions, purchases and payments is not utilized in any Fiscal Year, such unused portion will increase the annual limit applicable to the immediately subsequent Fiscal Year, and (2) the Company and its Subsidiaries may make non-cash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(iv) each of the Company and its Subsidiaries may declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payments (whether or not of the type described in the other paragraphs of this Section 6.08(a) so long as the Payment Condition shall be satisfied with respect to such Restricted Payments;

(v) each of the Company and its Subsidiaries may make Restricted Payments not otherwise permitted hereunder in an amount not to exceed $10,000,000;

(vi) the Company and its Subsidiaries may make Restricted Payments to Holdings to finance Investments permitted pursuant to Section 6.04; provided, that (A) any such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to the Company or its Subsidiaries or (ii) the merger of the Person formed or acquired into the Company or its Subsidiaries in order to consummate such Investment;

(vii) the Company and its Subsidiaries may make distributions to Holdings (x) in an amount not to exceed One Million Five Hundred Thousand U.S. Dollars ($1,500,000) in any fiscal year, to the extent necessary to pay (or allow any direct or indirect parent of Holdings to pay) general corporate and overhead expenses incurred by Holdings (or any direct or indirect parent thereof) in the ordinary course of business, plus the amount of any reasonable and customary indemnification claims made by any director or officer of Holdings (or any direct or indirect parent thereof), (y) to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence and (z) in an amount necessary to pay the income tax liabilities of Holdings (or any such direct or indirect parent) attributable to (or arising as a result of) the operations of the Company and its Subsidiaries; provided, however, that in the case of clause (z), the amount of such dividends shall not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of federal, state and local taxes and other taxes were the Company and the Subsidiaries to pay such taxes as stand-alone taxpayers;

(viii) to the extent constituting Restricted Payments, transactions expressly permitted by any provisions of Sections 6.04 or Section 6.09(g), (h), (i) and (j); and

(ix) the Company and its Subsidiaries may issue Equity Interests (other than Disqualified Equity Interests) in exchange for, in connection with conversion of, Indebtedness or other Equity Interests.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Material Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Material Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(v) voluntary or optional payment or voluntary or optional prepayment on or voluntary or optional redemption or voluntary or optional acquisition for value of, any other Material Indebtedness (other than intercompany loans), in each case unless, both before and after giving effect thereto, no Event of Default exists or would exist immediately after giving effect thereto and the amount of any such payments, prepayments and redemptions made pursuant to this clause (v) would not exceed $50,000,000 in the aggregate since the Effective Date, less the sum of the aggregate amount of Investments previously made by the Company or any of their Subsidiaries pursuant to Section 6.04(o) since the Effective Date (determined as the amount originally invested (without giving effect to any write-downs or write-offs thereof), less any returns on the respective investment not to exceed the original amount invested);

(vi) any other payments or distributions in respect of any Indebtedness so long as the Payment Condition shall be satisfied with respect to such payment or distribution.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties or Wholly-Owned Subsidiaries thereof not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of indemnities and reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors, (i) periodic allocations of overhead in the ordinary course of business, (j) customary and reasonable tax sharing agreements and (k) agreements and arrangements set forth on Schedule 3.22 and any amendments thereto not adverse to the Lenders in any material respect.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any consensual agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition in any material respect), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) customary restrictions in the respective Subsidiary’s industry imposed by customers under contractual arrangements entered into in the ordinary course of business with respect to cash or other deposits or minimum net worth or similar requirements, (v) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (viii) clause (b) of the foregoing shall not apply to restrictions pursuant to any other indenture or agreement governing the issuance of Indebtedness permitted hereunder, provided that such restrictions and conditions are customary for such Indebtedness as reasonably determined in the good faith judgment of the Company.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents or (c) any of the 2018 Indenture, the 2020 Indenture, the 2020 Indenture (Exchangeable), any External Receivables Purchase Agreement or any Internal Receivables Purchase Agreement, in each case with respect to the foregoing clauses (a) and (b), to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12 Fixed Charge Coverage Ratio.

(a) During any FCCR Test Period, the Company will not permit the Fixed Charge Coverage Ratio, as of the last day of any period of four fiscal quarters ending during such FCCR Test Period, to be less than one (1.0) to one (1.0).

(b) Notwithstanding anything to the contrary contained in Article VII, in the event that the Company fails (or, but for the operation of this Section 6.12(b), would fail) to comply with the requirements of the Fixed Charge Coverage Ratio set forth in Section 6.12(a) (the “Financial Performance Covenant”), until the expiration of the 10th day subsequent to the date the Compliance Certificate calculating compliance with Section 6.12(a) is required to be delivered pursuant to Section 5.01(d) (or, in the case of the initial calculation of the Financial Performance Covenant during any applicable computation period, the 10th day subsequent to the commencement of such computation period) (such period to the extent the Company is not in compliance with the Financial Performance Covenant, a “Cure Period”), the Company shall have the right to issue Equity Interests for cash or otherwise receive cash contributions to its capital (collectively, the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments: (i) EBITDA shall be increased for the last fiscal quarter of the applicable computation period, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount and (ii) if, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of the Financial Performance Covenant, then the Company shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been (or would have been) no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. The Cure Amount shall be applied to such fiscal quarter in each subsequent computation period that includes such fiscal quarter. Notwithstanding anything herein to the contrary,

(i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) there shall not be more than four Cure Rights during the term of this Agreement, and (iii) for purposes of this Section 6.12(b), the Cure Amount in respect of any fiscal quarter shall be no greater than the lesser of (A) the amount required for purposes of complying with the Financial Performance Covenant, and (B) $75,000,000.

ARTICLE VII

Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) fifteen (15) days after the earlier of any Financial Officer of a Loan Party’s actual knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10, 5.11 or 5.13 of this Agreement or (ii) thirty (30) days after the earlier of any Financial Officer of a Loan Party’s actual knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party or Subsidiary shall fail to make any payment of principal or interest in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;

(h) (i) other than with respect to any Person organized under the laws of Belgium, the laws of Germany or the laws of Switzerland, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, administration, receivership, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a liquidator, receiver, interim receiver, monitor, trustee, administrator, custodian, sequestrator, conservator or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered, (ii) a Belgian Insolvency Event shall occur in respect of any Belgian Loan Party, (iii) a German Insolvency Event shall occur in respect of any German Loan Party or (iv) a Swiss Insolvency Event shall occur in respect of any Swiss Loan Party;

(i) any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or file any petition or proposal seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a liquidator, receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of Thirty Million U.S. Dollars ($30,000,000) (in each case to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, satisfied or bonded, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any “event of default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) the Loan Guarantee shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guarantee, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guarantee to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guarantee to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Sections 10.08 or 11.08;

(p) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid Lien in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien;

(q) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(r) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or any Loan Party or any other Person thereto (other than an Agent, a Lender, an Issuing Bank, or a Person to whom Banking Services Obligations or Swap Obligations are owed) shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Agents.

SECTION 8.01 Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the European Agent as its agent and authorizes such Agent to take such actions on its behalf, including execution and amendment of the other Loan Documents (including, without limitation, intercreditor and subordination agreements), and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to each Agent, as applicable, any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Agents and the Lenders (including the Swingline Lenders and the Issuing Banks), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent or the European Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not an Agent hereunder.

SECTION 8.03 Duties and Obligations. The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the applicable Agent.

SECTION 8.04 Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Actions through Sub-Agents. Each Agent may perform any and all of their duties and exercise their rights and powers by or through any one or more sub-agents appointed by such Agent. The applicable Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

SECTION 8.06 Resignation.

(a) Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as an Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the such Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of such Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, provided that (A) all payments required to be made hereunder or under any other Loan Document to the retiring Agent for the account of any Person other than such Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the retiring Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of any Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent and in respect of the matters referred to in the proviso under clause (i) above.

(b) For purposes of any Belgian Collateral Document or any other right of pledge governed by the laws of Belgium, any resignation by the European Agent is not effective with respect to its rights under the Parallel Debt until all rights and obligations under the Parallel Debt have been assigned and assumed to the successor agent. The European Agent will reasonably cooperate in transferring its rights and obligations under the Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights under any Belgian Collateral Document or any Collateral Document governed by the laws of Belgium to such successor agent.

SECTION 8.07 Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of any Agent; (ii) such Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that such Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, such Lender (A) will hold each Agent and any such other Person preparing a Report harmless from any action such Lender may take or conclusion such Lender may reach or draw from any Report in connection with any extension of credit that such Lender has made or may make to the Borrower, or such Lender’s participation in, or such Lender’s purchase of, a Loan or Loans; and (B) will pay and protect, and indemnify, defend, and hold each Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by such Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through such Lender.

SECTION 8.08 Other Titles. None of the Lenders, if any, identified in this Agreement as Joint Lead Arranger, Joint Bookrunner, Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Joint Lead Arranger, Joint Bookrunner, Syndication Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Agents in the preceding paragraph.

SECTION 8.09 Not Partners or Co-Venturers; Agents as Representative of the Secured Parties; German Collateral Documents; Swiss Collateral Documents; Parallel Debt.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender. The Agents shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, each Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes each Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Agents) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agents for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, each Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of such Agent on behalf of the Secured Parties.

(c) In relation to the German Collateral Documents the following additional provisions shall apply:

(i) Each Secured Party authorizes European Agent to enter into each of the German Collateral Documents to which it is a party and to take all action contemplated by such documents. Any reference in this clause (d) to the Administrative Agent shall also mean J.P. Morgan Europe Limited, in its capacity as European Agent with respect to the German Collateral Documents. The European Agent with respect to the part of the Collateral secured pursuant to the German Collateral Documents or any other security interest in Collateral created under German law (“German Collateral”) shall:

(A) hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties: and

(B) hold, administer and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the European Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(ii) With respect to the German Collateral, each Secured Party hereby authorizes and grants a power of attorney, and each future Secured Party by becoming a party to this Agreement in accordance with Clause 9.04 of this Agreement authorizes and grants a power of attorney (Vollmacht) to the European Agent (whether or not by or through employees or agents) to:

(A) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Collateral Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Document or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;

(B) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Collateral Documents or any other agreement related to such German Collateral;

(C) realise such German Collateral in accordance with the German Collateral Documents or any other agreement securing such German Collateral;

(D) make and receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Collateral Documents or any other agreement securing the German Collateral;

(E) take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Documents; and

(F) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Collateral Documents together with such powers and discretions as are reasonably incidental thereto.

(iii) Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any Loan Document, the relationship of the Secured Parties to the European Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(iv) Each Secured Party hereby ratifies and approves, and each future Secured Party by becoming a party to this Agreement in accordance with Clause 9.04 of this Agreement, ratifies and approves, all acts and declarations previously done by the European Agent on such Person’s behalf (including, for the avoidance of doubt, the declarations made by the European Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise); and

(v) For the purpose of performing its rights and obligations as European Agent and to make use of any authorization granted under the German Collateral Documents each Secured Party hereby authorizes, and each future Secured Party by becoming a party to this Agreement in accordance with Clause 9.04 of this Agreement authorizes, the European Agent to act as its agent (Stellvertreter), and releases the European Agent from any restrictions on representing several Persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The European Agent has the power to grant sub-power of attorney, including the release from the restrictions of Section 181 of the German Civil Code.

(d) With relation to the Swiss Collateral Documents the following additional provisions shall apply:

(i) the European Agent with respect to the part of the Collateral secured pursuant to the Swiss Collateral Documents or any other security interest in Collateral created under Swiss law (“Swiss Security”) (and each agent or sub-agent or attorney-in-fact appointed by the European Agent from time to time pursuant to Section 8.05 and/or any successor collateral agent appointed from time to time pursuant to Section 8.06 shall accept, hold, administer and, as the case may be, enforce or release:

(A) any Swiss Security of accessory (akzessorische) nature;

(B) the benefit of this Section; and

(C) any proceeds of such Swiss Security,

acting in its own name and as representative (direkter Stellvertreter) in the name and for account of each of the other Secured Parties;

(ii) the European Agent (and each agent or sub-agent or attorney-in-fact appointed by the European Agent from time to time pursuant to Section 8.05 and/or any successor collateral agent appointed from time to time pursuant to Section 8.06 and/or any supplemental agent appointed from time to time) shall accept, hold, administer and, as the case may be, enforce or release:

(A) any Swiss Security of non-accessory (nicht akzessorische) nature;

(B) with respect to the Parallel Debt only, any Swiss Security of accessory (akzessorische) nature;

(C) the benefit of this Section and, as applicable, of the Parallel Debt; and

(D) any proceeds of such Swiss Security,

as fiduciary (treuhänderisch) in its own name or, with respect to the Parallel Debt, as creditor in its own right and not as a representative of the other Secured Parties, but for the benefit of all Secured Parties;

(iii) each present and future Secured Party (other than the European Agent) hereby appoints, instructs and authorizes the European Agent (and each agent or sub-agent or attorney-in-fact appointed by the European Agent from time to time pursuant to Section 8.05 and/or any successor collateral agent appointed from time to time pursuant to Section 8.06 and/or any supplemental agent appointed from time to time) to accept, hold, administer and, as the case may be, enforce or release the Swiss Security, the benefit of sub-paragraphs (i) and (ii) above and, as applicable, of the Parallel Debt and any proceeds of such Swiss Security as set out in sub-paragraphs (i) and (ii) above and in the respective Swiss Collateral Documents constituting the Swiss

Security, and the European Agent (and each agent or sub-agent or attorney-in-fact appointed by the European Agent from time to time pursuant to Section 8.05 and/or any successor collateral agent appointed from time to time pursuant to Section 8.06 and/or any supplemental agent appointed from time to time) hereby accepts such appointment; and

(iv) each present and future Secured Party (other than the European Agent) hereby instructs and authorizes the European Agent (and each agent or sub-agent or attorney-in-fact appointed by the European Agent from time to time pursuant to Section 8.05 and/or any successor collateral agent appointed from time to time pursuant to Section 8.06 and/or any supplemental agent appointed from time to time) in its own name and/or in the name of such Secured Party as its representative (direkter Stellvertreter), as the case may be to give effect to this paragraph, to enter into, amend, replace, rescind or terminate any Swiss Collateral Document or other document constituting the Swiss Security, to exercise any rights and perform any obligations thereunder and to make and accept all declarations and take all actions it considers necessary or useful in connection with any Swiss Security on behalf of such Secured Party (other than the European Agent).

(e) Parallel Debt. Each Foreign Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the European Agent amounts equal to any amounts owing from time to time by such Foreign Loan Party to any Secured Party under this Agreement, any other Loan Document or other relevant document pursuant to any Corresponding Obligations as and when those amounts are due under any Loan Document or other relevant document (such payment undertakings under this Section 8.09(e) and the obligations and liabilities resulting therefrom being the “Parallel Debt”).

(i) The European Agent shall have its own independent right to demand and receive payment of the Parallel Debt by the European Loan Parties. Each Foreign Loan Party and the European Agent acknowledge that the obligations of each Foreign Loan Party under this Section 8.09(e) are several, separate and independent from, and shall not in any way limit or affect, the Corresponding Obligations nor shall the amount for which each Foreign Loan Party is liable under Section 8.09(e) be limited or affected in any way by its Corresponding Obligations, provided that:

(A) the Parallel Debt shall be decreased to the extent that the Corresponding Obligations have been irrevocably paid or discharged (other than, in each case, contingent obligations);

(B) the Corresponding Obligations shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

(C) the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Obligations;

(D) the Parallel Debt will be payable in the currency or currencies of the Corresponding Obligations; and

(E) for the avoidance of doubt the Parallel Debt will become due and payable at the same time when the Corresponding Obligations becomes due and payable.

(ii) The security granted under any German Collateral Document and Belgian Collateral Document with respect to Parallel Debt is granted to the European Agent in its capacity as sole creditor of the Parallel Debt.

(iii) Without limiting or affecting the European Agent’s rights against any Foreign Loan Party (whether under this Agreement or any other Loan Document), each Foreign Loan Party acknowledges that:

(A) nothing in this Agreement shall impose any obligation on the European Agent to advance any sum to any Foreign Loan Party or otherwise under any Loan Document; and

(B) for the purpose of any vote taken under any Loan Document, the European Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.

(iv) The parties to this Agreement acknowledge and confirm that the parallel debt provisions contained herein shall not be interpreted so as to increase the maximum total amount of the Secured Obligations.

(v) The Parallel Debt shall remain effective in case a third Person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any of the other Loan Documents, be it by virtue of assignment, assumption or otherwise.

(vi) All monies received or recovered by the European Agent pursuant to this Agreement and all amounts received or recovered by the European Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with Section 2.18 of this Agreement.

(vii) For the purpose of this Section 8.09(e) the European Agent acts in its own name and on behalf of itself and not as agent, trustee or representative of any other Secured Party.

ARTICLE IX

Miscellaneous.

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Aleris International, Inc.

25825 Science Park Drive

Suites 150, 200, 250, 255, 300, and 400

Beachwood, Ohio 44122

Attention: Christopher R. Clegg, General Counsel

Facsimile No: (216) 937-0337

Email: Chris.Clegg@aleris.com

(ii) if to any Agent, any Issuing Bank or any Swingline Lender, to:

JPMorgan Chase Bank, N.A.

1300 E. Ninth Street

Cleveland, Ohio

Attention: Aleris Account Manager

Facsimile No: (216) 781-2071

Email: mac.a.banas@chase.com

And, in the case of a notice to European Agent, to:

J.P. Morgan Europe Limited

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

Attention: Tim Jacob

Facsimile No.: +44 (0)20 3493 1365

Email: timothy.i.jacob@jpmorgan.com

And, in the case of any European Credit Event, to:

J.P. Morgan Europe Limited

Loans Agency 6th Floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

Attention: Loans Agency

Facsimile No.: +44 (0)20 7777 2360

Email: Loan_and_agency_london@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.

1300 E. Ninth Street

Cleveland, Ohio

Attention: Aleris Account Manager

Facsimile No: (216) 781-2071

Email: mac.a.banas@chase.com

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, provided, that the default interest rate specified in Section 2.13(d) may be postponed, delayed, reduced waived or modified with the consent of the Required Lenders, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in, or otherwise amend or modify the definitions of, Belgian Borrowing Base, Domestic Borrowing Base, German Borrowing Base A, German Borrowing Base B or Swiss Borrowing Base, or add new categories of eligible assets, or otherwise amend or modify the definitions of Eligible Accounts, Eligible Inventory or Eligible Unbilled Accounts, in each case in a manner which would increase any applicable Borrowing Base without the written consent of the Supermajority Lenders, (vi) change any of the provisions of this Section or the definitions of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender), (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Loan Guarantor from its obligation under its Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents, including with respect to a sale, disposition or dissolution of a Loan Guarantor permitted herein), without the written consent of each Lender (other than any Defaulting Lender), (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender), or (x) amend or modify the definition of “Agreed Currency” without the consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the

Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lenders). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) The Lenders and the Issuing Banks hereby irrevocably authorize each Agent, at its option and in its sole discretion, to release any Liens granted to such Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to each Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agents may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes one hundred percent (100%) of the Equity Interests of a Subsidiary, the Agents are authorized to release any Loan Guarantee provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to Article VII. The Lenders and the Issuing Banks agree that any release of Liens as described above may be automatic to the extent provided in the Collateral Documents and, at the request and sole expense of the Loan Parties, the applicable Agent is hereby authorized to execute and deliver to the Loan Parties all releases or other documents reasonably requested to evidence the release of such Liens. Except as provided in the first sentence of this section, the Agents will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Agents may in the discretion of the Administrative Agent, release its Liens on Collateral valued in the aggregate not in excess of Five Million U.S. Dollars ($5,000,000) during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by an Agent of documents in connection with any such release shall be without recourse to or warranty by such Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Banks shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04 (with the Loan Parties or replacement lender responsible for paying any applicable processing and recordation fee), and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall, jointly and severally, but subject to the limitations set forth in Sections 9.19, 11.14, 11.15 and 11.16, pay all (i) reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for each Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) documented out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agents, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) subject to Section 5.12, appraisals and insurance reviews;

(ii) subject to Section 5.12, field examinations and the preparation of Reports based on the fees charged by a third party retained by any Agent or the internally allocated fees for each Person employed by any Agent with respect to each field examination (including field examination fees equal to One Hundred and Twenty Five U.S. Dollars ($125) per hour per examiner as of the Effective Date, plus out-of-pocket expenses);

(iii) Taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens;

(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c). This Section 9.03(a) is subject to the limitations set forth in Sections 9.19, 11.14, 11.15 and 11.16.

(b) The Loan Parties shall, jointly and severally, but subject to the limitations set forth in Sections 9.19, 11.14, 11.15 and 11.16, indemnify the Agents, the Joint Lead Arrangers, the Joint Bookrunners, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to any Agent (or any sub-agent thereof), any Swingline Lender or any Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section (and without limiting their obligation to do so), each Lender severally agrees to pay to the applicable Agent, the applicable Swingline Lender or the applicable Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the applicable Swingline Lender or the applicable Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly, and in any event not later than 5 days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, provided, that no such consent shall be given if, after giving effect to the respective assignment, the number of Lenders under this Agreement which are not Swiss Qualifying Banks would exceed ten (10)) of:

(A) the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender (if such Affiliate is a Swiss Qualifying Bank), or, if a Specified Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Issuing Banks; and

(D) the Swingline Lenders.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than Five Million U.S. Dollars ($5,000,000) unless each of the Borrower Representative and the

Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of Three Thousand Five Hundred U.S. Dollars ($3,500);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) after giving effect to any each assignment (or any concurrent related assignments), each Lender that is party to such assignment(s) (collectively with each such Lender’s respective Affiliates) shall hold Revolving Commitments that are ratable with respect to allocation of the Domestic Revolving Subcommitments and the European Revolving Subcommitments such that, for the avoidance of doubt, each such Lender’s (collectively with each such Lender’s respective Affiliates’) pro rata share of the Domestic Revolving Subcommitments and the European Revolving Subcommitments are equal.

For the purposes of this Section 9.04(b), the term “Ineligible Institution” has the following meanings:

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than Twenty Five Million U.S. Dollars ($25,000,000) and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such

Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Subject to paragraph (b) above, no Lender shall enter into any any arrangement with another person under which such Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:

(i) the relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or an obligor);

(ii) the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(iii) the other person will under no circumstances (other than permitted transfers and assignments under paragraph (a) above) (y) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, any Borrower under or in relation to this Agreement.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. In respect of (i) the Belgian Borrower, the Belgian Guarantee Limitations shall apply if and to the extent applicable, (ii) any German Borrower, the German Guarantee Limitations shall apply if and to the extent applicable and (iii) the Swiss Borrower, the Swiss Guarantee Limitations shall apply if and to the extent applicable. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. This Section 9.08 shall be subject to the limitations set forth in Sections 9.19, 11.14, 11.15 and 11.16.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Loan Party irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Loan Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Loan Party until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Loan Party hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. Each Foreign Loan Party hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d). Each Foreign Loan Party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Loan Party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Loan Party. To the extent any Foreign Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Loan Party hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of each Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Company and its Subsidiaries, (i) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 9.12, (j) to any rating agency when required by it, provided that prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information received by it from such Person, and (k) solely to the extent necessary for inclusion in league table measurements or other similar advertising or marketing materials. For the purposes of this Section, “Information” means all information received from the Company and its Subsidiaries relating to them or their business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company or any of its Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company and its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither an Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15 Disclosure. Each Loan Party, each Lender and each Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agents and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than an Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the applicable Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, Syndication Agent, Co-Documentation Agent, Joint Lead Arrangers, Joint Bookrunners and Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Agents, Syndication Agent, Co-Documentation Agent, Joint Lead Arrangers, Joint Bookrunners, Lenders and their Affiliates, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents, Syndication Agent, Co-Documentation Agent, Joint Lead Arrangers, Joint Bookrunners, Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Agent, Syndication Agent, Co-Documentation Agent, Joint Lead Arranger, Joint Bookrunner, Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of an Agent or a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Agents, Syndication Agent, Co-Documentation Agent, Joint Lead Arrangers, Joint Bookrunners, Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Agent, Syndication Agent, Co-Documentation Agent, Joint Lead Arranger, Joint Bookrunner, Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Agents, Syndication Agent, Co-Documentation Agent, Joint Lead Arrangers, Joint Bookrunners, Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19 Limitation on Subsidiaries. Notwithstanding anything in this Agreement (including, without limitation, Article X and XI) to the contrary, (i) no Foreign Subsidiary, or any Domestic Subsidiary owned directly or indirectly by a Foreign Subsidiary, shall be the primary obligor or guarantor (pursuant to Section 10.01, Section 11.01 or otherwise) or pledgor of any assets or otherwise responsible for, in each case, any Secured Obligations incurred by or on behalf of any Domestic Loan Party, (ii) no Foreign Subsidiary or any Domestic Subsidiary owned directly or indirectly by such Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Secured Obligations incurred by or on behalf of, any Domestic Loan Party and (iii) neither the Borrower nor any Subsidiary shall be required to pledge more than sixty five percent (65%) of the stock of any Foreign Subsidiary to secure any Domestic Secured Obligations.

SECTION 9.20 Marketing Consent. The Borrowers hereby authorize Chase and its affiliates (including without limitation J.P. Morgan Securities LLC) (collectively, the “Chase Parties”), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies Chase in writing that such authorization is revoked.

ARTICLE X

Loan Guarantee of Domestic Loan Parties

SECTION 10.01 Guarantee. Each Loan Guarantor that is a Domestic Loan Party (each reference to Loan Guarantors in this Article X being limited to such Domestic Loan Parties) (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by any Agent, any Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Domestic Guaranteed Obligations”; provided, however, that the definition of “Domestic Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Domestic Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Domestic Guaranteed Obligations.

SECTION 10.02 Guarantee of Payment. This Loan Guarantee is a guarantee of payment and not of collection. Each Loan Guarantor waives any right to require any Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Domestic Guaranteed Obligations (each, a “Domestic Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Domestic Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guarantee. To the fullest extent permitted under applicable law:

(i) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Domestic Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Domestic Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Domestic Obligated Party liable for any of the Domestic Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Domestic Obligated Party or their assets or any resulting release or discharge of any obligation of any Domestic Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Domestic Obligated Party, any Agent, any Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(ii) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Domestic Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Domestic Obligated Party, of the Domestic Guaranteed Obligations or any part thereof.

(iii) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Domestic Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Domestic Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Domestic Guaranteed Obligations or any obligations of any other Domestic Obligated Party liable for any of the Domestic Guaranteed Obligations; (iv) any action or failure to act by any Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Domestic Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Domestic Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Domestic Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Domestic Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any other Loan Guarantor or any other Domestic Obligated Party, other than the indefeasible payment in full in cash of the Domestic Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Domestic Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Each Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Domestic Guaranteed

Obligations, compromise or adjust any part of the Domestic Guaranteed Obligations, make any other accommodation with any Domestic Obligated Party or exercise any other right or remedy available to it against any Domestic Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guarantee except to the extent the Domestic Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Domestic Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Domestic Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agents, the Issuing Banks and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Domestic Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Banks and the Lenders are in possession of this Loan Guarantee. If acceleration of the time for payment of any of the Domestic Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Domestic Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Domestic Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guarantee, and agrees that neither the Agents, the Issuing Banks nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 [Reserved].

SECTION 10.09 Taxes. Each payment of the Domestic Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), any Agent, Lender or any Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10 Maximum Liability. Notwithstanding any other provision of this Loan Guarantee, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guarantee, any other agreement or applicable law shall be taken into account.

SECTION 10.11 Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guarantee (a “Domestic Guarantor Payment”) which, taking into account all other Domestic Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Domestic Guaranteed Obligations satisfied by such Domestic Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Domestic Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Domestic Guarantor Payment, then, following indefeasible payment in full in cash of the Domestic Guarantor Payment and the Domestic Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Domestic Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guarantee.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Domestic Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other

Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article X hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Loan Guarantee in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under any Loan Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

Loan Guarantee of Foreign Loan Parties

SECTION 11.01 Guarantee. Subject to Sections 11.14, 11.15 and 11.16 hereof, each Loan Guarantor that is a Foreign Loan Party (each reference to Loan Guarantors in this Article XI being limited to such Foreign Loan Parties) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Foreign Secured Obligations, and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by any Agent, any Issuing Bank and the Lenders in endeavoring to collect all or any part of the Foreign Secured Obligations from, or in prosecuting any action against, any Foreign Borrower, any Loan Guarantor or any other guarantor of all or any part of the Foreign Secured Obligations (such costs and expenses, together with the Foreign Secured Obligations, collectively the “Foreign Guaranteed Obligations”; provided, however, that the definition of “Foreign Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Foreign Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Foreign Guaranteed Obligations.

SECTION 11.02 Guarantee of Payment. This Loan Guarantee is a guarantee of payment and not of collection. Each Loan Guarantor waives any right to require any Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Foreign Guaranteed Obligations (each, a “Foreign Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Foreign Guaranteed Obligations.

SECTION 11.03 No Discharge or Diminishment of Loan Guarantee.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Foreign Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Foreign Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Foreign Obligated Party liable for any of the Foreign Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Foreign Obligated Party or their assets or any resulting release or discharge of any obligation of any Foreign Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Foreign Obligated Party, any Agent, any Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Foreign Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Foreign Obligated Party, of the Foreign Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Foreign Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Foreign Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Foreign Guaranteed Obligations or any obligations of any other Foreign Obligated Party liable for any of the Foreign Guaranteed Obligations; (iv) any action or failure to act by any Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Foreign Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Foreign Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Foreign Guaranteed Obligations).

SECTION 11.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Foreign Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Foreign Obligated Party, other than the indefeasible payment in full in cash of the Foreign Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Foreign Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Each Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Foreign Guaranteed Obligations, compromise or adjust any part of the Foreign Guaranteed Obligations, make any other accommodation with any Foreign Obligated Party or exercise any other right or remedy available to it against any Foreign Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guarantee except to the extent the Foreign Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Foreign Obligated Party or any security.

SECTION 11.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Foreign Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agents, the Issuing Banks and the Lenders.

SECTION 11.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Foreign Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Banks and the Lenders are in possession of this Loan Guarantee. If acceleration of the time for payment of any of the Foreign Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Foreign Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 11.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Foreign Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guarantee, and agrees that neither the Agents, the Issuing Banks nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 11.08 [Reserved].

SECTION 11.09 Taxes. Each payment of the Foreign Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), any Agent, Lender or any Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 11.10 Maximum Liability. Notwithstanding any other provision of this Loan Guarantee, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guarantee, any other agreement or applicable law shall be taken into account.

SECTION 11.11 Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guarantee (a “Foreign Guarantor Payment”) which, taking into account all other Foreign Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Foreign Guaranteed Obligations satisfied by such Foreign Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Foreign Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Foreign Guarantor Payment, then, following indefeasible payment in full in cash of the Foreign Guarantor Payment and the Foreign Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Foreign Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 11.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 11.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guarantee.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 11.11 shall be exercisable upon the full and indefeasible payment of the Foreign Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 11.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 11.13 Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article XI hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party that is a Loan Guarantor under this Article XI to honor all of its obligations under this Loan Guarantee in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13 or otherwise under this Loan Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article XI intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party that is a Loan Guarantor under this Article XI for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. This Section 11.13 is subject to the limitations set forth in Section 9.19.

SECTION 11.14 Belgian Guarantee Limitations. The Guarantee given by any Belgian Loan Party under this Article XI shall not include any liability which, if incurred, would constitute illegal financial assistance (as determined in Article 329, Article 430 or Article 629 of the Belgian Company Code) nor any liability, which, if incurred, and if and to the extent Article 320, Article 429 or Article 617 of the Belgian Company Code would be applicable to the performance and the enforcement of the Guarantee, would constitute unlawful distribution of profits (and thus an unlawful affectation of the Net Assets of such Belgian Loan Party within the meaning of Article 320, Article 429 or Article 617 of the Belgian Company Code).

The Guarantee given by any Belgian Loan Party under this Article XI shall be limited, at any time, to a maximum amount (the “Maximum Amount”) equal to the greater of:

(a) the aggregate amount of (i) the amounts borrowed by such Belgian Loan Party under this Agreement, outstanding at any given time between the Effective Date and the date on which the demand is made on such Belgian Loan Party under this Article XI, and (ii) the highest level of On-Lending to such Belgian Loan Party and their Subsidiaries between the Effective Date and the date on which a demand is made on such Belgian Loan Party under this Article XI;

(b) an amount equal to 90% of the Net Assets of such Belgian Loan Party calculated on the basis of the latest available audited annual accounts of such Belgian Loan Party as of the Effective Date; and

(c) an amount equal to 90% of the Net Assets of such Belgian Loan Party calculated on the basis of the latest available audited annual accounts of such Belgian Loan Party at the date on which a demand is made on it under this Article XI;

it being understood that any payment by such Belgian Loan Party under this Article XI shall be reduced from the Maximum Amount accordingly.

For purposes of this Section 11.14, (i) “Net Assets” means netto actief/actif net as defined in Article 320, Article 429 or Article 617 of the Belgian Company Code, it being understood that any debt owed by any Belgian Loan Party to another member of the Group will not be taken into account for the purpose of calculating such Belgian Loan Party’s Net Assets and, in the event of a dispute on the amount of Net Assets, a certificate of such amount from the statutory auditors of such Belgian Loan Party (or, if these are not available, an independent firm of accountants of international reputation) shall be conclusive, save in case of manifest error; and (ii) “On-Lending” means, without double counting, the aggregate amount of all Loans drawn by any Borrower (other than a Belgian Loan Party) under this Agreement and made available by such Borrower, directly or indirectly, to a Belgian Loan Party or any of its Subsidiaries.

SECTION 11.15 German Guarantee Limitations.

(a) Limitation. Each Agent agrees to restrict the enforcement of the guarantee or any indemnity granted by each German Loan Party incorporated as a German limited liability company (GmbH) (a “German GmbH Loan Party”) pursuant to this Agreement and any joint and several liability assumed hereunder (together, the “Security”) if and to the extent that (i) such guarantee or indemnity secures any liabilities of such German GmbH Loan Party’s direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any of such German GmbH Loan Party’s Subsidiaries and, for the avoidance of doubt, such German GmbH Loan Party’s own liabilities) and (ii) the enforcement of such guarantee or indemnity would cause the amount of such German GmbH Loan Party’s net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of Sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”). For the purpose of this clause, net assets shall include all assets of the German GmbH Loan Party (the calculation of such assets shall include all items set forth in section 266 para 2 A (except to the extent that they are subject to the restrictions on distribution set forth in section 268 (8) of the German Commercial Code (Handelsgesetzbuch)), B, and C of the German Commercial Code (Handelsgesetzbuch)) less the German GmbH Loan Party’s liabilities (the calculation of which shall include all items set forth in section 266 para 3 A II, III (as regards II and III to the extent no reversal of reserves is possible (soweit keine Rücklagen aufgelöst werden können)), IV (to the extent losses are carried forward (soweit Verluste vorgetragen werden)) and V (to the extent there is an annual net loss (soweit ein Jahresfehlbetrag besteht)), B, C, D and E (to the extent that they would trigger a distribution block (Ausschüttungssperre) of the German Commercial Code (Handelsgesetzbuch)). For the purposes of the calculation of a Capital Impairment for any German GmbH Loan Party, the following balance sheet items shall be adjusted as follows: (a) the amount of any increase of such German GmbH Loan Party’s registered share capital after the date of this Agreement that has been effected without prior written consent of the Administrative Agent shall be deducted from such German GmbH Loan Party’s registered share capital; (b) loans provided to such German GmbH Loan Party shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law, in each case pursuant to Section 39(1) number 5 or Section 39(2) of the German Insolvency Code (InsO); (c) loans or other contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded; and (d) the net assets shall take into account the costs of the Auditor’s Determination (as defined below) either as a reduction of assets or an increase of liabilities.

(b) Disposal of Relevant Assets. In a situation where any German GmbH Loan Party would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, such German GmbH Loan Party shall dispose of all assets, to the extent legally permitted and to the extent necessary to satisfy the amounts demanded under the Security granted by such German GmbH Loan Party which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of such German GmbH Loan Party with a book value which is significantly lower than the market value of such assets, unless such disposal would not be commercially justifiable, provided that the Agents consent to the fact that a disposal would not be commercially justifiable.

(c) Management Notification/Auditor’s Determination.

(i) The limitation pursuant to this Section 11.15 shall apply, subject to the following requirements, if, following a notice by any Agent that it intends to enforce any guarantee or indemnity or a demand by any Agent under any such guarantee or indemnity, the applicable German GmbH Loan Party notifies the Administrative Agent (“Management Notification”) within fifteen (15) Business Days upon receipt of the relevant notice or demand that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing prima facie evidence that a realisation or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment); provided that until and including the earlier of (x) the date falling ten (10) Business Days after the notice or demand of any Agent regarding the enforcement of any Security and (y) the date of delivery of the Management Notification to the Administrative Agent, the right to enforce such Security (whether in full or in part) shall be suspended.

(ii) If the Management Notification is contested by the Administrative Agent, the Agents shall nevertheless be entitled to enforce any guarantee or indemnity granted under this Agreement up to such amount, which is, based on the Management Notification, undisputed between itself and the applicable German GmbH Loan Party. In relation to the amount which is in dispute, the applicable German GmbH Loan Party undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under the Security would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the applicable German GmbH Loan Party in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The applicable German GmbH Loan Party shall provide the Auditor’s Determination to the Administrative Agent within thirty (30) days (or such longer period as has been agreed between the Borrower Representative and the Administrative Agent) from the date on which the Administrative Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the applicable German GmbH Loan Party and the Agents.

(iii) If, and to the extent that, any guarantee or indemnity has been enforced without regard to the limitation set forth in this Section 11.15 because the amount of the available net assets or liquidity pursuant to the Auditor’s Determination is lower than the amount stated in the Management Notification, the applicable Agent shall upon written demand of the applicable German GmbH Loan Party to the applicable Agent repay any amount (if and to the extent already paid to such Agent) up to and including the amount calculated in the Auditor’s Determination in accordance with this Section 11.15, provided such demand for repayment is made to the applicable Agent within six (6) months (Ausschlussfrist) from the date such Security has been enforced.

(iv) If pursuant to the Auditor’s Determination the amount of the available net assets or liquidity is higher than set out in the Management Notification, the Agents shall be entitled to enforce the guarantee or indemnity.

(d) Exceptions. Notwithstanding the above, the limitations pursuant to this Section 11.15 shall not apply to any German GmbH Loan Party:

(i) if, at the time of the enforcement of the guarantee granted hereunder, or after such enforcement, the limitations set out in Section 11.15 (a) are (due to a change in law or applicable court rulings or otherwise) no longer required in order to protect the managing director(s) of the German GmbH Loan Party from being personally liable for such obligation according to section 31 of the German Limited Liability Companies Act (GmbH-Gesetz).

(ii) if such German GmbH Loan Party is party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG) with the primary obligor of the guaranteed obligation as dominating entity;

(iii) if such German GmbH Loan Party has a recourse right (Rückgewähranspruch) pursuant to Section 30, paragraph 1, sentence 2 of the German Limited Liability Company Act (GmbHG) which is fully recoverable (werthaltig);

(iv) if such German GmbH Loan Party fails to deliver the Management Notification and/or the Auditor’s Determination pursuant to this Section 11.15 in the required timeframe, unless such German GmbH Loan Party proves in a court proceeding that the disputed amount is necessary for maintaining its registered share capital; or

(v) to any amounts borrowed under the Loan Documents to the extent the proceeds of such borrowing are on-lent to such German GmbH Loan Party or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against such German GmbH Loan Party and the repayment of such loans as a result of such on-lending is not prohibited by law.

SECTION 11.16 Swiss Guarantee Limitations.

(a) If and to the extent that a Loan Party incorporated in Switzerland (for purposes of this Section 11.16 a “Swiss Company”) is liable under this Article II or any other provision of this Agreement or any other Loan Document for, or with respect to, obligations other than obligations of one of its fully-owned direct or indirect subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) and if complying with such obligations would be restricted under then applicable corporate law of Switzerland (for purposes of this Section 11.16 the “Restricted Obligations”), then the aggregate liability of the Swiss Company for Restricted Obligations shall be limited to the amount permitted to be paid under applicable Swiss law at the time or times the Swiss Company is required to perform under this Agreement or any other Loan Document (for purposes of this Section 11.16 the “Maximum Amount”); provided that such limitation shall not (generally or definitively) free the Swiss Company from its obligations in excess of the Maximum Amount, but that it shall merely postpone the performance date of those obligations until such time or times as performance is again permitted.

(b) In case the Swiss Company who must make a payment in respect of Restricted Obligations is obliged to withhold Swiss withholding tax in respect of such payment, the Swiss Company shall:

(i) procure that such payments can be made without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii) if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss withholding tax at the rate of 35% (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (i) above applies for a part of the Swiss withholding tax only, deduct Swiss withholding tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration;

(iii) notify the Administrative Agent that such notification, or as the case may be, deduction has been made and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;

(iv) in the case of a deduction of Swiss withholding tax, use commercially reasonable efforts to ensure that any person other than a Lender, which is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction:

(A) request a refund of the Swiss withholding tax under applicable law (including tax treaties);

(B) pay to the applicable Agent upon receipt any amounts so refunded (net of directly related out-of-pocket costs); and

(C) if any Agent or a Lender is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment and if requested by the Agent, provide such Agent those documents that are required by law and applicable tax treaties to be provided by the payer of such tax in order to enable such Agent to prepare a claim for refund of Swiss withholding tax.

(c) If the Swiss Company is obliged to withhold Swiss withholding tax in accordance with Section 11.16(b) above, the Agents shall be entitled to further enforce the Swiss Company’s liabilities under this Agreement or another Loan Document up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss withholding tax were required, whereby such further enforcements shall always be limited to the Maximum Amount.

(d) If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow any Agent and any other Lender to obtain a maximum benefit under this Agreement or any other Loan Document, the Swiss Company shall promptly implement all such measures and/or to promptly procure the fulfillment of all prerequisites allowing the Swiss Company to promptly perform its obligations and make the (requested) payment(s) hereunder or under any other Loan Document from time to time, including the following:

(i) preparation of an up-to-date audited balance sheet of the Swiss Company;

(ii) confirmation of the auditors of the Swiss Company that the payable amount represents the Maximum Amount;

(iii) approval by a shareholders’ meeting of the Swiss Company of the capital distribution;

(iv) if the enforcement of Restricted Obligations would be limited due to the effects referred to in this Section 11.16, then the Swiss Company shall to the extent permitted by applicable law and under this Agreement and the other Loan Documents write up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Company’s business (nicht betriebsnotwendig); and

(v) all such other measures necessary to allow the Swiss Company to make the payments and perform the obligations agreed hereunder or any other Loan Document with a minimum of limitations.

ARTICLE XII

The Borrower Representative

SECTION 12.01 Appointment; Nature of Relationship.

The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Borrower Representative is authorized to request that proceeds of Domestic Revolving Loans and European Revolving Loans be credited or disbursed directly to specific Loan Parties and their Subsidiaries, as applicable, to reflect intercompany loans and advances permitted hereunder. The Agents and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.

SECTION 12.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 12.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 12.04 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 12.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 12.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 12.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month or week, as applicable, to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

SECTION 12.08 Belgian Ratification. Each Belgian Loan Party agrees, and hereby undertakes, to ratify and to confirm each decision taken or action performed by the Company on its behalf as Borrower Representative in the exercise or purported exercise of the powers granted pursuant to this Article XII, to the extent such ratification and confirmation is necessary under Belgian law to ensure the validity and the binding character vis-à-vis such Belgian Loan Party of the decision or action concerned.

SECTION 12.09 German Matters. For purposes of acting as representative of the Borrowers, each German Borrower hereby exempts the Borrower Representative from the restrictions imposed by Section 181 of the German Civil code (BGB).

ARTICLE XIII

Subordination of Intercompany Indebtedness

SECTION 13.01 Subordination of Intercompany Indebtedness. Each Loan Party agrees that any and all claims of such Loan Party against any Loan Party (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, unless an Event of Default has occurred and is continuing and the Administrative Agent has provided written notice to the Borrower Representative to stop such payments, such Loan Party may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Loan Party to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Loan Party, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties in those assets. No Loan Party shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Swap Agreement or any Banking Services Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, administration, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold pursuant to any such proceeding, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Loan Party (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Loan Party upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Secured Parties, such Loan Party shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Loan Party where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Loan Party as the property of the Secured Parties. If any such Loan Party fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. The subordination of Intercompany Indebtedness by any Belgian Loan Party pursuant to this Section 13.01 is for the benefit of the Secured Parties only.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

ALERIS INTERNATIONAL, INC., a Delaware corporation, as a Domestic Borrower

By:	/s/ Eric M. Rychel
Name:	Eric M. Rychel
Title:	EVP, CFO & Treasurer

ALERIS ROLLED PRODUCTS, INC., a Delaware Corporation, as a Domestic Borrower

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	President

ALERIS ROLLED PRODUCTS, LLC, a Delaware limited liability company, as a Domestic Borrower

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	President

ALERIS ROLLED PRODUCTS SALES CORPORATION, a Delaware corporation, as a Domestic Borrower

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	President

IMCO RECYCLING OF OHIO, LLC, a Delaware limited liability company, as a Domestic Borrower

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	President

Signature Page to Credit Agreement

ALERIS OHIO MANAGEMENT, INC., a Delaware corporation, as a Domestic Borrower

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	President

NICHOLS ALUMINUM LLC, a Delaware limited liability company, as a Domestic Borrower

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	President

Signature Page to Credit Agreement

ALERIS ALUMINUM DUFFEL BVBA, a private limited liability company organized under the laws of Belgium, as the Belgian Borrower

By:	/s/ Geert Vannuffelen
Name:	Geert Vannuffelen
Title:	Managing Director

Signature Page to Credit Agreement

ALERIS ROLLED PRODUCTS GERMANY GMBH, a company with limited liability organized under the laws of Germany, as a German Borrower

By:	/s/ Gerhard Trilling
Name:	Gerhard Trilling
Title:	Managing Director

Signature Page to Credit Agreement

ALERIS SWITZERLAND GMBH, a company with limited liability organized under the laws of Switzerland, as the Swiss Borrower,

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	Managing Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, an Issuing Bank and a Swingline Lender

By:	/s/ Marc A. Banas
Name:	Marc A. Banas
Title:	Authorized Officer

J.P. MORGAN EUROPE LIMITED, individually and as European Agent, an Issuing Bank and a Swingline Lender

By:	/s/ Tim Jacob
Name:	Tim Jacob
Title:	Senior Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., individually and as an Issuing Bank and a Lender

By:	/s/ John Yankauskas
Name:	John Yankauskas
Title:	Sr. Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Krista Mize
Name:	Krista Mize
Title:	Vice President

WELLS FARGO BANK (LONDON BRANCH), as a Lender

By:	/s/ NB Hogg
Name:	NB Hogg
Title:	Authorized Signatory

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ M. Sutton
Name:	M. Sutton
Title:	Vice President

Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, individually and as an Issuing Bank and a Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Michael Shannon
Name:	Michael Shannon
Title:	Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Signature Page to Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Brendan Mackay
Name:	Brendan Mackay
Title:	Vice President and Director

Signature Page to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gregory J. Hal
Name:	Gregory J. Hall
Title:	Senior Vice President

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Timothy W. Keneoly
Name:	Timothy W. Keneoly
Title:	Vice President

Signature Page to Credit Agreement

THE HUNTINGTON NATIONAL BANK

By:	/s/ Diana L. Rizzo
Name:	Diana L. Rizzo
Title:	VP

Signature Page to Credit Agreement

COMMITMENT SCHEDULE

Lender	Domestic Revolving Subcommitment	European Revolving Subcommitment	Aggregate Revolving Commitment
JPMorgan Chase Bank, N.A.	$135,000,000.00	0.00	$135,000,000.00
J.P. Morgan Europe Limited	$0.00	$67,500,000.00	$67,500,000.00 (subcommitment)
Bank of America, N.A.	$115,000,000.00	$57,500,000.00	$115,000,000.00
Barclays Bank PLC	$55,000,000.00	$27,500,000.00	$55,000,000.00
Deutsche Bank AG New York Branch	$55,000,000.00	$27,500,000.00	$55,000,000.00
Wells Fargo Bank, National Association	$55,000,000.00	0.00	$55,000,000.00
Wells Fargo Bank (London Branch)	$0.00	$27,500,000.00	$27,500,000.00 (subcommitment)
KeyBank National Association	$40,000,000.00	$20,000,000.00	$40,000,000.00
Credit Suisse AG, Cayman Islands Branch	$35,000,000.00	$17,500,000.00	$35,000,000.00
PNC Bank, National Association	$35,000,000.00	$17,500,000.00	$35,000,000.00
Citibank, N.A.	$25,000,000.00	$12,500,000.00	$25,000,000.00
Goldman Sachs Bank USA	$25,000,000.00	$12,500,000.00	$25,000,000.00
The Huntington National Bank	$25,000,000.00	$12,500,000.00	$25,000,000.00

Total	$600,000,000.00	$300,000,000.00	$600,000,000.00

Commitment Schedule